SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

THE BOEING COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 23, 2007

Dear Shareholder:

I am pleased to invite you to attend The Boeing Company’s 2007 Annual Meeting of Shareholders, which will be held on Monday, April 30, 2007, beginning at 10:00 a.m., Central time, in Chicago, Illinois. We will meet at The Field Museum, which is located at 1400 South Lake Shore Drive in Chicago.

Activities at the Annual Meeting will be limited to the items of business listed in the Notice of Annual Meeting of Shareholders. The following items of business will be presented:

(1)	election of eleven directors;

(2)	advisory vote on the appointment of the Company’s independent auditors; and

(3)	vote on nine shareholder proposals, if they are presented.

Your Board of Directors recommends a vote for the election of the nominees for director and approval of an advisory vote on the appointment of the Company’s independent auditors. The Board recommends a vote against each of the shareholder proposals. We will also report on the activities of the Company. You will have an opportunity to submit questions or comments on matters of interest to shareholders generally.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, I urge you to complete the proxy card and return it promptly.

Very truly yours,

W. James McNerney, Jr.

Chairman of the Board, President and Chief Executive Officer

THE BOEING COMPANY

Boeing Corporate Headquarters

100 North Riverside Plaza, Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	Monday, April 30, 2007, 10:00 a.m., Central time. Registration will begin at 8:30 a.m. The Annual Meeting will begin at 10:00 a.m. and conclude at 12:00 p.m.

PLACE	The Field Museum, 1400 South Lake Shore Drive, Chicago, Illinois 60605-2496.

AGENDA	1. Elect eleven persons to the Board of Directors for one-year terms expiring in 2008.
2. Cast an advisory vote on the appointment of Deloitte & Touche LLP as independent auditors.
3. Vote on shareholder proposal on disclosure of foreign military sales.
4. Vote on shareholder proposal on human rights policies.
5. Vote on shareholder proposal on disclosure of charitable contributions.
6. Vote on shareholder proposal on disclosure of political contributions.
7. Vote on shareholder proposal on separating the roles of CEO and chairman.
8. Vote on shareholder proposal on shareholder rights plans.
9. Vote on shareholder proposal on advisory vote on compensation discussion and analysis.
10. Vote on shareholder proposal on performance-based stock options.
11. Vote on shareholder proposal on recouping unearned management bonuses.
12. Transact any other business properly brought before the meeting.

RECORD DATE	You can vote if you were a shareholder at the close of business on March 1, 2007.

MEETING ADMISSION	Registered Shareholders. An admission ticket is attached to your proxy card. If you received proxy materials via the Internet, you may print an admission ticket from the Internet voting site. Please bring the admission ticket with you to the meeting.

Beneficial Shareholders. Shareholders whose stock is held by a broker or bank (often referred to as “holding in street name”) should come to the beneficial shareholders table. In order to be admitted, beneficial shareholders must bring account statements or letters from their brokers or banks showing that they owned Boeing stock as of March 1, 2007. In order to vote at the meeting, beneficial shareholders must bring legal proxies, which they can obtain only from their brokers or banks.

In all cases, shareholders must bring photo identification to the meeting for admission.

VOTING BY PROXY	Registered Shareholders and Participants in Savings Plans. Please vote:
1. By Toll-Free Telephone: Call l-800-652-VOTE (8683) to vote by phone;
2. By Internet: Go to www.investorvote.com to vote on the Internet; or
3. By Mail: Mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope. Any proxy may be revoked at any time prior to its exercise at the meeting.

Beneficial Shareholders. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

This proxy statement is issued in connection with the solicitation of a proxy on the enclosed form by the Board of Directors of The Boeing Company for use at the Company’s 2007 Annual Meeting of Shareholders. We will begin distributing this proxy statement, a form of proxy and the 2006 Annual Report on or about March 23, 2007.

By Order of the Board of Directors

James C. Johnson

Corporate Secretary

i

THE BOEING COMPANY

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

Monday, April 30, 2007

PROXIES AND VOTING AT THE MEETING

Holders of Boeing stock at the close of business on March 1, 2007 are entitled to receive Notice of the Annual Meeting and to vote their shares at the Annual Meeting. As of that date, there were approximately 789,112,281 shares of common stock outstanding and approximately 758,246,634 of those shares were eligible to vote. (The shares held in the ShareValue Trust for the Company’s ShareValue Plan are not entitled to vote, and shares issued in exchange for shares of Rockwell International Corporation or McDonnell Douglas Corporation that have not been exchanged are not eligible to vote.) There were 178,871 registered shareholders on the record date, and approximately 713,311 beneficial shareholders whose shares were held in “street name” through a broker or bank.

Shares represented by a properly executed proxy will be voted at the Annual Meeting and, when instructions are given by the shareholder, will be voted in accordance with those instructions. If a proxy is executed and returned but no instructions are given, the shares will be voted according to the recommendations of the Board of Directors. The Board recommends a vote FOR Items 1 and 2 and AGAINST Items 3 through 11.

The Board of Directors is not aware of any business that may properly be brought before the Annual Meeting other than those matters described in this proxy statement. However, the enclosed proxy card gives discretionary authority to persons named on the proxy card to vote the shares in their best judgment if any matters other than those shown on the proxy card are properly brought before the Annual Meeting.

How to Vote

Your vote is important and we appreciate your prompt attention to it. Registered shareholders can vote by telephone, the Internet or mail, as described below. If you are a beneficial shareholder, please refer to your proxy card or the information forwarded by your broker, bank or other holder of record to see what options are available to you.

Registered shareholders and savings plan participants may cast their vote by:

(1)	Signing, dating and promptly mailing the proxy card in the enclosed postage-paid envelope;

(2)	Accessing the Internet website www.investorvote.com and voting by following the instructions provided on the website; or

(3)	Calling l-800-652-VOTE (8683) and voting by following the instructions provided on the phone line.

In order to vote via telephone or on the Internet, please have in front of you either your proxy card or, if you have consented to receive your materials electronically, your e-mail notification advising that materials are available online. A phone number and a website are contained on each of the documents. Upon entering either the phone number or the Internet address, you will be instructed on how to proceed.

Proxy cards will be sent to those persons having interests in Boeing stock through participation in the stock funds of the following Company benefit plans (“Plans”):

1.	The Boeing Company Voluntary Investment Plan
2.	BAO Voluntary Savings Plan
3.	Employee Payroll Stock Ownership Plan of McDonnell Douglas Corporation

The Plans listed above are sponsored by Boeing and its subsidiaries for their employees.

Shares of Boeing stock held in the Plans (“Plan Shares”) are registered in the names of the trustee. The participants do not have actual ownership of the Plan Shares and may not vote the Plan Shares directly at the Annual Meeting. However, Plan participants are allocated interests in the shares and may instruct the trustee how to vote such interests. The number of shares of Boeing stock shown on your proxy card includes all registered shares and Plan Shares. Plan Shares can be voted only by submitting proxy instructions, whether by telephone, the Internet or mailing in the printed proxy card; they cannot be voted at the Annual Meeting and prior voting instructions cannot be revoked at the Annual Meeting. If you are a Plan participant, your proxy instructions must be received by the Plan trustee no later than midnight, Eastern time, on April 25, 2007.

The trustee will cast Plan Share votes according to the participants’ instructions. If no instructions are received, the trustee will vote the participants’ Plan Shares in accordance with the terms of the Plans, which means shares will be voted in the same manner and proportion as the shares with respect to which voting instructions have been received, unless contrary to applicable law.

Revocation of Proxies

A registered shareholder may revoke a properly executed proxy at any time before its exercise by:

•	Delivering timely written notice of revocation to the Corporate Secretary;

•	Timely delivery of another proxy that is dated later than the original proxy;

•	Attending the Annual Meeting and giving notice of revocation to an Inspector of Election; or

•	Attending the Annual Meeting and voting by ballot.

Beneficial shareholders cannot revoke their proxies in person at the Annual Meeting because the actual shareholders of record, brokers or banks, will not be present. Beneficial shareholders wishing to change their votes after returning voting instructions to their brokers or banks should contact the brokers or banks directly.

Vote Required

Vote Required for Quorum and Director Elections

The presence at the Annual Meeting, in person or by duly authorized proxy, of the holders of one-third of the outstanding shares of stock entitled to vote constitutes a quorum for the transaction of business. Each share of Boeing stock entitles the holder to one vote on each matter presented for shareholder action. In February 2007, the Board of Directors amended the Company’s By-Laws and Corporate Governance Principles to adopt a majority vote standard in uncontested director elections. Because the Company did not receive advance notice under its By-Laws of any shareholder nominees for directors, the 2007 election of directors is an uncontested election. To be elected in an uncontested election, a director nominee must receive more “For” votes than “Against” votes. Abstentions will have no effect on the election of directors since only votes “For” or “Against” a nominee will be counted.

Effect of an Incumbent Director Not Receiving the Required Vote

Boeing is a Delaware corporation and, under Delaware law, if an incumbent director is not elected, that director remains in office until the director’s successor is duly elected and qualified or until the director’s death, resignation or retirement. To address this potential outcome, in February 2007, the Board also adopted a director resignation and recusal policy in the Company’s Corporate Governance Principles.

Under this policy, the Board of Directors will nominate for directors only those incumbent candidates who tender, in advance, irrevocable resignations, and the Board has obtained such conditional resignations from the nominees in this year’s proxy statement. The irrevocable resignations will be effective upon the failure to receive the required vote at any annual meeting at which they are nominated for re-election and Board acceptance of the resignation. The Governance, Organization and Nominating Committee will recommend to the Board whether to accept or reject the tendered resignation. The Board will publicly disclose its decision within 90 days following certification of the shareholder vote. In addition, the director whose resignation is under consideration will not participate in the recommendation of the Governance, Organization and Nominating Committee with respect to the resignation. If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or until his or her earlier resignation or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

Vote Required for Other Proposals

With respect to each of the proposals other than the election of directors (i.e., Items 2-11), shareholders may vote in favor of the proposal or against the proposal, or abstain from voting. The affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the Annual Meeting is required under Delaware law for approval of Items 2-11.

A shareholder who signs and submits a ballot or proxy is “present,” so an abstention will have the same effect as a vote against Items 2-11.

Under the rules of the New York Stock Exchange (“NYSE”), if your broker holds your shares in its name, the broker is permitted to vote your shares on the election of directors and Item 2, even if it does not receive voting instructions from you. Items 3-11 are “non-discretionary,” meaning that brokers who hold shares for the accounts of their clients and who have not received instructions from their clients do not have discretion to vote on those items. When a broker votes a client’s shares on some but not all of the proposals at the Annual Meeting, the missing votes are referred to as “broker non-votes.” Those shares will be included in determining the presence of a quorum at the Annual Meeting but are not considered “present” for purposes of voting on the non-discretionary items.

Expenses of Solicitation

All expenses for soliciting proxies will be paid by the Company, which has retained Georgeson Inc. (“Georgeson”), 17 State Street, New York, New York 10004, to aid in the solicitation of proxies, for fees of approximately $15,000, plus additional expenses of approximately $110,000. Proxies may be solicited by personal interview, mail and telephone. Georgeson has contacted brokerage houses, other custodians and nominees to ask whether other persons are the beneficial owners of the shares they hold in street name and, if that is the case, will supply additional copies of the proxy materials for distribution to such beneficial owners. The Company will reimburse such parties for their reasonable expenses in sending proxy materials to the beneficial owners of the shares.

Voting Results

The Company will announce preliminary voting results at the Annual Meeting. Final official results will be printed in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2007 (available at www.sec.gov and www.boeing.com).

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

ITEM 1.  ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR ALL NOMINEES.

The Board of Directors of the Company, pursuant to the By-Laws, has determined that the number of directors of the Company will be eleven.

Pursuant to the By-Laws, each director is elected annually to a one-year term. Directors in this uncontested election will be elected if the director receives more “For” votes than “Against” votes. Each nominee elected as a director will continue in office until his or her successor has been elected, or until his or her death, resignation or retirement. Each nonemployee director must retire at the annual meeting following his or her 72nd birthday. If any nominee is unable to serve, proxies will be voted for the election of such person as shall be designated by the Board of Directors unless the Board chooses to reduce the number of directors serving on the Board.

The Board of Directors has proposed the eleven nominees listed below for election as directors at the Annual Meeting with one-year terms expiring in 2008. Except as otherwise specified in a proxy, proxies will be voted for these nominees.

The Governance, Organization and Nominating Committee of the Board of Directors identifies and recommends to the Board the nominees to fill any vacancies on the Board and nominees to be proposed by the Board as candidates for election as directors. The Committee frequently works with a third-party search firm to identify potential candidates to sit on the Board of Directors. Mr. Arthur D. Collins, Jr., the Company’s newest director, met the Committee’s candidate criteria and was interviewed by representatives of the Company and the Board after Mr. Collins was identified as a potential candidate by a third-party search firm. Based on these interviews, Mr. Collins was selected by the Committee and approved by the Board. Mr. Collins was named a director by the Board effective February 27, 2007, and he is standing for election for the first time. As discussed in further detail below on page 9, the Board has determined that each of the nominees for director meets the criteria for independence prescribed by the NYSE listing standards and has either no relationships with the Company (other than being a director and shareholder of the Company) or only immaterial relationships with the Company, except for W. James McNerney, Jr. who is not an independent director because he is President and Chief Executive Officer of the Company.

NOMINEES FOR DIRECTOR

Name	Principal Occupation or Employment/Other Business Affiliations	Age	Director Since

John H. Biggs	Former Chairman and Chief Executive Officer, Teachers Insurance and Annuity Association-College Retirement Equities Fund (“TIAA-CREF”). Mr. Biggs served as Chairman and Chief Executive Officer of TIAA-CREF (national teachers’ pension fund) from January 1993 until November 2002. Mr. Biggs is on the board of the following public company in addition to The Boeing Company: JP Morgan Chase & Co. He is also a director of the National Bureau of Economic Research, a trustee of Washington University in St. Louis and is a member of the Advisory Council of the Public Company Accounting Oversight Board. Mr. Biggs is Chair of the Audit Committee and a member of the Finance Committee.	70	1997

John E. Bryson	Chairman of the Board, President and Chief Executive Officer, Edison International. Mr. Bryson has served as Chairman of the Board, President and Chief Executive Officer of Edison International (electric power generator and distributor), the parent company of Southern California Edison, since 1990. Mr. Bryson is on the board of the following public company in addition to The Boeing Company and Edison International: The Walt Disney Company. Mr. Bryson is a member of the Compensation Committee and the Governance, Organization and Nominating Committee.	63	1995

Arthur D. Collins, Jr.	Chairman of the Board and Chief Executive Officer, Medtronic, Inc. Mr. Collins has served as Chairman of the Board and Chief Executive Officer of Medtronic, Inc. (medical device and technology company) since April 2002. At Medtronic, Mr. Collins was also President and Chief Executive Officer from May 2001 to April 2002, President and Chief Operating Officer from August 1996 to April 2001, Chief Operating Officer from January 1994 to August 1996, and Executive Vice President of Medtronic and President of Medtronic International from June 1992 to January 1994. He was Corporate Vice President of Abbott Laboratories (health care products) from October 1989 to May 1992 and Divisional Vice President of that company from May 1984 to October 1989. Mr. Collins is on the board of the following public company in addition to The Boeing Company and Medtronic: U.S. Bancorp. He is also on the boards of Cargill, Inc., a private company, and The Institute of Health Technology Studies. He is also a member of the Board of Overseers of The Wharton School at the University of Pennsylvania. Mr. Collins is a member of the Audit Committee and the Finance Committee.	59	2007

Linda Z. Cook	Executive Director Gas & Power, Royal Dutch Shell plc. Ms. Cook was appointed Executive Director in October 2004, and Managing Director, Royal Dutch Petroleum Company, CEO Shell Gas & Power (integrated petroleum), in August 2004. Previously, she served as President and Chief Executive Officer and a member of the Board of Directors of Shell Canada Limited from August 2003 until August 2004. She served as Chief Executive Officer for Shell Gas & Power from January 2000 through July 2003. Ms. Cook is a member of the Society of Petroleum Engineers and the China Development Forum. Ms. Cook is not on the board of any public company in addition to The Boeing Company and Royal Dutch Shell plc. Ms. Cook is a member of the Audit Committee and the Finance Committee.	48	2003

Name	Principal Occupation or Employment/Other Business Affiliations	Age	Director Since

William M. Daley	Chairman of Midwest Region for JPMorgan Chase & Co. Mr. Daley has served as Chairman of Midwest Region for JPMorgan Chase & Co. (banking and financial services) and on its Executive Committee and International Council since May 2004. He served as the U.S. Secretary of Commerce from January 1997 to June 2000. Mr. Daley served as President, SBC Communications, Inc. (diversified telecommunications) from December 2001 to May 2004. He was Vice Chairman of Evercore Capital Partners L.P. from January to November 2001. From June to December 2000, Mr. Daley served as Chairman of Vice President Albert Gore’s 2000 presidential election campaign. Mr. Daley is on the boards of the following public companies in addition to The Boeing Company: Abbott Laboratories and Boston Properties, Inc. Mr. Daley is a member of the Finance Committee and the Special Programs Committee.	58	2006

Kenneth M. Duberstein	Chairman and Chief Executive Officer, The Duberstein Group. Mr. Duberstein has served as Chairman and Chief Executive Officer of The Duberstein Group (consulting firm) since 1989. He was White House Chief of Staff in 1988 and 1989. Mr. Duberstein is on the boards of the following public companies in addition to The Boeing Company: ConocoPhillips, Mack-Cali Realty Corporation and St. Paul Travelers Companies. Mr. Duberstein is the Lead Director, Chair of the Compensation Committee and a member of the Governance, Organization and Nominating Committee.	62	1997

John F. McDonnell	Retired Chairman, McDonnell Douglas Corporation. Mr. McDonnell served as Chairman of McDonnell Douglas Corporation (aerospace) from 1988 until its merger with Boeing in 1997, and as its Chief Executive Officer from 1988 to 1994. Mr. McDonnell is not on the board of any public company in addition to The Boeing Company. He is also a director of BJC Healthcare, Chairman of the board of Barnes-Jewish Hospital and Vice Chairman of the board of Washington University. Mr. McDonnell is a member of the Compensation Committee and the Governance, Organization and Nominating Committee.	69	1997

W. James McNerney, Jr.	Chairman, President and Chief Executive Officer, The Boeing Company. Mr. McNerney has served as Chairman and Chief Executive Officer of The Boeing Company since July 1, 2005. Previously, he served four and a half years as Chairman and Chief Executive Officer of 3M Company (diversified technology). Beginning in 1982, he served in management positions at General Electric Company, his most recent being President and Chief Executive Officer of GE Aircraft Engines from 1997 to 2000. Mr. McNerney is on the board of the following public company in addition to The Boeing Company: The Procter & Gamble Company. He is also a member of various business and educational organizations. Mr. McNerney is the Interim Chair of the Special Programs Committee.	57	2001

Name	Principal Occupation or Employment/Other Business Affiliations	Age	Director Since

Richard D. Nanula	Chief Financial Officer, Amgen, Inc. Mr. Nanula has served as Chief Financial Officer of Amgen, Inc. (biotechnology) since August 2001 and as Executive Vice President since May 2001. He is a member of Amgen’s executive committee. Mr. Nanula served as Chairman and Chief Executive Officer at Broadband Sports Inc. (Internet media company) from 1999 until 2001. He served as President and Chief Operating Officer for Starwood Hotels and Resorts in New York from 1998 to 1999. He held a variety of executive positions at The Walt Disney Company from 1986 to 1998, including Senior Executive Vice President, Chief Financial Officer and President of Disney Stores Worldwide. Mr. Nanula is not on the board of any public company in addition to The Boeing Company. Mr. Nanula is a member of the Audit Committee, the Finance Committee and the Special Programs Committee.	46	2005

Rozanne L. Ridgway	Former Assistant Secretary of State for Europe and Canada. Ms. Ridgway served 32 years with the U.S. State Department, including service as Ambassador to the German Democratic Republic and to Finland, and, from 1985 until her retirement in 1989, as Assistant Secretary of State for Europe and Canada. Ms. Ridgway is on the boards of the following public companies in addition to The Boeing Company: 3M Company, Emerson Electric Company, Manpower Inc. and Sara Lee Corporation. She is also a director/trustee in three funds in the American Funds complex. Ms. Ridgway is the Chair of the Governance, Organization and Nominating Committee and a member of the Compensation Committee.	71	1992

Mike S. Zafirovski	Director, President and Chief Executive Officer, Nortel Networks Corporation. Mr. Zafirovski has served as Director, President and Chief Executive Officer of Nortel Networks Corporation (telecommunications) since November 2005. Previously, Mr. Zafirovski was Director, President and Chief Operating Officer of Motorola, Inc. (global communications) from July 2002 to January 2005, and remained a consultant to and a director of Motorola until May 2005. He served as Executive Vice President and President of the Personal Communications Sector of Motorola, Inc. from June 2000 to July 2002. Prior to joining Motorola, Mr. Zafirovski spent 24 years with General Electric Company, where he served in management positions, his most recent being President and CEO of GE Lighting from July 1999 to May 2000. Mr. Zafirovski is not on the board of any public company in addition to The Boeing Company and Nortel Networks Corporation. Mr. Zafirovski is Chair of the Finance Committee and a member of the Audit Committee.	53	2004

BOARD MEMBERSHIP AND DIRECTOR INDEPENDENCE

The Company’s business affairs are managed under the direction of the Board of Directors. Directors meet their responsibilities by participating in meetings of the Board and Board committees on which they sit, through communications with our Chief Executive Officer and other officers, by reviewing materials provided to them, and by visiting our offices and plants.

During 2006, the Board of Directors met eight times, having six regular meetings and two special meetings. Directors as a group attended 94% of the Board meetings. The committees of the Board held a total of 34 meetings. Directors as a group attended 96% of the committee meetings. Each director attended at least 76% of the meetings of the Board and the committees on which he or she served. Each director is expected to attend the Company’s annual meeting of shareholders. Last year, all but one of the directors attended the annual meeting of shareholders.

The Board of Directors has adopted the Director Independence Standards set forth below to assist in determining whether a director does not have material relationships with the Company and thereby qualifies as independent. Shareholders may also access a copy of these standards on the Company’s website at www.boeing.com/corp_gov/index.html. The Director Independence Standards are based on the NYSE “independent director” listing standards. The Company’s Corporate Governance Principles require that at least 75% of the Board be independent under the NYSE listing standards or be non-employee directors.

To be considered “independent” the Board of Directors must make an affirmative determination, by a resolution of the Board as a whole, that the director being reviewed has no material relationship with the Company other than as a director, either directly or indirectly (such as a partner, shareholder or executive officer of another entity that has a relationship with the Company). In each case, the Board broadly considers all relevant facts and circumstances.

A director will not be deemed to be “independent” if:

(a) the director is, or in the last three years was, employed by the Company or any of its direct or indirect subsidiaries;

(b) an immediate family member of the director is, or in the last three years was, employed by the Company as an executive officer;

(c) the director, or an immediate family member, is a current partner of a firm that is the Company’s internal or external auditor or within the last three years (but no longer) was a partner or employee of such a firm and personally worked on the Company’s audit within that time;

(d) the director is a current employee of the Company’s internal or external auditor;

(e) an immediate family member of the director is a current employee of the Company’s internal or external auditor and that person participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice;

(f) a director, or an immediate family member, received more than $100,000 over a twelve-month period in direct compensation from the Company within the last three years, other than director and committee fees and pensions or other forms of deferred compensation, so long as such compensation is not contingent on continued service;

(g) a director is, or within the last three years was, employed as an executive officer of another company where any of the Company’s current executives serve or served on that company’s compensation committee;

(h) an immediate family member of the director is, or within the last three years was, employed as an executive officer of another company where any of the Company’s current executives serve or served on that company’s compensation committee;

(i) a director is an executive officer or an employee of a company that makes payments to or receives payments from the Company for property or services in an amount that exceeds in any of the last three fiscal years $1 million or 2% of that company’s consolidated gross revenues, whichever is greater; or

(j) an immediate family member is an executive officer of a company that makes payments to or receives payments from the Company for property or services in an amount that exceeds in any of the last three fiscal years $1 million or 2% of that company’s consolidated gross revenues, whichever is greater.

An “immediate family member” includes a director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) who shares such director’s home; however, it does not include stepchildren who do not share a stepparent’s home or the in-laws of such stepchildren.

The Board of Directors has determined that the following relationships are not considered to be material and would not impair a director’s independence:

(a) a director serves as an employee of an organization that has purchased property or services from the Company, or provided property or services for the Company, if (i) payments for such property or services have not exceeded the greater of $1 million or 1% of that organization’s, or the Company’s, consolidated gross revenues in each of the past three fiscal years and are not expected to exceed this threshold in 2007 and (ii) the director is not compensated directly or indirectly as a result of this relationship other than that the payments add to the revenue of either the organization or the Company, or

(b) a director’s service as an executive officer of a not-for-profit organization if, within the preceding three years, the Company’s charitable contributions to the organization in any single fiscal year, in the aggregate, have not exceeded the greater of $1 million or 2% of that organization’s consolidated gross revenues.

Whether directors meet these categorical independence standards will be reviewed and will be made public annually prior to their standing for re-election to the Board of Directors. The mere ownership of a significant amount of stock is not in and of itself a bar to an independence determination but rather one factor to consider.

The Board of Directors has reviewed the relationships between the Company and each of its directors and has determined that John H. Biggs, John E. Bryson, Arthur D. Collins, Jr., Linda Z. Cook, William M. Daley, Kenneth M. Duberstein, John F. McDonnell, Richard D. Nanula, Rozanne L. Ridgway and Mike S. Zafirovski are independent under the NYSE “independent director” listing standards and the Company’s Director Independence Standards and have either no relationships with the Company (other than being a director and shareholder of the Company) or only immaterial relationships with the Company. W. James McNerney, Jr. is not an independent director because he is President and Chief Executive Officer of the Company. The Company transacts business with the companies that employ Mr. Bryson, Mr. Collins, Ms. Cook, Mr. Daley, Mr. Nanula and Mr. Zafirovski in amounts that fall below the categorical independence standards described above.

COMMITTEE MEMBERSHIP

Pursuant to the By-Laws, the Board of Directors has established the following standing committees: Audit, Compensation, Governance, Organization and Nominating, Finance, and Special Programs. All the members of each of these standing committees other than the Special Programs Committee meet the criteria for independence prescribed by the NYSE. Membership of the standing committees is determined at the organizational meeting of the Board in conjunction with the annual meeting. Adjustments to committee assignments may be made as of that date or such other date as the Board deems appropriate.

Membership of each committee is as follows, with committee chairpersons listed first.

Audit	Compensation	Governance, Organization and Nominating
John H. Biggs	Kenneth M. Duberstein	Rozanne L. Ridgway
Arthur D. Collins, Jr.	John E. Bryson	John E. Bryson
Linda Z. Cook	John F. McDonnell	Kenneth M. Duberstein
Richard D. Nanula	Rozanne L. Ridgway	John F. McDonnell
Mike S. Zafirovski

Finance	Special Programs
Mike S. Zafirovski	W. James McNerney, Jr.
John H. Biggs	William M. Daley
Arthur D. Collins, Jr.	Richard D. Nanula
Linda Z. Cook
William M. Daley
Richard D. Nanula

The Board of Directors has adopted a written charter for each committee. Shareholders may access a copy of each committee’s charter on the Company’s website at www.boeing.com/corp_gov/index.html. A summary of the duties and responsibilities of each committee is set forth below.

Audit Committee	11 meetings in 2006

The primary purposes of the Audit Committee are to assist the Board of Directors in oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and the independent auditor. The Audit Committee has the authority to make inquiries and obtain information from management to support the Board’s oversight of the Company’s ethics and compliance program and to obtain advice and assistance from outside legal, accounting or other advisors as deemed necessary to perform its duties and responsibilities.

The charter of the Audit Committee requires that the Committee be comprised of at least three directors, all of whom are not employed by the Company and meet the applicable independence and financial literacy requirements of the Securities and Exchange Commission (“SEC”) and the NYSE. At least one member must be an “audit committee financial expert” and have accounting or related financial management expertise as required by the SEC and the NYSE, respectively. The Board of Directors has determined that Mr. Biggs and Mr. Nanula are audit committee financial experts and have accounting or related financial management expertise and, furthermore, that each committee member is independent and financially literate. The Audit Committee meets regularly in executive session. The Company’s Senior Vice President, Office of Internal Governance and Senior Vice President, General Counsel attend all meetings of the Audit Committee. The Audit Committee may invite to its meetings any other member of management, including the Chief Executive Officer, and such other persons as it deems appropriate in order to carry out its duties and responsibilities. In addition, all members of the Audit Committee must be available to meet with the Company’s Senior Vice President, Office of Internal Governance, Senior Vice President, General Counsel, and Vice President, Corporate Audit outside of regularly scheduled meetings, as needed.

The Audit Committee:

Appoints, retains, compensates, evaluates and terminates, if necessary, the independent auditor subject to ratification by the Board of Directors;

Reviews and pre-approves both audit and non-audit services provided by the independent auditor;

Reviews and advises on the selection and removal of the internal auditor;

Reviews and recommends changes to and approves the internal audit charter;

Reviews, on an annual basis, a formal written statement prepared by the independent auditor describing internal quality control procedures and any material issues raised by the most recent review or peer review of the firm and delineating all relationships relevant to audit independence between the independent auditor and the Company;

Discusses with management or the independent auditors, as appropriate, the matters required to be discussed by the Statement on Auditing Standards No. 61 and the Sarbanes-Oxley Act of 2002 relating to the conduct of the audit or quarterly review;

Reviews with the independent auditors, internal auditors and members of senior management the adequacy and effectiveness of the Company’s financial controls and financial reporting procedures;

Meets periodically or at least annually with management, the senior internal auditing executive and the independent auditors in separate executive sessions;

Meets to review and discusses with financial management and independent auditors, prior to filing, the Company’s quarterly and annual reports filed with the SEC and certifications required by the Sarbanes-Oxley Act of 2002 and relevant reports rendered by the independent auditors;

Reviews earnings press releases with management and financial information and earnings guidance provided to analysts and ratings agencies;

Prepares a report for inclusion in the annual proxy statement;

Receives reports on the Company’s compliance risk management process, audit activities and trends, and pending internal investigations of alleged or potential significant violations of law, regulation or Company policies;

Reviews management’s assessment of compliance with laws, regulations and Company policies relative to payments to individuals or organizations retained as foreign sales consultants;

Meets with the Office of Internal Governance to review the Company’s ethics and business conduct program and Company compliance with the principles of the Defense Industry Initiative on Business Ethics and Conduct;

Reviews significant pending and threatened litigation, the status of advancement of expenses to employees involved in Company-related legal proceedings, and related indemnification;

Presents to the Board such comments and recommendations as the Audit Committee deems appropriate and performs such other duties as may be assigned by the Board or deemed appropriate by the Committee within the context of the Audit Committee’s charter;

Sets clear hiring policies compliant with laws and regulations for employees and former employees of the independent auditor;

Establishes and maintains procedures for receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters;

Establishes and maintains procedures for the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters;

Conducts an annual self-evaluation;

Reports at least annually to the Board regarding the implementation and effectiveness of the Company’s ethics and compliance program; and

Reports annually to the Board regarding execution of the Audit Committee’s duties and responsibilities.

Compensation Committee	7 meetings in 2006

The charter of the Compensation Committee requires that the Committee be comprised of at least three directors, all of whom meet the independence requirements of the NYSE. In addition, the Company’s Corporate Governance Principles require that members of the Committee not be employed by the Company. The Committee is currently comprised of four directors, all of whom are nonemployees and independent directors.

The Compensation Committee of the Board of Directors acts on behalf of the Board to establish and oversee the Company’s executive and equity compensation programs in a manner that serves the interests of Boeing and its shareholders. Specifically, the Compensation Committee:

As a Committee or together with other independent directors, annually reviews and approves the individual elements of total compensation for the CEO and other corporate officers. The elements subject to this annual review are salary, incentive awards, equity-based awards and any other long-term incentive awards;

Annually and as appropriate, reviews employment and severance agreements, change-in-control provisions affecting compensation, and special or supplemental arrangements such as supplemental retirement benefits and perquisites for the CEO and other corporate officers;

Periodically reviews all incentive compensation plans and other equity-based plans. The Committee makes changes to such plans when authorized to do so and reports these changes to the Board. Where it is not authorized to make such changes, it recommends changes or new plans (plan amendments) to the Board;

Administers the Company’s incentive compensation and other equity-based plans;

Reviews and approves corporate goals and objectives relevant to the CEO’s compensation and approves the compensation based on achievement of the goals;

Reviews and discusses with management the Compensation Discussion and Analysis (which is prepared by management), and prepares a Compensation Committee Report; and

Conducts an annual self-evaluation.

The Compensation Committee has a charter that details the scope of authority, composition and procedures of the Committee. The Committee’s charter allows it to delegate its authority to subcommittees of the Committee. The Committee may also delegate to the Company’s CEO or any other executive officer the authority to grant equity awards to employees of the Company who are not directors or officers of the Company.

Role of Executive Officers and the Compensation Consultant

The following summarizes the role of executive officers and the compensation consultant in determining and recommending the executive compensation program.

Executive Officers

Management provides perspectives of the business and people needs of the Company, which are applied in considering the pay benchmarking conducted by the compensation consultant;

The CEO presents recommended pay adjustments for the other Named Executive Officers (“NEOs”) and other executive officers. The Committee develops pay recommendations for the CEO position; and

Management develops recommendations for the design of pay programs applicable to the NEOs and other executives.

The Compensation Committee may invite to its meetings any member of management, including the CEO, and such other persons as it deems appropriate in order to carry out its duties and responsibilities. Depending on the nature of the topics, among the executive officers who, at the request of the Committee, may attend Committee meetings are the:

CEO, who typically attends all meetings (excluding executive sessions, which are attended by only independent members of the Board and their advisors);

Senior Vice President—Human Resources and Administration, who is responsible for leading many of the discussions regarding the Company’s pay programs; and

Corporate Secretary, who is responsible for recording the minutes at the meetings and attends all meetings (excluding executive sessions).

Compensation Consultant

The Committee has engaged Towers Perrin to serve as its independent compensation consultant. At the request and direction of the Committee, Towers Perrin assists with the following:

Benchmarks pay practices among the peer group and provides a broader market perspective;

Assesses the design of individual pay elements and the total pay program relative to the Company’s objectives, market practices and other factors;

Assists the Committee in reviewing recommendations prepared by management; and

Provides the Committee with an independent perspective and, as appropriate, specific recommendations on program design.

Towers Perrin does not set pay; rather it provides guidance, based on market practices and its experience and understanding of the Company’s needs and objectives.

Process and Meetings

The Committee has an annual meeting calendar to guide its review, analysis and administration of the executive compensation program. Key process steps that are followed by the Committee include:

Directing the compensation consultant regarding its role, scope and process in assisting the Committee for a particular meeting;

Discussing and confirming the meeting agenda several weeks prior to each meeting;

Receiving meeting materials generally one week prior to the meeting; and

Discussing and analyzing any recommended changes, as proposed by management or, if directed by the Committee, the compensation consultant.

The Compensation Committee meets in executive session (without any members of management and with and without the independent compensation consultant) as it deems necessary or appropriate.

Governance, Organization and Nominating Committee	6 meetings in 2006

The charter of the Governance, Organization and Nominating Committee requires that the Committee be comprised of at least three members, all of whom meet the independence requirements of the NYSE. The Committee may invite to its meetings any member of management, including the CEO, and such other persons as it deems appropriate in order to carry out its duties and responsibilities. The Committee meets in executive session as it deems necessary or appropriate. The Governance, Organization and Nominating Committee:

Reviews and makes recommendations to the Board of Directors with respect to the responsibilities and functions of the Board and Board committees;

Makes recommendations to the Board concerning the organization, structure, size and composition of the Board;

Makes recommendations concerning the compensation and benefits of directors;

Considers the names and qualifications of any candidates for the Board submitted by shareholders in accordance with the procedures set forth in the Company’s By-Laws;

Develops and recommends to the Board an annual self-evaluation process for the Board;

Formulates corporate governance guidelines for approval by the Board and reviews the guidelines on a regular basis;

Makes recommendations to the Board concerning candidates for election as CEO and other corporate officers;

Conducts an annual self-evaluation;

Monitors and reviews at least annually the performance of the CEO and the Company’s plans for senior management succession;

Reviews and monitors the orientation and continuing education of Board members in light of the policy set forth in the Company’s Corporate Governance Principles; and

Considers possible conflicts of interest of Board members and corporate officers, including review and approval of transactions of the Company in excess of $120,000 in which a director, executive officer or an immediate family member of a director or executive officer has an interest.

In addition to the above, the Governance, Organization and Nominating Committee is responsible for making recommendations to the Board of Directors concerning nominees for election as directors and nominees for Board vacancies. To fulfill this role, the Committee reviews the organization, structure, size and composition of the Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board. When assessing a director candidate’s qualifications, the Committee will consider issues of expertise (including international experience and industry background), independence, integrity, diversity and age, as well as skills relating to operations, manufacturing, finance, marketing, technology and public policy. This is further described in the Company’s Corporate Governance Principles and the Committee’s charter. The Committee has not established specific minimum eligibility requirements for candidates other than integrity, the commitment to act in the best interests of all shareholders, requirements relating to age and ensuring that a substantial majority of the Board remains independent.

The Governance, Organization and Nominating Committee utilizes the services of search firms to help identify candidates for director who meet the qualifications outlined above. The search firm screens the candidates, conducts reference checks, prepares a biography of each candidate for the Committee to review and helps set up interviews.

The Governance, Organization and Nominating Committee will consider qualified candidates for director properly submitted by the Company’s shareholders. The Committee evaluates the qualifications of candidates properly submitted by shareholders on the same basis as those of other director candidates. Shareholders can suggest qualified candidates for director by writing to the Office of the Corporate Secretary, Boeing Corporate Headquarters, 100 North Riverside Plaza, 311A1, MC 5003-1001, Chicago, Illinois 60606-1596. Submissions should follow the procedures, including timing, set forth in the Company’s By-Laws and as described under Submission of Shareholder Proposals for 2008 on page 73.

Role of the Compensation Consultant

The Governance, Organization and Nominating Committee has engaged Towers Perrin to serve as its independent compensation consultant with respect to the compensation and benefits of directors. At the request and direction of the Committee, Towers Perrin assists with the following:

Benchmarks director pay practices among the peer group and provides a broader market perspective;

Assesses the design of individual director pay elements and the total director pay program relative to the Company’s objectives, market practices and other factors; and

Provides the Committee with an independent perspective and, as appropriate, specific recommendations on director compensation program design.

Towers Perrin does not set director pay; rather it provides guidance, based on market practices and its experience and understanding of the Company’s needs and objectives. The CEO and Senior Vice President—Human Resources and Administration may attend Committee meetings where director compensation is discussed.

Finance Committee	6 meetings in 2006

The charter of the Finance Committee requires that the Committee be comprised of at least three members who are not members of management. The Finance Committee:

Reviews and makes recommendations concerning proposed dividend actions, stock splits and repurchases, and issuance of debt or equity securities;

Reviews strategic plans and transactions, including mergers, acquisitions, divestitures, joint ventures and other equity investments;

Reviews customer financing activities, business and related customer finance business and funding plans of the Company and its subsidiaries;

Reviews the Company’s significant financial exposures and contingent liabilities;

Reviews the overall Company risk management program and major insurance programs;

Reviews the Company’s credit agreements and short-term investment policies; and

Reviews the investment policies, administration and performance of the trust investments of the Company’s employee benefit plans.

Special Programs Committee	4 meetings in 2006

The charter of the Special Programs Committee requires that the Committee be comprised of three or more directors. The Special Programs Committee reviews on a periodic basis those Company programs that the U.S. government has designated as classified for purposes of national security. Due to the amount of time necessary to obtain required government clearances, the Committee may operate with fewer than three members.

Governance Materials Available on the Boeing Website

Our Corporate Governance Principles are reviewed regularly and revised in response to changing regulatory requirements, evolving best practices and the concerns of our shareholders. Our Corporate Governance Principles are posted on the Corporate Governance section of our website at www.boeing.com/corp_gov/.

In addition to our Corporate Governance Principles, other information relating to corporate governance at Boeing is available on the Corporate Governance section of our website, including:

Biographies for each of the members of our Board of Directors;

A description of the Lead Director’s duties and responsibilities;

The Board’s Director Independence Standards;

The charters of each of the Board committees;

The Company’s Codes of Business Conduct for Directors, for all Employees and for Finance Employees;

The Company’s Certificate of Incorporation and By-Laws;

Information about how shareholders can communicate with the Board of Directors and the Chair of the Audit Committee; and

Information regarding securities transactions by directors and officers.

In addition, a copy of our Corporate Philanthropy Report, detailing the Company’s philanthropic activities and contributions in 2006, is available on the Global Corporate Citizenship section of our website at www.boeing.com/companyoffices/aboutus/community/index.html. A copy of our Ethical Business Conduct Guidelines, which includes a description of our policy regarding political contributions, is available on the Ethics section of our website at www.boeing.com/companyoffices/aboutus/ethics/ethics_booklet.pdf.

We will provide any of the foregoing information in print without charge upon written request to the Office of the Corporate Secretary, Boeing Corporate Headquarters, 100 North Riverside Plaza, 311A1, MC 5003-1001, Chicago, Illinois 60606-1596.

DIRECTOR COMPENSATION

2006 DIRECTOR COMPENSATION TABLE

The following table sets forth information regarding compensation for each of the Company’s nonemployee directors for 2006. The Company’s nonemployee director compensation program is comprised of cash (board and committee annual retainer fees) and equity (deferred stock unit awards). Directors who are employees of the Company do not participate in the Company’s compensation program for nonemployee directors.

Name	Fees Earned or Paid in Cash ($)(8)	Stock Awards ($)(9)	Option Awards ($)(10)	All Other Compensation ($)(11)	Total ($)
John H. Biggs(1)	$70,000	$130,000	$0	$25,000	$225,000
John E. Bryson	60,000	130,000	0	25,000	215,000
Arthur D. Collins, Jr.(2)	0	0	0	0	0
Linda Z. Cook	60,000	130,000	8,688	0	198,688
William M. Daley(3)	50,589	109,610	0	0	160,199
Kenneth M. Duberstein(4)	85,000	130,000	25,821	50,000	290,821
John F. McDonnell	60,000	130,000	0	25,000	215,000
Richard D. Nanula	60,000	130,000	0	0	190,000
Rozanne L. Ridgway(5)	65,000	130,000	0	0	195,000
Mike S. Zafirovski(6)	65,000	130,000	0	0	195,000
John M. Shalikashvili(7)	32,500	65,000	0	0	97,500

(1)	Audit Committee Chair.

(2)	Mr. Collins joined the Board on February 27, 2007 and therefore did not receive compensation from the Company for 2006.

(3)	Mr. Daley joined the Board on February 26, 2006.

(4)	Lead Director and Compensation Committee Chair.

(5)	Governance, Organization and Nominating Committee Chair.

(6)	Finance Committee Chair.

(7)	General Shalikashvili retired on May 1, 2006.

(8)	The amount reported in the “Fees Earned or Paid in Cash” column reflects total cash compensation paid to each director in 2006 and includes amounts deferred at the director’s election.

(9)

The amount reported in the “Stock Awards” column for each director reflects the compensation costs for financial reporting purposes for the year under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment (“FAS 123R”) for the retainer stock units awarded to each director in 2006. The FAS 123R fair value for these awards is equal to the Fair Market Value of the underlying Boeing stock on the date of grant. The “Fair Market Value” for a single trading day is the mean of the high and low per share trading prices for Boeing stock as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions. As of December 31, 2006, the following directors had the following aggregate number of deferred stock units accumulated in their deferral accounts for all years of service as a director, from deferrals of cash compensation and awards of retainer stock units, including additional deferred stock units credited as a result of dividend equivalents earned with respect to the deferred stock units: John H. Biggs, 25,116 units; John E. Bryson, 24,101 units; Linda Z. Cook, 8,859 units; William M.

Daley, 1,955 units; Kenneth M. Duberstein, 25,857 units; John F. McDonnell, 14,145 units; Richard D. Nanula, 4,706 units; Rozanne L. Ridgway, 31,902 units; Mike S. Zafirovski, 6,021 units; and John M. Shalikashvili, 10,141 units.

(10)	The amount reported in the “Option Awards” column reflects the compensation costs for financial reporting purposes for the year under FAS 123R, rather than an amount paid to or realized by the director, for outstanding stock options held by the director that were granted in prior years. The award of stock options as an element of nonemployee director compensation was discontinued after 2004. The compensation costs for outstanding options held by directors other than Ms. Cook and Mr. Duberstein were reflected in prior year financial statements in accordance with FAS 123R because those directors were retirement-eligible (they were at least 62 years old and had at least one year of service with the Company). Assumptions used in the calculation of the compensation costs are included in Note 16 of the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on February 16, 2007 (the “2006 Form 10-K”). As of December 31, 2006, the following directors had the following aggregate number of outstanding stock options: John H. Biggs, 17,400; John E. Bryson, 16,800; Linda Z. Cook, 3,000; Kenneth M. Duberstein, 17,400; John F. McDonnell, 17,400; and Rozanne L. Ridgway, 19,200.

(11)	The amount reported in the “All Other Compensation” column for each director reflects the following amounts in gift matching under the Board Member Leadership Gift Match Program, which matches dollar-for-dollar certain charitable contributions made by directors, with a maximum match of $25,000 per director on an annual basis: Mr. Biggs, $25,000; Mr. Bryson, $25,000; Mr. Duberstein, $50,000; and Mr. McDonnell, $25,000. The amounts for Messrs. Bryson and McDonnell and $25,000 of the amount for Mr. Duberstein reflect Company matches for gifts that were made by the director in 2005 but, due to administrative processing time, were paid by the Company in 2006.

Cash Compensation

In 2006, nonemployee directors received a cash Annual Board Retainer Fee of $60,000 per year. The Lead Director received an additional annual retainer fee of $15,000. Nonemployee directors who served as chairs of the Audit Committee and the Compensation Committee received an additional annual retainer fee of $10,000, and nonemployee directors who served as chairs of the Governance, Organization and Nominating Committee, the Finance Committee and the Special Programs Committee received an additional retainer fee of $5,000. The Company does not pay additional fees for attending Board or committee meetings. All retainer fees are paid quarterly, on the first day of January, April, July and October. The Company reimburses nonemployee directors for actual travel and out-of-pocket expenses incurred in connection with their services.

On August 28, 2006, the Governance, Organization and Nominating Committee completed a review of compensation for nonemployee directors. In performing this review, the Committee worked with an independent executive compensation consultant for advice and perspective regarding peer group practices (using the same companies that were used to benchmark executive compensation) and broader market trends. As a result of this review, the Committee recommended and the Board of Directors adopted an increase in the cash Annual Board Retainer Fee for nonemployee directors to $75,000 per year, effective January 1, 2007. Additional retainer fees for the Lead Director and for committee chair positions and the other elements of the nonemployee director compensation program described below will remain the same in 2007 as they were in 2006.

Deferred Compensation

Nonemployee directors may defer all or part of their cash compensation into an interest-bearing cash-based account or as deferred stock units (an unfunded stock unit account) under the Company’s Deferred Compensation Plan for Directors. The number of units is calculated by dividing the amount of the deferred fees by the Fair Market Value of Boeing stock on each of the four quarterly dates on which the Annual Board Retainer Fee is paid. Directors do not have the right to vote or transfer deferred stock units. Deferred stock units earn the equivalent of dividends, which are credited as additional deferred stock units and will be distributed as shares of Boeing stock after retirement or other termination of Board service. For the 2006 deferrals, the Fair Market Value on each of January 3, April 3, July 3 and October 2, 2006 was $69.97, $78.57, $81.31 and $79.56, respectively, and directors deferred cash compensation into deferred stock units as follows: John E. Bryson, $60,000 for 778 units; Linda Z. Cook, $60,000 for 778 units; William M. Daley, $45,000 for 564 units; Kenneth M. Duberstein, $85,000 for 1,095 units; Richard D. Nanula, $60,000 for 778 units; Rozanne L. Ridgway, $65,000 for 843 units; John M. Shalikashvili, $8,125 for 110 units; and Mike S. Zafirovski, $65,000 for 843 units.

Stock-Based Compensation

Each nonemployee director who continues to serve as a director following each annual meeting is granted a retainer stock unit award, with the number of units equal to the number of shares of Boeing stock that could be purchased with an aggregate of $130,000. The number of retainer stock units awarded is based on the Fair Market Value of Boeing stock on each of the four quarterly dates on which the Annual Board Retainer Fee is paid. For 2006, a total of 1,686 retainer stock units were awarded to each director, except William M. Daley, who received 1,376 units after joining the Board of Directors on February 26, 2006, and John M. Shalikashvili, who received 878 units before retiring on May 1, 2006. The retainer stock units are credited to the director’s account (an unfunded stock unit account) in the Company’s Deferred Compensation Plan for Directors and are immediately vested. Directors do not have the right to vote or transfer retainer stock units. Retainer stock units earn the equivalent of dividends, which are credited as additional retainer stock units. Retainer stock units will be distributed as shares of Boeing stock after retirement or other termination of Board service.

Before 2005, nonemployee directors received annual option grants, with an exercise price equal to the average of the Fair Market Values for the fifth through ninth business days following the date of grant, which was the date of the Annual Meeting for years prior to 2005. The options have a term of ten years and generally become exercisable in installments of one, three and five years after the date of grant. If a director’s service is terminated due to retirement, disability or death, exercisability of the options will be accelerated.

2006 AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors serves as the representative of the Board for general oversight of the Company’s financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. The Board has adopted a written charter for the Audit Committee. Management of the Company has responsibility for preparing financial statements of the Company as well as for the Company’s financial reporting process. Deloitte & Touche LLP, acting as independent auditor, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles in the United States.

In this context, the Audit Committee hereby reports as follows:

(1)	The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2006 with the Company’s management.

(2)	The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees.

(3)	The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent auditors, the independent auditors’ independence.

(4)	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of the Company, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and the NYSE. Mr. Biggs and Mr. Nanula are the audit committee financial experts under SEC rules and have accounting or related financial management expertise and are independent under applicable NYSE listing standards.

Mr. Collins does not appear as a signatory to the Audit Committee Report because he was not a member of the committee in 2006.

Audit Committee

John H. Biggs, Chair

Linda Z. Cook

Richard D. Nanula

Mike S. Zafirovski

INDEPENDENT AUDITORS FEES REPORT

The aggregate fees billed by Deloitte & Touche LLP, our independent auditors, in fiscal years 2006 and 2005 were as follows:

Services Rendered	Fees
	2006	2005
Audit Fees(1)	$31.5 million	$28.3 million
Audit-Related Fees(2)	$0.7 million	$0.3 million
Total Audit and Audit-Related Fees	$32.2 million	$28.6 million
Tax Fees(3)	$2.0 million	$2.5 million

(1)	For professional services rendered for the audits of our 2006 and 2005 annual financial statements, and the reviews of the financial statements included in our Forms 10-Q for fiscal years 2006 and 2005. Includes fees for issuance of consents related to SEC filings and other statutory audits of $2.2 million for 2006 and $1.8 million for 2005.

(2)	For audits of employee benefit plans that file financial statements on Form 11-K with the SEC, accounting consultations, and audit procedures related to an asset divestiture.

(3)	For 2006 and 2005 tax services for non-U.S. tax compliance and planning, expatriate tax software and tax compliance, and other tax planning and preparation fees.

All of the above services (audit, audit-related and tax) are pre-approved by the Audit Committee (the “Committee”).

In addition, fees totaling $1.3 million and $1.4 million for fiscal years 2006 and 2005, respectively, have been paid to Deloitte & Touche LLP for employee benefit plan fees charged directly to the plan. Employee benefit plan fees charged directly to the plan do not require pre-approval of the Committee but were pre-approved in 2006.

The Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of our independent auditors.

The Committee has adopted a policy governing its pre-approval of audit and non-audit services to be provided by the Company’s independent auditor, Deloitte & Touche LLP, in order to facilitate compliance with the requirements of the Sarbanes-Oxley Act of 2002. Permitted audit services may include, among other things, audit, review or attest services required under the securities laws, opinions on the Company’s financial statements and internal control systems and processes, comfort letters, and other services performed to fulfill the independent auditors responsibility under generally accepted auditing standards. Permitted non-audit services may include, among other things, consultations and tax services.

Pursuant to this policy, the Office of the Corporate Controller will obtain the Committee’s pre-approval of audit and non-audit services to be provided by the independent auditor on an annual basis. Committee pre-approval is also required for additional audit and/or non-audit services outside the scope of previously approved services in the event the fees for such additional services are equal to or greater than $250,000. On a quarterly basis, the Office of the Corporate Controller will provide written updates to the Committee showing audit and non-audit services, the amount of audit and non-audit service fees incurred to date, and the estimated cost to complete such services.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding beneficial ownership of Boeing stock, as of February 28, 2007, of each director, the Company’s Named Executive Officers, and directors and executive officers as a group, and also sets forth stock units and interests held pursuant to the Company’s compensation and benefit plans or pursuant to a contract or arrangement. While these interests may not be transferred, some are vested.

All numbers are rounded to the nearest whole share. No family relationship existed among any of the directors or executive officers of the Company.

Directors and Nominees	Shares Beneficially Owned(1)		Stock Units and Interests(2)		Total(3)
John H. Biggs	49,130	(4)(5)	25,480	(6)	74,610
John E. Bryson	20,520	(4)(7)	24,674	(6)	45,194
Arthur D. Collins, Jr.*	0		0		0
Linda Z. Cook	1,700	(4)	9,432	(6)	11,132
William M. Daley	1,250	(4)	2,528	(6)	3,778
Kenneth M. Duberstein	20,780	(4)	26,500	(6)	47,280
John F. McDonnell	9,659,942	(4)(8)	14,508	(6)	9,674,450
Richard D. Nanula	2,000	(4)(9)	5,280	(6)	7,280
Rozanne L. Ridgway	25,441	(4)	32,490	(6)	57,931
Mike S. Zafirovski	0		6,608	(6)	6,608
Named Executive Officers	Shares Beneficially Owned (1)		Stock Units and Interests (2)		Total (3)
W. James McNerney, Jr.**	440,979	(4)	11,878	(6)	452,857
James A. Bell	75,596	(4)	46,528		122,124
James F. Albaugh	133,026	(4)	130,505		263,531
Laurette T. Koellner	18,414	(4)	118,938		137,352
Richard D. Stephens	18,542	(4)	57,918		76,460
Alan R. Mulally***	166,868	(4)	21,173		188,041
All directors and all executive officers as a group (25 persons)	10,789,496		973,979		11,763,475

*	Mr. Collins joined the Board on February 27, 2007, and did not own Boeing stock as of February 28, 2007.

**	Also serves as a director.

***	Mr. Mulally ceased to be an executive officer of the Company on September 5, 2006. His retirement pursuant to the Company’s retirement policy was effective October 1, 2006.

(1)	Consists of the aggregate total of shares of common stock held by the named individual either directly or indirectly, including 401(k) plan holdings, Employee Payroll Stock Ownership Plan of McDonnell Douglas Corporation (“PAYSOP”) shares and options exercisable within 60 days.

(2)	Consists of the aggregate total of any restricted stock units, Boeing Stock Units (“BSUs”), Career Shares, Matching Deferred Stock Units (“MDSUs”), retainer stock units or deferred stock units.

(3)	All persons listed as directors and nominees or Named Executive Officers own less than 1% of the Company’s outstanding common shares as of February 28, 2007 except:

% of Outstanding Shares
John F. McDonnell	1.22%
All directors and officers as a group (25 persons)	1.49%

(4)	This includes the following shares with respect to which the following persons have the right to acquire beneficial ownership within 60 days of the date of this table by exercise of stock options.

Number of Shares Issuable
James F. Albaugh	25,792
James A. Bell	29,440
John H. Biggs	14,520
John E. Bryson	13,920
Linda Z. Cook	1,200
William M. Daley	0
Kenneth M. Duberstein	14,520
Laurette T. Koellner	6,800
John F. McDonnell	14,520
W. James McNerney, Jr.	93,480
Alan R. Mulally	147,781
Richard D. Nanula	0
Rozanne L. Ridgway	13,920
Richard D. Stephens	9,520

(5)	This includes 30,000 shares held in the J. H. Biggs Revocable Trust, 2,710 shares held in the Biggs Family Charitable Foundation and 340 shares held in two trusts established for family members.

(6)	These numbers represent deferred stock units held under the Deferred Compensation Plan for Directors. All nonemployee directors receive part of their Board compensation in retainer stock units. In addition, they may choose to defer all or part of their cash compensation in the form of deferred stock units. See Director Compensation beginning on page 17.

(7)	This includes 1,600 shares held in trust for a member of Mr. Bryson’s family.

(8)	Of the total shares shown, 3,814,648 shares are held in trusts of which Mr. McDonnell or his wife is a trustee for the benefit of members of the McDonnell family. Also included are 5,014,368 shares of Boeing stock held in two trusts of which Mr. McDonnell and his brother are co-trustees.

(9)	Represents shares held in a trust for Mr. Nanula’s family.

SECURITY OWNERSHIP OF MORE THAN 5% SHAREHOLDERS

The following table sets forth information regarding beneficial ownership of the owners of more than 5% of the outstanding Boeing stock as of December 31, 2006.

Name/Address	Shares Beneficially Owned		Percent of Stock Outstanding
State Street Bank and Trust Company (“State Street”) 225 Franklin Street Boston, Massachusetts 02110	85,293,207	(1)	10.8%
AXA Assurances I.A.R.D. Mutuelle 1290 Avenue of the Americas New York, New York 10104	46,602,830	(2)	5.9%
(1)	Information is based on a Schedule 13G filed by State Street on February 12, 2007, as amended. State Street reports that on December 31, 2006, it had sole power to vote or direct the vote of 27,703,135 shares and sole power to dispose of or direct the disposition of no shares. It also reports that it shared voting power over 57,590,072 shares and shared dispositive power over 85,293,207 shares. State Street is the Trustee of the Company’s Voluntary Investment Plan, a 401(k) retirement savings plan (“VIP”), the Company’s BAO Voluntary Savings Plan (“BAO VSP”) and the PAYSOP. It has informed the Company that the shared voting and dispositive amounts reported include 56,622,460 shares held in the VIP trust, 175,112 shares held in the BAO VSP trust and 792,500 shares held in the PAYSOP trust, on December 31, 2006. The Trustee has dispositive power for the shares in the VIP trust, the BAO VSP trust and the PAYSOP trust to the extent necessary to follow valid instructions from participants regarding withdrawals, transfers or loans from such plans. Participants in the VIP, the BAO VSP and the PAYSOP may direct the Trustee how to vote their proportionate interest in those shares. Unallocated shares and allocated shares for which written instructions are not timely received by the Trustee are voted by the Trustee in the same manner and proportion as the allocated shares in the VIP stock fund, the BAO VSP stock fund and the PAYSOP stock fund for which voting instructions are timely received, unless contrary to applicable law.

(2)	Information is based on a Schedule 13G filed jointly on February 13, 2007 by AXA Financial, Inc., AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle and AXA. Each of these entities reports that on December 31, 2006, it had sole power to vote or direct the vote of 25,546,713 shares and sole power to dispose of or direct the disposition of 46,595,312 shares. Each of these entities also reports that it shared voting power over 6,404,249 shares and shared dispositive power over 7,518 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and certain of its officers to send reports of their ownership of Boeing stock and of changes in such ownership to the SEC and the NYSE. SEC regulations also require the Company to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis. Based on the Company’s review of the reports it has received, the Company believes that all of its directors and officers complied with all the reporting requirements applicable to them with respect to transactions during 2006, except that one report was inadvertently filed late for each of the following current and former officers: Messrs. Carson, De Leon, Mulally, Pickering and Tracy, and two reports were inadvertently filed late for each of Messrs. Hill and McNerney.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis presents information about the compensation of our senior executives, including the executives included in the Summary Compensation Table on page 35. These executives are referred to as the Named Executive Officers (“NEOs”). It also gives information about significant changes in our executive compensation policies and practices in 2006.

Our executive compensation program is established and overseen by the Compensation Committee of the Board of Directors. The Committee reviews and approves all elements of the executive compensation program. The Committee also reviews and approves business goals and objectives relevant to executive compensation, evaluates the performance of the Chief Executive Officer (“CEO”) in light of those goals and objectives, and determines and recommends the CEO’s compensation level to independent members of the Board based on this evaluation.

The Compensation Committee works with an independent executive compensation consultant for advice and perspective regarding market trends that may impact decisions the Company makes about its executive compensation program and practices. Management has the responsibility for effectively implementing the executive compensation program. Additional information about the role and processes of the Committee is presented under Compensation Committee beginning on page 12.

Changes to Executive Compensation Program in 2006

We made several changes to our executive compensation program that took effect in 2006 (based on the objectives and guiding principles presented below), including some modifications to the annual and long-term incentive programs. Beginning with the 2006 performance year, annual incentives earned each year will be paid in cash, instead of the previous mix of cash and Boeing Stock Units that vested after three years. The change to the annual incentive program was made after a review of peer group practices and as a way to link pay and performance more directly by providing more immediate awards after the completion of the performance period.

The long-term incentive program implemented in 2006 links awards to internal financial goals as well as stock price growth, instead of a sole focus on stock price growth, as under the previous Performance Share program. The new program, which consists of a mix of cash-based Performance Awards and stock options, is designed to promote sustained shareholder value creation and provide a balanced focus on driving internal and external performance through the achievement of internal goals relative to our long-range business plan and long-term stock price appreciation. The program is more consistent with peer group practices by delivering long-term incentive award opportunities through a combination of awards, each of which has a meaningful weighting.

Objectives and Guiding Principles

Our executive compensation program supports the objective of enhancing shareholder value through a competitive program that attracts world-class talent and rewards executives for demonstrating strong leadership and delivering results. As such, our executive compensation program is designed to:

•

Align with shareholder interests by establishing programs that promote increased shareholder value and require a significant ownership of Boeing stock through stock ownership requirements for NEOs, other officers, and senior executives

•

Link pay to Company and individual performance by targeting a significant portion of an executive’s total direct compensation as variable, at-risk compensation that is dependent on successful achievement of specified annual and long-term performance goals

•	Communicate and reinforce the importance of achieving growth and productivity targets, which drive performance to our business plan

•	Attract and retain talent by paying competitively with other major corporations that operate complex businesses in global markets

We believe that our executive compensation program, which is comprised of the elements described below, achieves these objectives.

Elements of the Executive Compensation Program

Below is a summary of the key elements and characteristics of our executive compensation program:

•

Base salary—Component of pay based on an individual’s competencies, skills, experience and performance, as well as internal equity considerations; executives are eligible for annual salary increases and adjustments for changes in job responsibilities

•

Annual incentives—Performance-based component of pay; motivates and rewards executives for the achievement of annual internal financial goals (economic profit) and individual goals; awards are paid in cash and may vary from target levels based on Company and individual performance

•

Long-term incentives—Performance-based component of pay; motivates and rewards executives for the achievement of long-term internal financial goals (economic profit) and stock price performance; awards are paid in cash and/or stock and may vary from target levels based on Company results and stock price performance

•

Retirement plans and deferred compensation—Provides additional financial security based on length of service (benefits are set based on specified formulas); executives may choose to defer the receipt of earned compensation

•	Other benefits and perquisites—Provides enhanced benefits for executives; varies by executive level

•	Severance benefits—Provides pay and benefits in the event an executive’s job is eliminated or employment is terminated in certain circumstances, as specified in the arrangements

Market Benchmarking and Positioning

Peer Group

Executive compensation is benchmarked relative to a comparison group of leading aerospace and manufacturing companies (“peer group”) that have a technology focus, global operations, a diversified business, and annual sales and market capitalizations comparable to Boeing. Each year the Compensation Committee reviews the peer group and determines whether any changes should be made. The 2006 peer group spanned several Standard & Poor’s industry sectors and was composed of the following 24 companies:

3M

AT&T

Caterpillar

ChevronTexaco

ConocoPhillips

Dell

DuPont

Exxon Mobil

Ford

General Dynamics

General Electric

General Motors

Hewlett-Packard

Honeywell

IBM

Intel

Lockheed Martin

Marathon Oil

Motorola

Northrop Grumman

Pfizer

Raytheon

United Technologies

Verizon Communications

Peer group practices are analyzed annually for total direct compensation (salary and annual and long-term incentives), and periodically for other pay elements (such as benefits and perquisites).

Executive Pay Levels

We assign all executives to pay grades by comparing position-specific duties and responsibilities with market data and our internal management structure. Each pay grade has a salary range with corresponding target annual and long-term incentive award opportunities, benefits and perquisites. Generally, there are minor changes in target compensation from year-to-year.

In setting executive pay, we target total direct compensation to be competitive with peer group practices. Executive compensation levels are set to be at the middle of the market among our peer group. The pay positioning of individual executives will vary based on their competencies, skills, experience and performance, as well as organizational structure and internal pay relationships. In 2006, each NEO’s salary and target annual and long-term incentive award opportunities were consistent with compensation opportunities offered at the peer group companies. Actual total compensation earned may be more or less than target based on Company and individual performance results during the performance period.

Pay-Setting Process

The following factors are considered in setting and adjusting executive compensation:

•	Internal financial and external market performance

•	Peer group pay practices and broader market trends

•	Individual performance and internal pay equity comparisons

•	Critical business and people needs

In developing the pay programs and levels for NEOs and other executives, the independent executive compensation consultant presents peer group pay practices and other relevant benchmarks to the Compensation Committee and management. The Committee also reviews comprehensive pay tally sheets for the NEOs. The pay tally sheets are prepared by the independent executive compensation consultant and provide total annual compensation (for the current year and for the following year, based on expected pay adjustments), accumulated wealth (value of equity holdings, outstanding long-term incentives, deferred compensation and pension), and estimated compensation under various termination scenarios.

The Committee sets the pay for the CEO and reviews and approves all NEO and other officer pay arrangements. The CEO develops pay recommendations for other officers, including the NEOs, and is assisted in pay administration by the Senior Vice President—Human Resources and Administration.

Emphasis on At-Risk Pay Versus Salary

Consistent with the Company’s objectives, performance-based pay, particularly long-term incentives, is emphasized in determining pay packages. As such, the majority of the NEOs’ total direct compensation is at risk (on average, 80%). The total direct compensation number from which this percentage was calculated is presented in the Summary Compensation Table (in the “Salary” and “Non-Equity Incentive Plan Compensation” columns) and the 2006 Grants of Plan-Based Awards table (target level for Performance Award and, for stock options, the “Grant Date Fair Value of Stock and Option Awards” column) on pages 35 and 37, respectively. Actual value realized from Performance Awards could be zero if the minimum performance level for payouts is not met. Threshold performance for incentive awards is described later in this report.

Determination of Executive Compensation

In setting total direct compensation, a consistent approach is generally applied for all executive officers. Exceptions to normal practice are made based on critical business and people needs.

Base Salary

Base salaries provide for competitive pay based on the market value of the position and meet the objective of attracting and retaining the talent needed to run the business. Salaries are reviewed annually. Salary increases may be given based on individual factors, such as competencies, skills, experience and performance, and market practices. Annual salary increases are effective in March. Promotional increases may also take place when new roles are assumed.

Mr. McNerney’s minimum base salary of $1.75 million was established by his employment agreement in July 2005, and based on the Committee’s review of competitive market data it was not adjusted in 2006. The Summary Compensation Table presents the NEOs’ salaries earned during 2006.

Incentive Performance Measures and Goals

The Company’s 2006 incentive award opportunities, which are earned only if performance results are achieved, consisted of the following:

Plan	Awards Earned for …
Annual Incentives:	Economic profit results for the fiscal year versus the Company’s annual business plan

Individual performance based on executive-specific contributions (including leadership and business results)

Long-Term Incentives:
Performance Awards	Economic profit results aggregated over three consecutive fiscal years relative to the Company’s long-range business plan

Stock Options	Stock price appreciation. Options vest over three years (34%, 33% and 33%) and only have value to the extent the stock price appreciates relative to the exercise price

We have selected economic profit as the financial metric for executive annual incentives and Performance Awards because it is a measure that shows not only how much a business earns, but also how well it uses its net assets to support its operations to generate revenue. Economic profit grows not merely by increasing revenues, but also by reducing costs and optimizing net assets. This is done through more efficient processes, cost containment and minimized inventory, among many other ways. Economic profit is aligned with enterprise financial performance targets established by our Company. Economic profit is also the financial metric for our broad-based, non-executive employee annual incentive plan.

Economic profit measures our ability to generate earnings after covering a capital charge for net assets. Specifically, economic profit equals:

•

Net operating profit after tax (operating earnings, adjusted to exclude share-based plans expense and Boeing Capital Corporation interest expense, and reduced for taxes using an effective tax rate), less

•

Capital charge (average net assets multiplied by a targeted cost of capital, where average net assets exclude cash, marketable securities, debt and certain pension and other post-retirement benefit obligations)

Annual incentive awards and Performance Awards are determined on the basis of pre-established objectives that are set and approved by the Compensation Committee prior to the beginning of the performance period. Specific economic profit goals cannot be changed during the performance period. After the end of the performance period, the Committee may choose to exclude certain non-recurring items that are outside of the normal course of business, unusual and/or infrequent, and not reflective of the Company’s core operating performance for that period. Any adjustments made will be based on the Committee’s judgment.

The performance period is one year for the Annual Incentive Plan and three years for the long-term Performance Awards. Performance levels are set taking into account business conditions, expectations regarding the probability of achievement, and the desire to incorporate a degree of “stretch” to push the Company to achieve a higher level of performance. Specific probabilities of achievement are not assigned to the performance levels. Consistent with our philosophy and approach to setting goals, payouts that are above target will be for superior performance (results that exceeded our business plan).

Annual Incentive Plan

The Annual Incentive Plan is designed to motivate and reward NEOs and all other executives based on the achievement of specific Company and individual goals for the performance year. Executives are assigned a target incentive award based on their pay grade. Actual incentive awards are modified by an individual and Company performance score. Individual scores can range from 0.0 to 2.0 (target of 1.0) and reflect performance against business goals and objectives, value of contributions relative to peers, overall business unit or functional performance, and a leadership assessment. Company scores can range from 0.0 to 2.0 (target of 1.0) and are based on annual economic profit results. The Company score for executive annual incentives is the same score that is used to determine payouts for non-executive employees under the Company’s broad-based annual incentive plan. Company scores below 0.5 result in no payout to executives for the performance period; however, non-executive employees may still be eligible to receive a payout. Individual awards cannot exceed 200% of an executive’s target incentive award. Awards are paid in cash following the year in which they are earned (i.e., awards earned for 2006 performance were paid in March 2007).

The mechanics of our Annual Incentive Plan are as follows:

Target Award	X	Company Performance Score	X	Individual Performance Score	=	Annual Incentive Award
(% of base salary)		Economic profit (can range from 0.0 to 2.0)		(can range from 0.0 to 2.0)		Paid 100% in cash

The target annual incentive award percentages assigned to the NEOs for 2006 were the following:

•	CEO: 170% of base salary (maximum of 230% of salary pursuant to his employment agreement).

•	Other NEOs: 75% to 85% of base salary (maximum of 200% of target).

For 2006, management presented financial results and the Compensation Committee determined that the Company’s economic profit after adjustments noted below was above plan. This resulted in a Company score of 1.2, which was above the target of 1.0. The above target performance was the result of double-digit revenue growth, continued productivity improvements and record commercial airplane orders and total backlog which impacted cash flow and net assets. Consistent with past practices, adjustments were made to ensure that award payments under the Company’s executive and employee incentive plans represent the underlying growth and performance of the core business. For 2006, the Committee adjusted economic profit performance to eliminate the financial impact of the decision to exit the Connexion by Boeing business, the global settlement with the U.S. Department of Justice, the acquisition of Aviall, Inc., and the balance sheet impact related to new accounting rules for pension and other post-retirement benefits, together with the annual remeasurement of our pension plans. Actual 2006 economic profit after these adjustments was $2.6 billion versus a 2006 target of $2.4 billion.

The actual awards for the NEOs are presented in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. The range of award opportunities is presented in the 2006 Grants of Plan-Based Awards table.

Long-Term Incentive Program

Our long-term incentive program is comprised of a mix of equity awards in the form of stock options and cash-denominated Performance Awards with grant guidelines by pay grade designed to be approximately equal in targeted expected value. We also may grant equity-based awards (e.g., options, restricted stock units) to recognize increased responsibilities or special contributions, attract new hires, retain executives or recognize certain other special circumstances that occur throughout the year.

Performance Awards

Performance Awards reward executives based on the achievement of long-term financial goals at the end of a three-year performance period. For the 2006-2008 performance period, economic profit goals were set based on the Company’s long-range business plan. Individual target awards are based on a multiple of base salary (set for each pay grade), which is then converted into a number of units.

•	Each unit has an initial value of $100;

•	The amount payable at the end of the three-year performance period may be anywhere from $0 to $200 per unit, depending on our performance against plan for the period ending on December 31, 2008;

•	As a result, final awards may range from 0% to 200% of an individual’s target; and

•	Payment may be made in cash or stock (at the Committee’s discretion).

Performance Awards are designed to pay out 100% of target at the end of the three-year performance cycle if the economic profit goals are achieved at the end of the performance period. Final awards can range from 25% of target for threshold performance to 200% of target for maximum performance. If the threshold level of performance is not achieved, no awards will be paid. For levels of performance between threshold and target, and target and maximum, there will be a linear relationship.

Historical payouts are not available for long-term Performance Awards because 2006 was the first year for this program. Performance Award goals are set so that target payout is realistically achievable if the Company executes according to the long-range business plan. It is expected that maximum performance and less than threshold performance would each not occur too frequently (i.e., less than 10% of the time). The general expectation of the Company is that over the length of a business/economic cycle Performance Award payouts will average close to 100% of target.

The ranges of award opportunities for the NEOs are presented in the 2006 Grants of Plan-Based Awards table. The actual payouts for the 2006 Performance Awards will be made, if the performance goals are met, in early 2009 (reportable in the Summary Compensation Table that will appear in the 2009 proxy statement).

Stock Options

Stock options align executives’ interests with those of shareholders since options only have realizable value if the price of Boeing stock increases after the options are granted. Stock option grant levels are set annually and are based on targeted expected value and recent stock price performance. The size of future awards will be re-evaluated annually based on changes in the Company’s stock price year-over-year. NEOs and other executives receive nonqualified option grants with the following characteristics:

•	Exercise price equal to the Fair Market Value (average of high and low) of Boeing stock on the grant date;

•	Vest annually in approximately equal installments over a three-year period; and

•	Expire ten years after the date of grant.

The 2006 stock option grants are presented in the 2006 Grants of Plan-Based Awards table.

Granting Practices

The Company makes its annual long-term incentive Performance Award and stock option grants in February of each year at the regular meeting of the Compensation Committee of the Board, which typically is within a month after the Company has publicly released a report of its annual earnings. The Committee meeting date, or the next business day if the meeting falls on a Sunday, is the effective grant date for the annual executive stock option grants. The exercise price is the Fair Market Value of Boeing stock on that date.

During the year, we may also make occasional grants of stock options and other equity-based awards in the event we need to recognize or recruit an executive. The effective date of these grants is determined based on the timing of the recognition or recruitment event and approved on or in advance of the effective date of the grant according to the Company’s approval authority requirements. The exercise/grant price is the Fair Market Value of Boeing stock on the effective date. The Compensation Committee approves all equity grants to executive officers.

Prior Awards

Prior to 2006, Boeing granted Performance Shares and Career Shares (restricted stock units) to executives. Performance Shares vest subject to the achievement of specified stock price goals within five years after the date of grant. Career Shares vest upon an executive’s retirement. In addition, the Company granted Boeing Stock Units in partial payment of annual incentive awards, restricted stock and restricted stock units for new hire and promotional grants, and Matching Deferred Stock Units for deferrals of certain compensation into deferred stock unit accounts.

For awards outstanding at the end of 2006, see the Outstanding Equity Awards at 2006 Fiscal Year-End table on page 39. As a result of the Company’s stock price performance in 2006, relative to the price goals, portions of the Performance Shares granted in 2002, 2004 and 2005 were vested and earned. Mr. Mulally’s retirement from the Company resulted in vesting and payment of Career Shares, Matching Deferred Stock Units and Boeing Stock Units. Information regarding actual awards vested or earned during 2006 is presented in the 2006 Option Exercises and Stock Vested table on page 41.

Accounting and Tax Implications

The Compensation Committee considers the accounting and tax impact reflected in the Company’s financial statements when establishing the forms of long-term and equity compensation to be granted. The forms of long-term compensation selected are intended to be cost-efficient. Under accounting standards, the cash-denominated Performance Awards result in “liability” accounting, which means that the estimated payout of the award along with any changes in that estimate are recognized over the performance period. The Company’s ultimate expense will equal the value earned by/paid to the executives. As such, the ultimate expense is not determinable until the end of the three-year performance period.

Since 1998, Boeing has accounted for equity compensation under FAS 123 (now FAS 123R). Under this accounting standard, stock options result in “equity” accounting, which means that the grant date fair value is a fixed charge at the date of grant and is generally expensed over the service/vesting period based on the number of options that vest. Restricted stock and restricted stock units used for new hire, promotional or special retention grants also result in FAS 123R equity accounting, under which the fair value of the award is recognized over the service/vesting period based on the number of shares or units that vest. The grant date fair value, as calculated under FAS 123R, for the 2006 equity grants is presented in the 2006 Grants of Plan-Based Awards table on page 37. The ultimate value of the stock options that will be realized, if any, is not determinable until they are exercised.

Annual incentive awards, Performance Awards and stock options are designed to be deductible by the Company for federal income tax purposes under Section 162(m) of the Internal Revenue Code. See Limitations on Deductibility of Compensation on page 33. Accordingly, when senior executives earn and receive an annual incentive or Performance Award payout (taxable at ordinary income rates, subject to withholding), the Company receives a corresponding tax deduction. Similarly, when executives exercise stock options, they are taxed at ordinary income rates (subject to withholding) and the Company receives a corresponding tax deduction. Restricted stock and restricted stock units used for new hire, promotional or special retention grants are taxable to the executive upon vesting at ordinary income rates (subject to withholding). These awards typically are not tax deductible by the Company for federal income tax purposes under Section 162(m).

Executive Stock Ownership

In order to ensure continual alignment with our shareholders, we have stock ownership requirements for NEOs, other officers and senior executives. The ownership requirements have been in place since 1998 and are based on a multiple of base salary tied to executive grade. The stock ownership guidelines require that, within a three-year period, executives should attain and maintain an investment position in Boeing stock and stock units of the following:

•	CEO: 6x base salary

•	Executive Vice Presidents and Senior Vice Presidents: 4x base salary

•	Vice Presidents: 1x or 2x base salary based on executive grade

In addition to directly owned stock, restricted stock and stock units, deferred stock units and shares held in our savings plans are included in calculating ownership levels. Unvested Performance Shares, unvested Performance Awards and unexercised stock options do not count toward the ownership guidelines. As of February 28, 2007, the NEOs were in compliance with the guidelines.

Other Pay Elements

Compensation for NEOs incorporates other elements as outlined below. These benefits are designed to be market competitive and to attract and retain the executive talent needed to support our business objectives:

•	Retirement benefits

•	Deferred compensation

•	Perquisites and other benefits

•	Severance arrangements

Retirement Benefits

Executives are eligible to participate in the Boeing Pension Value Plan, a tax-qualified defined benefit plan, and the Supplemental Executive Retirement Plan for Employees of The Boeing Company (“SERP”), a non-qualified defined benefit plan. There are no employee contributions required in order to participate in these defined benefit plans.

The SERP is part of an overall competitive benefit package that is offered to our executives. The benefits are determined based on age, service with Boeing, and base salary and annual incentive compensation earned over the last five years of employment. No other forms of compensation are included. The basic formula is 1.6% of the average of the base salary and annual incentive compensation over the last five years multiplied by years of benefit service under the Pension Value Plan, reduced by benefits payable under the Pension Value Plan without regard to certain Internal Revenue Code limits. In addition, the SERP provides benefits that make up for benefits not accrued under the traditional pension plan due to those Internal Revenue Code limits. Consistent with the program design, the estimated value of the NEOs’ retirement benefits generally grows annually as additional years are worked with the Company. We also provide a target retirement benefit to Mr. McNerney to compensate him for benefits provided by his prior employer that he forfeited.

Further details regarding these programs, including the estimated value of retirement benefits for each NEO, are found under 2006 Pension Benefits beginning on page 42. The change in the actuarial pension value from 2005 to 2006 is presented in the “Change in Pension Value” column of the Summary Compensation Table.

Deferred Compensation

Executives are also eligible to participate in the Company’s Voluntary Investment Plan, a 401(k) plan generally available to all Boeing U.S. employees. The Voluntary Investment Plan is a tax-qualified defined contribution savings plan, in which participating employees receive a Company match.

Eligible executives participate in the related non-qualified Supplemental Benefit Plan (“SBP”). The SBP permits personal savings and Company matches on amounts above those permitted under the 401(k) plan due to certain limits imposed by the Internal Revenue Code.

In order to further assist executives in saving for retirement, we provide a Deferred Compensation Plan that allows executives to voluntarily defer the receipt of salary and earned incentive awards. The Deferred Compensation Plan allows executives an opportunity to defer up to 50% of base salary, and 100% of earned annual incentive awards and vested Performance Awards. Stock option gains may not be deferred. Deferred amounts can be invested into a variety of notional accounts that mirror the gains or losses of several different investment funds similar to those available through the Voluntary Investment Plan, as well as an interest-bearing account and a Boeing stock account. Details about these plans and accumulated balances are presented under 2006 Nonqualified Deferred Compensation beginning on page 44.

Perquisites and Other Benefits

As part of a competitive total compensation program, in 2006 Boeing provided perquisites and other benefits to the NEOs and selected other executives as follows:

•	Personal use of Company aircraft (limited to the CEO and Executive Vice Presidents)

•	Relocation assistance

•	Company-provided leased vehicles

•	Financial planning services

•	Annual physical exam

•	Charitable gift matching program

•	Life insurance

•	Club memberships

Certain executives are encouraged (except for Mr. McNerney, who is required) to use Company-owned aircraft for business and personal travel for security reasons. In addition, the Company has provided Mr. McNerney a car service so that business can be conducted during his commute and for security purposes. Total perquisite costs for 2006 are presented in the Summary Compensation Table and related footnotes.

CEO Severance and Change in Control Arrangements

Pursuant to his employment agreement with the Company, Mr. McNerney is entitled to certain severance and change in control benefits if his employment is terminated. Specifically, benefits are payable upon his involuntary termination by the Company without cause or voluntary termination by Mr. McNerney for good reason (e.g., adverse change in responsibilities, pay, reporting relationships or the Company’s/successor’s failure to abide by the agreement). These benefits include a cash severance payment, additional supplemental retirement benefits, health and welfare benefits continuation and vesting of certain long-term incentive awards. The cash severance payment is two times base salary plus target annual incentive or, if termination is following a change in control, payment of three times base salary and target annual incentive. In the event of a change in control, Mr. McNerney would receive these severance benefits if his employment were subsequently terminated (by the Company or by the executive for good reason). The pay continuation levels and triggering events were set to attract Mr. McNerney, who had a similar arrangement with his prior employer, to join the Company.

For a description of these arrangements and potential amounts payable, see Potential Payments Upon Termination or Change in Control beginning on page 46.

Layoff Benefits

In order to facilitate the attraction and retention of executives in a generally “at will” employment relationship, the Company maintains an executive layoff benefit plan to provide severance benefits in the event an executive’s job is eliminated. Severance benefits may be payable following the elimination of an executive’s job; however, there are no enhancements provided in the event of a termination of employment following a change in control. The plan covers all executives (including NEOs) and provides severance benefits equal to one year’s base salary plus target annual incentive compensation, adjusted by Company performance. The pay continuation levels and triggering events were set to provide a fair separation package to all executives, in the event their jobs were eliminated. Continued eligibility to participate in certain incentive award programs may provide additional layoff benefits.

For a description of these layoff benefits, see Potential Payments Upon Termination or Change in Control beginning on page 46.

Other Executive Compensation Policies

Securities Trading Policy. We have a policy that executive officers and directors may not purchase or sell options to sell or buy Boeing stock (“puts” and “calls”) or engage in short sales with respect to Boeing stock.

Clawback Policy. Pursuant to a policy adopted by the Board of Directors in 2006, we will seek reimbursement of annual or long-term incentive payments to an executive officer if the Board determines that the executive engaged in intentional misconduct that caused or substantially caused the need for a substantial restatement of financial results and a lower payment would have been made to the executive based on the restated financial results. This policy is contained in our Corporate Governance Principles and may be viewed on our website at www.boeing.com.

Limitations on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers (“covered employees”) to $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

We consider the impact of this rule when developing and implementing our executive compensation programs. To this end, the annual incentive awards, Performance Awards and stock options described above are designed to meet the deductibility requirements. Specifically, in 2006 shareholders approved the material terms relating to performance goals for incentive awards to the covered executives. For the Elected Officer Annual Incentive Plan, these material terms include limiting the amount of annual incentive awards paid to these executives to 0.40% of adjusted operating cash flow for the CEO and 0.15% for each of the other covered employees. Similarly, for the 2003 Incentive Stock Plan, the material terms include limiting the amount paid to the covered employees for Performance Awards at the end of the three-year performance period to a percentage of adjusted operating cash flow for that performance period. The percentage is 0.50% for the CEO and 0.20% for each of the other covered employees. The material terms also limit the number of shares that can be made subject to stock options awarded to an employee in a calendar year to 2 million. Actual levels for each of these types of awards have been significantly less based on the factors and judgments described above under Annual Incentive Plan, Performance Awards and Stock Options on pages 28, 29 and 30, respectively.

We also believe that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts paid under any of our compensation programs, including salaries and grants of restricted stock and restricted stock units, may not qualify as performance-based compensation that is excluded from the limitation on deductibility. Specifically, Mr. McNerney’s salary in 2006 exceeded the limitation, and certain service-based restricted stock and restricted stock unit awards granted to the NEOs in prior years, are not performance-based and when vested may result in additional compensation that exceeds the limitation. We have a Deferred Compensation Plan that permits compensation deferred under the plan to be exempt from the limitation on tax deductibility.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors acts on behalf of the Board to establish and oversee the Company’s executive compensation program in a manner that serves the interests of Boeing and its shareholders. For a discussion of the Compensation Committee’s policies and procedures, see Committee Membership—Compensation Committee beginning on page 12.

Management of the Company has prepared the Compensation Discussion and Analysis of the compensation program for Named Executive Officers (beginning on page 25). The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2006 (included in this proxy statement) with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s proxy statement, for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Compensation Committee

Kenneth M. Duberstein, Chair

John E. Bryson

John F. McDonnell

Rozanne L. Ridgway

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding compensation for each of the Company’s Named Executive Officers for 2006. Salary includes amounts deferred at the officer’s election. Consistent with the Company’s executive compensation program objectives, performance-based pay, particularly long-term incentive compensation, is emphasized in determining pay packages. The Summary Compensation Table and the 2006 Grants of Plan-Based Awards table should be viewed together to get the best representation of both the short-term and long-term incentive compensation elements of our program.

Name and Principal Position	Salary ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value($)(7)	All Other Compensation ($)(8)	Total ($)
W. James McNerney, Jr.(1) Chairman, President and Chief Executive Officer	$1,750,000	$8,712,295	$1,714,210	$4,025,000	$1,149,931	$2,063,539	$19,414,975
James A. Bell Executive V.P. and Chief Financial Officer	690,769	2,619,489	430,100	846,900	1,122,880	198,348	5,908,486
James F. Albaugh Executive V.P., President and Chief Executive Officer, Integrated Defense Systems	865,769	3,918,257	430,100	729,500	663,174	197,889	6,804,689
Laurette T. Koellner President, Boeing International	612,115	4,983,554	130,333	656,100	343,238	283,674	7,009,014
Richard D. Stephens Senior V.P. Human Resources and Administration	486,308	2,541,132	182,467	438,100	313,541	173,154	4,134,702
Alan R. Mulally(2) Former Executive V.P., President and Chief Executive Officer, Commercial Airplanes	781,214	5,201,925	0	659,300	624,095	138,940	7,405,474

(1)	Mr. McNerney served as a nonemployee director of the Company from 2001 through July 1, 2005. During that period, he received compensation under the Company’s nonemployee director compensation program. As of December 31, 2006, he held 7,800 stock options and 11,878 deferred stock units attributable to compensation for his services as a nonemployee director. The amount in the “Option Awards” column of the Summary Compensation Table includes $13,360 in compensation costs for financial reporting purposes for the year under FAS 123R, rather than an amount paid to or realized by Mr. McNerney, for outstanding stock options that Mr. McNerney received for his service as a nonemployee director. For assumptions used in the calculation of these compensation costs, see footnote 10 to the 2006 Director Compensation Table on page 18.

(2)	Mr. Mulally ceased to be an executive officer of the Company on September 5, 2006. His retirement pursuant to the Company’s retirement policy was effective October 1, 2006.

(3)	The amount reported in this column for each officer reflects the dollar amount of base salary paid in 2006, including salary increases effective in March 2006.

(4)	The amount reported in this column for each officer reflects the compensation costs for financial reporting purposes for the year under FAS 123R, rather than an amount paid to or realized by the officer for outstanding stock-based awards (other than stock options) granted in and prior to 2006. The compensation costs for each type of award are set forth in the table below. Assumptions used in the calculation of these compensation costs are included in Note 16 to the Company’s audited financial statements included in the Company’s 2006 Form 10-K. A description of each type of award appears in the narrative text following the 2006 Grants of Plan-Based Awards table on page 37 and the Outstanding Equity Awards at 2006 Fiscal Year-End table on page 39.

Name	Restricted Stock/ Restricted Stock Units/Deferred Stock Units	Matching Deferred Stock Units	Boeing Stock Units	Performance Shares	Career Shares	Total
W. James McNerney, Jr.	$8,712,295	$0	$0	$0	$0	$8,712,295
James A. Bell	400,000	0	613,744	1,582,696	23,049	2,619,489
James F. Albaugh	0	115,483	831,531	2,908,037	63,206	3,918,257
Laurette T. Koellner	0	276,574	711,919	3,819,512	175,549	4,983,554
Richard D. Stephens	0	449,387	268,939	1,720,424	102,382	2,541,132
Alan R. Mulally	0	122,725	917,547	4,129,954	31,699	5,201,925

(5)	The amount reported in this column for each officer reflects the compensation costs for financial reporting purposes for the year under FAS 123R, rather than an amount paid to or realized by the officer, for stock options granted in and prior to 2006. Assumptions used in the calculation of these compensation costs are included in Note 16 to the Company’s audited financial statements included in the 2006 Form 10-K. A description of the stock options appears in the narrative text following the 2006 Grants of Plan-Based Awards table.

(6)	The amount reported in this column for each officer reflects annual cash incentive compensation, which is based on performance in 2006, and was determined by the Compensation Committee in February 2007 and paid shortly thereafter. This annual incentive compensation is discussed in further detail under Compensation Discussion and Analysis beginning on page 28. The estimated possible threshold, target and maximum amounts for these awards are reflected in the 2006 Grants of Plan-Based Awards table.

(7)	The amount reported in this column for each officer reflects the aggregate increase in the actuarial present value of the officer’s accumulated benefits under all pension plans during the year, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts which the officer may not currently be entitled to receive because such amounts are not vested. Information regarding these pension plans is set forth in further detail under 2006 Pension Benefits on page 42.

(8)	The amount reported in this column for each officer represents (a) perquisites and other personal benefits, (b) premiums paid by the Company for life insurance for the benefit of the insured, (c) tax reimbursements, and (d) Company contributions to retirement and 401(k) plans of the Company and its subsidiaries.

All Other Compensation

Name	Perquisites and Other Personal Benefits(a)	Insurance Premiums(b)	Tax Reimbursements(c)	Company Contributions to Retirement Plans(d)	Total All Other Compensation
W. James McNerney, Jr.	$1,592,891	$268,145	$97,503	$105,000	$2,063,539
James A. Bell	153,833	3,069	0	41,446	198,348
James F. Albaugh	142,093	3,850	0	51,946	197,889
Laurette T. Koellner	208,188	2,728	36,031	36,727	283,674
Richard D. Stephens	106,475	2,165	35,336	29,178	173,154
Alan R. Mulally	88,178	3,199	7,530	40,033	138,940

(a)	The Company provided certain perquisites to senior executive officers in 2006 as follows. Certain executives are encouraged (except for Mr. McNerney, who is required) to use Company-owned aircraft for business and personal travel for security reasons. For purposes of the Summary Compensation Table, we value the aggregate incremental cost to the Company for personal use of Company aircraft using a method that takes into account the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and other variable costs. Since our aircraft are used primarily for business travel, the calculation does not include the fixed costs that do not change based on usage, such as pilots’ salaries, the acquisition costs of the Company-owned or leased aircraft, and the cost of maintenance not related to trips.

The Company also provided to senior executive officers vehicles, and to Mr. McNerney a car and driver; financial counseling services; club memberships that may be used for personal as well as business purposes; and relocation benefits in accordance with our relocation policy. In 2006 senior executive officers were also able to participate in the Company’s Executive Board Match Program, which matches dollar-for-dollar certain charitable contributions made by executives, with a maximum annual match of $25,000 per executive. To be eligible for gift matching under the Executive Board Match Program, a contribution must be to a non-profit organization or educational institution on whose governing board or fundraising committee the executive has been formally asked to serve on behalf of the Company. The Company also provided security services, including home security systems and monitoring, to certain executives. We value the incremental cost to the Company for these benefits based on the actual costs or charges incurred by the Company for the benefits.

The amount for Mr. McNerney includes $63,053 for personal use of Company aircraft associated with relocation, $268,396 for other personal use of Company aircraft (including $9,160 for use associated with attendance at outside board meetings) and $1,059,706 for relocation expenses paid by the Company. The amount for relocation includes $131,694 for expenses incurred in 2006 that were paid in early 2007.

The amount for Mr. Bell includes $102,901 for personal use of Company aircraft (including $16,951 for use associated with attendance at outside board meetings) and $36,447 for personal use of a Company vehicle.

The amount for Mr. Albaugh includes $76,274 for personal use of Company aircraft and $28,500 in gift matching under the Executive Board Match Program, of which $3,500 will be deducted from the amount eligible for matching in 2007.

The amount for Ms. Koellner includes $114,445 for personal use of Company aircraft (including $52,996 for use associated with attendance at outside board meetings), $25,587 for personal use of a Company vehicle and $45,236 for relocation expenses paid by the Company.

The amount for Mr. Stephens includes $29,413 for personal use of a Company vehicle, $36,791 for relocation expenses paid by the Company and $25,000 in gift matching under the Executive Board Match Program.

The amount for Mr. Mulally includes $57,150 for personal use of Company aircraft.

(b)	The amounts represent premiums paid by the Company for term life insurance for the benefit of the insured executive. The amount for Mr. McNerney includes supplemental life insurance premiums paid pursuant to the terms of his employment agreement.

(c)	The amounts represent tax reimbursement primarily associated with relocation.

(d)	The amounts represent matching contributions allocated by the Company to each officer under the Company’s qualified and non-qualified retirement plans.

2006 GRANTS OF PLAN-BASED AWARDS

The following table provides information for each of the Company’s Named Executive Officers regarding 2006 annual and long-term incentive award opportunities, including the range of potential payouts under non-equity incentive plans. Specifically, the table presents the 2006 grants of Annual Incentive Awards, Performance Awards, stock options and Matching Deferred Stock Units (“MDSUs”). In setting and benchmarking pay levels, we focus on target total direct compensation, which is the sum of base salary, annual incentive compensation at target, Performance Awards at target and a targeted value for stock options.

Name	Type of Award	Grant Date	Number of Units Granted (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
				Threshold	Target	Maximum
W. James McNerney, Jr.	Annual Incentive Award		—	$1,487,500	$2,975,000	$4,025,000	—	—	$—	$—
	Performance Award		56,875	1,421,875	5,687,500	11,375,000	—	—	—	—
	Stock Options	2/27/2006	—	—	—	—	—	261,000	74.45	6,003,000
James A. Bell	Annual Incentive Award		—	294,065	588,130	1,176,260	—	—	—	—
	Performance Award		12,675	316,875	1,267,500	2,535,000	—	—	—	—
	Stock Options	2/27/2006	—	—	—	—	—	66,000	74.45	1,518,000
James F. Albaugh	Annual Incentive Award		—	368,440	736,880	1,473,760	—	—	—	—
	Performance Award		16,088	402,200	1,608,800	3,217,600	—	—	—	—
	Stock Options	2/27/2006	—	—	—	—	—	66,000	74.45	1,518,000
Laurette T. Koellner	Annual Incentive Award		—	260,345	520,689	1,041,378	—	—	—	—
	Performance Award		6,600	165,000	660,000	1,320,000	—	—	—	—
	Stock Options	2/27/2006	—	—	—	—	—	20,000	74.45	460,000
Richard D. Stephens	Annual Incentive Award		—	182,538	365,075	730,150	—	—	—	—
	Performance Award		6,110	152,750	611,000	1,222,000	—	—	—	—
	Stock Options	2/27/2006	—	—	—	—	—	28,000	74.45	644,000
	MDSUs	(1)	—	—	—	—	7,190	—	—	588,888
Alan R. Mulally(2)	Annual Incentive Award		—	368,440	736,880	1,473,760	—	—	—	—
	Performance Award		16,088	402,200	1,608,800	3,217,600	—	—	—	—
	Stock Options	2/27/2006	—	—	—	—	—	66,000	74.45	1,518,000
	MDSUs	(1)	—	—	—	—	3,117	—	—	247,965

(1)	See MDSUs discussion below.

(2)	Due to Mr. Mulally’s retirement:

•	His Annual Incentive Award payout, reported in the Summary Compensation Table, was prorated based on the number of days employed during 2006.

•

His Performance Award payout will be prorated based on three out of twelve quarters employed during the performance period and paid out to the extent earned at the end of the performance period. His Performance Award is accordingly reduced to a pro rated grant of 4,022 units with estimated threshold, target and maximum payouts reduced to $100,550, $402,200 and $804,400, respectively.

•	His 66,000 stock options expired unvested.

Annual Incentive Awards. The amounts shown for Annual Incentive Awards represent the threshold, target and maximum amounts of annual cash incentive compensation that might have been paid to each officer for 2006 performance. The actual amount paid for 2006 is shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. If employment is terminated due to death, disability, retirement or layoff during the year, the executive continues to be eligible under the award and, if earned, will receive a prorated payout, based on the number of days employed during the year, at the same time payment would have been made had the executive not had a termination of employment. These awards are described in further detail under Compensation Discussion and Analysis beginning on page 28.

Performance Awards. The amounts shown for Performance Awards represent the threshold, target and maximum amounts that might be paid to each officer pursuant to performance awards granted in 2006. Performance Awards are cash units that pay out based on the achievement of long-term financial goals at the end of a three-year period. Individual target awards are based on a multiple of base salary, which is then converted into a number of units. Each unit has an initial value of $100. The amount payable at the end of the three-year performance period may be anywhere from $0 below threshold to $25 at threshold, $100 at target and $200 at maximum per unit, depending on the Company’s performance against plan for the three years ended December 31, 2008. If employment is terminated due to death, disability, retirement or layoff during the performance period, the executive remains eligible under the award and will receive a prorated payout, based on the number of full calendar quarters employed during the period, at the same time payment would have been made had the executive not had a termination of employment. The Compensation Committee has the discretion to pay these awards in cash, stock or a combination of both after the three-year performance period. These awards may be deferred at the election of the executive. The performance awards are described in further detail under Compensation Discussion and Analysis beginning on page 29.

Stock Options. The amounts shown for Stock Options represent the number of stock options granted to each officer in 2006, the option exercise price and the grant date fair value of the options determined in accordance with FAS 123R. The stock options vest over a period of three years, with 34% vesting after the first year, on February 26, 2007, 33% vesting after the second year, on February 26, 2008, and the remaining 33% vesting after the third year, on February 26, 2009. The exercise price per share is the Fair Market Value of Boeing stock on the date of grant. The options expire ten years after the date of grant. If an executive terminates for any reason, the non-vested portion of the stock option will not vest and all rights to the non-vested portion will terminate completely. Vested options are generally exercisable for 90 days after termination of employment, except that for terminations due to death, disability, retirement or layoff, vested options remain exercisable for the earlier of five years or the end of the ten-year term of the option. The stock options are described in further detail under Compensation Discussion and Analysis on page 30.

Matching Deferred Stock Units (MDSUs). The amounts shown for MDSUs represent the number of MDSUs granted to the officer in 2006 and the grant date fair value of the MDSUs determined in accordance with FAS 123R. Under the MDSU program, which was discontinued in 2005, if an executive elected to defer certain compensation, including vested BSU or Performance Share awards, into Boeing deferred stock units (an unfunded stock unit account), the Company provides a 25% matching contribution when the awards vest that is paid out in stock, contingent on the executive’s staying with the Company until retirement. MDSUs earn dividend equivalents, which accrue in the form of additional MDSUs. Although the Company no longer grants BSUs and Performance Shares, and executives may make no new elections for MDSUs, executives who have previously elected to participate in the matching program will continue to receive MDSUs as and to the extent outstanding BSUs and Performance Shares vest. MDSUs are paid under the Company’s Deferred Compensation Plan for Employees, which is described in further detail under 2006 Nonqualified Deferred Compensation on page 44. MDSUs were awarded to Mr. Stephens on the following dates: 396 on March 1, 2006; 690 on March 7, 2006; 635 on March 17, 2006; 857 on March 21, 2006; 237 on March 28, 2006; 631 on April 11, 2006; 236 on April 17, 2006; 869 on April 19, 2006; 950 on May 2, 2006; 866 on May 10, 2006; 401 on December 1, 2006 and 422 on December 4, 2006. MDSUs were awarded to Mr. Mulally on the following date: 3,117 on October 2, 2006.

Employment Agreement With Mr. McNerney. The Company has entered into an employment agreement with Mr. McNerney providing for his employment as President and Chief Executive Officer of the Company and for his election as Chairman of the Board of Directors of the Company. The initial term of the agreement ends on July 1, 2008, but, beginning on July 1, 2006, the term automatically extends so that the remaining term is always two years. Either the Board of Directors or Mr. McNerney may give notice that the term will not be automatically extended. The agreement provides for an initial annual base salary of $1.75 million and that Mr. McNerney will be eligible to participate in the Company’s annual incentive plan and other incentive compensation plans. He is eligible to earn an annual target annual incentive award measured against objective financial criteria of at least 170% of base salary, with a maximum annual incentive award of 230% of base salary and a potential reduced annual incentive award for achievements below target in accordance with the applicable annual incentive award plan. He participates in all Company long-term incentive programs extended to other senior executives at levels commensurate with his position.

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END

The following table provides information for each of the Company’s Named Executive Officers regarding outstanding stock options and unvested stock awards held by the officers as of December 31, 2006. Market values are presented as of the end of 2006 (based on the closing stock price of Boeing stock on December 29, 2006, the last trading day of the year, of $88.84) for outstanding stock awards, which include 2006 grants and prior-year grants. Market values are not presented for stock options. The accumulated equity holdings reflect our long-term incentive structure, Company performance and an executive’s length of service. Performance Awards, which are cash-based, are not presented in this table.

		Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)					Service-Based Equity Awards			Equity Incentive Plan Awards
Name	Grant Year	Exercisable	Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
W. James McNerney, Jr.
Equity Awards(3)	—	—	—		—	—	308,867		$27,439,744	—	$—
Stock Options	2006	—	261,000	(4)	74.45	2/27/2016
	2004	960	1,440	(5)	43.12	5/03/2014
	2003	1,680	720	(6)	28.22	4/28/2013
	2002	2,100	900	(7)	44.13	4/29/2012
James A. Bell
Equity Awards	—	—	—		—	—	46,528	(10)	4,133,547	49,089	4,361,048
Stock Options	2006	—	66,000	(8)	74.45	2/27/2016
	2003	4,000	6,000	(9)	26.88	4/21/2013
James F. Albaugh
Equity Awards	—	—	—		—	—	58,012	(13)	5,153,786	83,932	7,456,530
Stock Options	2006	—	66,000	(11)	74.45	2/27/2016
	2003	352	6,000	(12)	26.88	4/21/2013
Laurette T. Koellner
Equity Awards	—	—	—		—	—	47,652	(15)	4,233,404	62,681	5,568,574
Stock Options	2006	—	20,000	(14)	74.45	2/27/2016
Richard D. Stephens
Equity Awards	—	—	—		—	—	31,617	(17)	2,808,854	32,643	2,899,985
Stock Options	2006	—	28,000	(16)	74.45	2/27/2016
Alan R. Mulally
Equity Awards	—	—	—		—	—	—		—	95,281	8,464,795
Stock Options	1998	197,781	0		45.06	6/29/08

(1)	The following table shows the aggregate number and value of unvested BSUs, Career Shares, restricted stock, RSUs and MDSUs held by each of the officers as of December 31, 2006:

Name	Number of Shares or Units of Stock That Have Not Vested						Market Value of Shares or Units of Stock That Have Not Vested
	BSUs	Career Shares	Restricted Stock	RSUs	MDSUs	Total	BSUs	Career Shares	Restricted Stocks	RSUs	MDSUs	Total
W. James McNerney, Jr.	0	0	308,867	0	0	308,867	$0	$0	$27,439,744	$0	$0	$27,439,744
James A. Bell	13,019	10,655	0	22,854	0	46,528	1,156,608	946,590	0	2,030,349	0	4,133,547
James F. Albaugh	17,845	22,044	0	0	18,123	58,012	1,585,350	1,958,389	0	0	1,610,047	5,153,786
Laurette T. Koellner	13,889	14,405	0	0	19,358	47,652	1,233,899	1,279,740	0	0	1,719,765	4,233,404
Richard D. Stephens	6,614	10,281	0	0	14,722	31,617	587,588	913,364	0	0	1,307,902	2,808,854
Alan R. Mulally	0	0	0	0	0	0	0	0	0	0	0	0

Awards Granted in Prior Years

Boeing Stock Units (BSUs). BSUs, which were awarded for years prior to 2006 in payment of a portion of the annual incentive award, are stock units that earn dividend equivalents, which are accrued in the form of additional BSUs each quarter. BSUs vest and are payable three years after the award or upon earlier retirement, or may be deferred, and are payable in either cash or stock at the election of the executive. Vesting of the BSUs will be fully accelerated if employment is terminated due to death, disability or layoff.

Career Shares. Career Shares, which were granted prior to 2006, are stock units that are paid out in stock upon vesting. Career Shares earn dividend equivalents, which accrue in the form of additional Career Shares. Vesting occurs upon termination due to death, disability, retirement or layoff.

Restricted Stock. Pursuant to his employment agreement, Mr. McNerney was granted 391,000 shares of restricted stock designed to compensate him for unvested equity awards he forfeited upon leaving 3M: (i) for forfeited stock options, 159,000 shares of restricted stock with vesting and restrictions lapsing in five equal annual installments beginning on May 10, 2006; (ii) for forfeited restricted stock awards, 162,000 shares of restricted stock with vesting and restrictions lapsing in six equal annual installments beginning on January 1, 2006; and (iii) for forfeited restricted stock awards, 70,000 shares of restricted stock with vesting and restrictions lapsing in three equal annual installments beginning on July 1, 2006. Vesting of the restricted stock will be fully accelerated if Mr. McNerney’s employment is terminated due to death, by the Company without cause or by Mr. McNerney with good reason before or after a change in control. Mr. McNerney will receive dividends in cash as and when declared and paid.

Restricted Stock Units (RSUs). RSUs, which were granted to Mr. Bell in 2005, vest 50% three years after the grant date and the remaining 50% five years after the grant date. Vesting of the RSUs will be fully accelerated if Mr. Bell’s employment is terminated due to death, disability or layoff. The RSUs earn dividend equivalents, which are accrued in the form of additional RSUs each quarter, and are payable in stock.

Matching Deferred Stock Units (MDSUs). MDSUs were granted in 2006 and in prior years. They are described in the text following the 2006 Grants of Plan-Based Awards table on page 38.

(2)	The amount reported in this column for each officer represents unvested 2005 Performance Shares at the target payout number and estimated value of shares, and unvested 2002 Performance Shares and 2004 Performance Shares at the maximum payout number and estimated value of shares. Performance Shares, which were granted prior to 2006, are contingent awards that vest in increments if the Company achieves specified stock price hurdles, with threshold, target and maximum levels, within five years from the date of grant. Performance Shares were granted annually from 1998 through 2005, and the size of the grant was determined by a multiple of salary depending on the executive’s pay grade. Performance Shares may vest at any time during the five-year period if the average daily closing price of Boeing stock on the NYSE over a 20-consecutive-day period achieves one of the specified hurdles. The total number of shares delivered by the end of the five-year cycle will range from 0% to 125% of the contingent grant, depending on the level of stock price performance achieved. Performance Shares are distributed in Boeing stock on the date the specified performance hurdle is met or may be deferred, and earn dividend equivalents, which are accrued in the form of additional Performance Shares and distributed in Boeing stock or may be deferred when and to the extent that the related Performance Shares are distributed. If employment is terminated due to death, disability, retirement or layoff during the performance period, the executive remains eligible under the award and will receive payout in the same amount and at the same time payment would have been made had the executive not had a termination of employment.

The following three cycles of Performance Shares were outstanding at December 31, 2006:

2002 Performance Shares, which were granted on February 25, 2002, expired on February 25, 2007. At December 31, 2006, the 2002 Performance Shares had paid out at target, with the only remaining stock price hurdle the maximum of $90.39 (at which price an additional 25% of 2002 Performance Shares would have vested). That price hurdle was not met. As a result, the following number of shares at the following estimated values, which are included in the aggregate amounts shown in the “Equity Incentive Plan Awards” columns above, expired unvested: Mr. Bell, 3,046 shares at $270,565; Mr. Albaugh, 13,764 shares at $1,222,761; Ms. Koellner, 9,098 shares at $808,260; Mr. Stephens, 3,175 shares at $282,092; and Mr. Mulally, 16,563 shares at $1,471,465.

2004 Performance Shares were granted on February 23, 2004 and expire on February 23, 2009. The 2004 Performance Shares have paid out at target, and additional vesting will occur if any of the remaining stock price hurdles above target are met: $91.41 (an additional 10% of 2004 Performance Shares will vest), $95.77 (an additional 10% will vest) and $97.94 (an additional 5% will vest).

2005 Performance Shares were granted on February 28, 2005 and expire on February 28, 2010. 45% of the 2005 Performance Shares have vested so far. The remaining stock price hurdles for 2005 Performance Shares are $90.46 (an additional 15% of 2005 Performance Shares will vest), $95.78 (an additional 15% will vest), $101.10 (an additional 15% will vest), $106.42 (an additional 10% will vest), $111.74 (an additional 10% will vest), $117.06 (an additional 10% will vest) and $119.20 (an additional 5% will vest).

(3)	Reflects (a) 159,000 shares of restricted stock that vest in five equal annual installments beginning on May 10, 2006, of which 127,200 shares were unvested as of December 31, 2006; (b) 162,000 shares of restricted stock that vest in six equal annual installments beginning on January 1, 2006, of which 135,000 shares were unvested as of December 31, 2006; and (c) 70,000 shares of restricted stock that vest in three equal annual installments beginning on July 1, 2006, of which 46,667 shares were unvested as of December 31, 2006.

(4)	Options vest in three annual installments: 88,740 options vested on February 27, 2007; 86,130 options to vest on each of February 27, 2008 and 2009.

(5)	2004 options received for service as a non-employee director. 720 options to vest on each of May 3, 2007 and 2009.

(6)	2003 options received for service as a non-employee director. 720 options to vest on April 28, 2008.

(7)	2002 options received for service as a non-employee director. 900 options to vest on April 30, 2007.

(8)	Options vest in three annual installments: 22,440 options vested on February 27, 2007; 21,780 options to vest on each of February 27, 2008 and 2009.

(9)	3,000 options to vest on each of April 21, 2007 and 2008.

(10)	Reflects (a) 22,854 RSUs, 50% of which vest on each of August 29, 2008 and 2010; (b) 13,019 BSUs, which vest as follows: 1,911 on March 5, 2007; 6,128 on March 11, 2008 and 4,980 on March 10, 2009; and (c) 10,655 Career Shares, which vest upon retirement. These numbers include additional stock units credited as a result of dividend equivalents earned with respect to the stock units.

(11)	Options vest in three annual installments: 22,440 options vested on February 27, 2007; 21,780 options to vest on each of February 27, 2008 and 2009.

(12)	3,000 options to vest on each of April 21, 2007 and 2008.

(13)	Reflects (a) 17,845 BSUs, which vest as follows: 3,501 on March 5, 2007; 8,070 on March 11, 2008 and 6,274 on March 10, 2009; (b) 22,044 Career Shares, which vest upon retirement; and (c) 18,123 MDSUs, which vest upon retirement. These numbers include additional stock units credited as a result of dividend equivalents earned with respect to the stock units.

(14)	Options vest in three annual installments: 6,800 options vested on February 27, 2007; 6,600 options to vest on each of February 27, 2008 and 2009.

(15)	Reflects (a) 13,889 BSUs, which vest as follows: 4,181 on March 5, 2007; 6,048 on March 11, 2008 and 3,660 on March 10, 2009; (b) 14,405 Career Shares, which vest upon retirement; and (c) 19,358 MDSUs, which vest upon retirement. These numbers include additional stock units credited as a result of dividend equivalents earned with respect to the stock units.

(16)	Options vest in three annual installments: 9,520 options vested on February 27, 2007; 9,240 options to vest on each of February 27, 2008 and 2009.

(17)	Reflects (a) 6,614 BSUs, which vest as follows: 1,399 on March 5, 2007; 2,686 on March 11, 2008 and 2,529 on March 10, 2009; (b) 10,281 Career Shares, which vest upon retirement; and (c) 14,722 MDSUs, which vest upon retirement. These numbers include additional stock units credited as a result of dividend equivalents earned with respect to the stock units.

2006 OPTION EXERCISES AND STOCK VESTED

The following table provides information for each of the Company’s Named Executive Officers regarding stock option exercises and vesting of stock awards during 2006. As a result of Boeing stock price performance in 2006 relative to the price hurdles set for the awards, several portions of the Performance Shares granted in 2002, 2004 and 2005 vested in 2006.

		Option Awards		Stock Awards
Name of Executive Officer	Type of Award	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(1)
W. James McNerney, Jr.	Restricted Stock	—	$—	82,133	$6,627,145
James A. Bell	Options	9,294	312,337	—	—
	BSUs	—	—	2,508	182,590
	Performance Shares	—	—	64,807	5,387,858
James F. Albaugh	Options	13,650	548,259	—	—
	BSUs	—	—	7,662	557,782
	Performance Shares	—	—	151,616	12,534,682
Laurette T. Koellner	BSUs	—	—	6,080	442,644
	Performance Shares	—	—	108,285	8,958,966
Richard D. Stephens	Options	12,890	346,102	—	—
	BSUs	—	—	2,761	201,034
	Performance Shares	—	—	48,455	4,019,079
Alan R. Mulally	Options	22,819	644,413	—	—
	BSUs	—	—	29,206	2,251,773
	Performance Shares	—	—	173,574	14,346,275
	Career Shares	—	—	26,951	2,155,293
	MDSUs	—	—	21,103	1,678,915
(1)	For stock options, the value realized is the difference between the Fair Market Value of the underlying stock at the time of exercise and the exercise price. For Stock Awards, the value realized is based on the Fair Market Value of the underlying stock on the vesting date.

(2)	Stock Awards that vested in 2006 include BSUs granted in 2003 for 2002 performance, as well as Performance Shares granted in 2002, 2004 and 2005. Mr. Mulally’s stock awards also include BSUs granted in 2004, 2005 and 2006 for 2003, 2004 and 2005 performance, respectively, and MDSUs and Career Shares which vested upon his retirement. BSU amounts shown for Messrs. Albaugh, Stephens and Mulally were deferred at each officer’s election and the Performance Share amount shown for Mr. Stephens includes amounts deferred at the officer’s election.

2006 PENSION BENEFITS

The following table provides information as of September 30, 2006 (the pension measurement date for purposes of the Company’s financial statements) for each of the Company’s Named Executive Officers regarding the actuarial present value of the officer’s total accumulated benefit under each of the Pension Value Plan and the Supplemental Executive Retirement Plan. This benefit is payable only in the form of a monthly annuity. For Mr. McNerney, the table also includes the actuarial present value of his retirement benefit under his employment agreement, which is payable as a lump sum. The actuarial values were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($) (3)
W. James McNerney, Jr.	Pension Value Plan	1.25	$44,305	$0
	SERP	1.25	460,533	0
	Employment Agreement	0.75	14,765,366	0
James A. Bell	Pension Value Plan	35.50	866,571	0
	SERP	35.50	3,858,514	0
James F. Albaugh	Pension Value Plan	22.40	495,088	0
	SERP	22.40	3,877,378	0
Laurette T. Koellner	Pension Value Plan	28.71	485,489	0
	SERP	28.71	2,784,182	0
Richard D. Stephens	Pension Value Plan	27.58	486,739	0
	SERP	27.58	1,388,866	0
Alan R. Mulally	Pension Value Plan	37.31	900,616	24,026
	SERP	37.31	8,633,834	0
(1)	Credited service under the Pension Value Plan and the SERP is counted in the same manner and determined pursuant to such plans uniformly for all plan participants. The years of Company service for each officer for the Pension Value Plan and SERP are as follows: Mr. McNerney, one year; Mr. Bell, 34 years; Mr. Albaugh, 31 years; Ms. Koellner, 28 years; Mr. Stephens, 26 years; and Mr. Mulally, 37 years. This credited service is slightly higher than years of Company service for each officer, except that Mr. Albaugh’s credited service is less than his years of Company service because for part of his Company service he, in connection with a government contract, participated in a pension plan that is not currently sponsored by the Company. Under the terms of Mr. McNerney’s employment agreement, described below, his years of credited service for the purposes of supplemental retirement benefits under such employment agreement are counted from January 1, 2006. Granting extra years of credited service under the SERP requires the approval of the Compensation Committee of the Board of Directors.

(2)	The amounts reported in this column for each officer were calculated assuming no future service or pay increases. Present values were calculated assuming no pre-retirement mortality or termination. The values under the Company’s Pension Value Plan and the SERP are the actuarial present values as of September 30, 2006 of the benefits earned as of that date and payable at age 65 for the Pension Value Plan and age 62 for the SERP. The discount assumption is 6%. The post-retirement mortality assumption of the Pension Value Plan is RP 2000 sex-specific mixed-collar, projected to 2015 using scale AA, and for the SERP is RP 2000 sex-specific white-collar, projected to 2015 using scale AA. The value set forth for Mr. McNerney’s employment agreement retirement benefit is the lump sum payable at age 62 discounted with the same interest and mortality used for the target benefit portion of the SERP. In order to determine the change in pension values for the Summary Compensation Table on page 35, the values of the Pension Value Plan, the SERP and Mr. McNerney’s employment agreement retirement benefit were also calculated as of September 30, 2005 for the benefits earned as of that date. The discount assumption used for the Pension Value Plan benefits was 5.75%. For the SERP and Mr. McNerney’s employment agreement retirement benefit, the discount assumption was 5.50%, which were the assumptions used for financial reporting purposes for 2005. Other assumptions used to determine the value as of September 30, 2005 were the same as those used for September 30, 2006. The assumptions reflected in this footnote are the same as the ones used for the Pension Value Plan and the SERP for financial reporting purposes.

The benefits shown in the table are based on straight-life annuity amounts. For the Pension Value Plan and SERP, the annuity is the normal form of payment for unmarried participants, and a 50% joint and survivor benefit is the normal form of payment for those who are married at the time of benefit commencement; alternative annuity forms may also be available. The benefits shown in the table are not subject to any deduction for Social Security benefits.

(3)	Mr. Mulally began to receive his retirement benefit from the Pension Value Plan in the form of a 50% joint and survivor annuity on October 1, 2006 after his employment terminated. His pension benefit under the SERP, which will be paid in the same form as the Pension Value Plan benefit, will not begin until April 2007.

Pension Value Plan

Under the Pension Value Plan, each year a bookkeeping account in a participant’s name is credited with an amount equal to a percentage of the participant’s annual salary and annual incentive compensation depending on the participant’s age, ranging from 3% for those younger than age 30 to 11% for those age 50 and older. Each Named Executive Officer is older than age 50. Each participant’s account also receives interest credits based on the yield of the 30-year U.S. Treasury bond in effect during November of the previous year, except that the rate may be no lower than 5.25% or higher than 10%. Benefits are earned after one year of service, which is retroactively credited upon completion. Benefits generally vest after five years of service or, if earlier, when a participant reaches age 62. When a participant retires, the amount credited to the participant’s account is converted into an annuity by dividing the account balance by a fixed factor of 11 in order to determine the annual benefit for employees retiring from active employment. If a participant terminates employment with a vested benefit before becoming eligible for retirement, annuity benefits can begin on or after age 55. However, the factor used to determine the annuity is 0.4 higher (and therefore the benefit is lower) for each year before age 65 that the benefit commences. For example, the factor for benefit commencement at age 60 for a participant whose employment terminated before retirement is 13 rather than 11.

In addition, certain benefits earned by participants under prior retirement plans of Boeing and McDonnell Douglas calculated as of December 31, 1998 were transferred to the Pension Value Plan when it became effective as of January 1, 1999. Certain benefits earned by participants under prior retirement plans of Boeing North American were also transferred as of July 1, 1999. These benefits will increase each year at the same rate the participant’s salary increases, and the benefits retain early retirement subsidies. At retirement, participants will receive these benefits in addition to the Pension Value Plan annuity described above.

Supplemental Executive Retirement Plan

Total pension benefits for the Named Executive Officers are determined under a combination of the SERP, which is a non-qualified defined benefit plan, and the Company’s qualified Pension Value Plan, which provides income continuation for employees through a qualified defined benefit plan whose benefits are limited by applicable federal tax laws and regulations. The remainder of the Pension Value Plan benefit will be paid under the SERP, which provides a restoration benefit equivalent to what the Pension Value Plan would pay without limitation by applicable federal tax laws and regulations. The SERP also pays an additional supplemental benefit to executives to the extent the qualified plan benefit formula yields a number less than a target benefit. Retired executives’ tax-qualified benefits are pre-funded and are paid out of the assets of the qualified plan; however, non-qualified benefits are not pre-funded and are paid out of the Company’s general assets.

Under the SERP, credited service is generally counted from commencement of employment. Supplemental pension benefits are based on years of Pension Value Plan credited service times 1.6% of average annual compensation for the last five years of employment. Compensation includes annual salary plus annual incentive compensation and does not include any other forms of remuneration. The supplemental target formula is limited to 100% of a participant’s annual salary at termination and is reduced by the amount of benefits (qualified and non-qualified) received under the Pension Value Plan’s formula. Supplemental benefits vest at the later of being vested in the Pension Value Plan or three years on the executive payroll. The SERP benefits are subject to forfeiture if the executive leaves the Company to work in a capacity that is determined to be in competition with a significant aspect of the Company’s business, or commits one of a number of felonies against the Company or the Company’s interests.

Early Retirement

Pension benefits generally are reduced for early retirement by a certain percentage from the amount that would have been paid upon benefit commencement at normal retirement age. This is to account for early commencement of the benefit, which results in additional years of benefit payment. The Pension Value Plan has early retirement eligibility provisions and early retirement reduction factors that apply in the same manner to executives (including the Named Executive Officers) and to other employees. This section describes those provisions and factors that apply to the Named Executive Officers based on their age and years of service and the applicable provisions of prior plans. For early retirement (prior to age 65), the Pension Value Plan benefit is based on the balance as of that early retirement age and does not reflect the future interest credits that would have been earned through age 65.

Messrs. Bell’s, Albaugh’s, Stephens’ and Mulally’s Pension Value Plan benefits earned under prior Boeing plans are reduced 2% for each year the employee retires prior to age 60. Messrs. Bell, Albaugh, and Stephens’ Pension Value Plan benefits earned under prior Boeing North American plans are unreduced if their combined age and service equals 85 or more years; otherwise benefits are reduced 6% for each year the employee retires prior to age 60. Ms. Koellner’s Pension Value Plan benefit earned under prior McDonnell Douglas plans is unreduced if she is at least age 50 with 30 years of service; otherwise, it is reduced by the lesser of 2.5% for each year prior to age 62 or 2.5% for each point less than 85 points where points are determined by adding age and service.

Under the SERP, the supplemental target benefit is reduced 3% for each year the employee retired prior to reaching age 62 and 6% for each year the benefit commenced prior to age 65 if the employee terminated employment prior to being eligible for retirement; otherwise, payments and benefits for early retirement are calculated the same as normal retirement benefits, as described above.

Messrs. Bell and Albaugh are eligible for early retirement benefits under the Pension Value Plan and the SERP and Mr. Mulally was eligible for early retirement at the time of his retirement, based on their being at least age 55 with ten years of service at termination. Messrs. McNerney and Stephens and Ms. Koellner are not currently eligible for early retirement. However, if Mr. Stephens or Ms. Koellner had been laid off on December 31, 2006, either would be eligible to start early retirement benefits at age 55 under Pension Value Plan and SERP provisions that permit an employee to commence early retirement at age 55 if the participant is laid off and is at least age 49 with at least nine years of service.

Estimated SERP benefits that could be paid as a result of various terminations as of December 31, 2006 are shown under Table II—Estimated Potential Annual Supplemental Executive Retirement Plan (SERP) Payments Upon Termination on page 51.

Employment Agreement Retirement Benefit

Mr. McNerney’s employment agreement requires the Company to provide Mr. McNerney supplemental retirement benefits designed to compensate him for benefits provided by 3M that he forfeited. Pursuant to the agreement, he has a “target benefit” calculated as a straight-life annuity commencing at age 62 payable from Boeing (including qualified pension benefits, non-qualified pension benefits and the employment agreement) that is offset by pension benefits payable by previous employers, 3M and General Electric. This target benefit begins at 25% of the highest average annual compensation (annual salary plus annual incentive compensation) and increases 5% per year of service until after five years of service, the target benefit is 50% of the highest average annual compensation. The average annual compensation is calculated based on the General Electric plan rules as of December 31, 2000 and is the highest three years out of ten including compensation at prior employers. For service accrued through September 30, 2006, the target benefit was $1,504,763 per year. The benefit is payable as a lump sum (assuming Pension Benefit Guaranty Corporation interest and mortality rates) as of the date of his termination of employment or an earlier change in control. The supplemental retirement benefit is 100% vested as it is earned, except that Mr. McNerney will forfeit the benefit if he voluntarily terminates employment without good reason before July 1, 2008 and accepts employment or any other position with substantially comparable compensation elsewhere at any time within one year after such termination of employment.

2006 NONQUALIFIED DEFERRED COMPENSATION

Deferred Compensation Plan

The Company’s Deferred Compensation Plan for Employees is a nonqualified, unfunded plan under which eligible executives may defer up to 50% of base salary, up to 100% of annual incentive awards and up to 100% of Performance Awards. For compensation granted or earned prior to 2006, executives could also defer up to 100% of

Performance Shares and Boeing Stock Units, and executives who made deferrals into a Boeing Stock Unit account receive a Company matching contribution of an additional 25% of Matching Deferred Stock Units, as described on page 38. Deferred compensation investment elections available under the Deferred Compensation Plan include an interest-bearing account, a Boeing Stock Unit account and, effective May 1, 2006, 17 other notional investment funds that are also available to employees under the Voluntary Investment Plan (a 401(k) plan). Executives may change how deferrals are invested in the funds anytime, subject to insider trading rules and other Plan restrictions that limit the transfer of funds into or out of Boeing stock. Matching Deferred Stock Units and certain Performance Shares must remain invested in Boeing stock.

Executives choose how and when to receive payments under the Deferred Compensation Plan, and must make separate choices for their Matching Deferred Stock Unit balances, if any, and for the rest of the money in their Deferred Compensation Plan accounts. Executives have the flexibility to choose the same or different payment start dates and distribution options for their Matching Deferred Stock Units and for all the other money in their accounts. The distribution options available to executives include either a lump sum payment or annual payments spread over two to up to fifteen years. Annual payments are calculated based on the number of years of remaining payments. Matching Deferred Stock Units and certain Performance Shares are paid in stock, and all other contributions are paid in cash. Payments to an executive under the Deferred Compensation Plan begin on the later of (a) the January following the age the executive elected, or (b) the January after the executive’s employment with the Company ends.

Supplemental Benefit Plan

The Company’s Supplemental Benefit Plan is intended to supplement the retirement benefits of eligible executives to the extent that their benefits under the Company’s 401(k) plan are curtailed by legislation limiting contributions to the savings plan and the earnings that may be considered in computing benefits under the savings plan. The Internal Revenue Code currently caps certain contributions to an executive’s 401(k) plan accounts, such as Company matching contributions, before-tax contributions made by the Company at the request of the participating executive and executive after-tax contributions. The Internal Revenue Code also caps the amount of compensation that may be considered when determining an executive’s retirement benefits under the Company’s 401(k) plan. The Supplemental Benefit Plan is therefore intended to pay, out of the general assets of the Company, an amount substantially equal to the difference between the amount actually allocated to an eligible executive’s account under the Company’s 401(k) plan and the amount that, in the absence of such limiting legislation, would have been allocated to the executive’s account as before-tax contributions plus the Company’s matching contributions.

The distribution options available to executives under the Supplemental Benefit Plan include either a lump sum payment or annual, fractional payments spread over two to up to fifteen years. Annual payments are calculated based on the number of years of remaining payments. Payments to an executive under the Supplemental Benefit Plan (which will be either one lump-sum payment or annual, fractional payments based on the executive’s election) begin on the later of (a) the January following the age the executive elected or (b) the January after the executive’s employment with the Company ends.

The following table provides information for each of the Company’s Named Executive Officers regarding aggregate officer and Company contributions and aggregate earnings for 2006 and year-end account balances under the Deferred Compensation Plan and the Supplemental Benefit Plan.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(4)
W. James McNerney, Jr.(5)	$122,400	$91,800	$18,505	0	$1,273,852
James A. Bell	37,662	28,246	9,686	0	237,204
James F. Albaugh	609,444	38,746	718,062	0	19,953,190
Laurette T. Koellner	315,909	24,727	301,002	0	12,354,771
Richard D. Stephens	2,382,184	604,867	127,303	0	6,545,495
Alan R. Mulally	2,320,426	275,426	837,459	0	22,915,778
(1)	The amount reported in this column for each officer reflects elective deferrals by executives of salary, Performance Share awards and an annual incentive award earned for 2005 that was deferred in 2006.

(2)

The amount reported in this column for each officer reflects Company matches under the Supplemental Benefit Plan and Matching Deferred Stock Units. These amounts are also included in the total amounts shown in the

All Other Compensation table (Company Contributions to Retirement Plans) and, for Mr. Stephens and Mr. Mulally, also include $588,888 and $247,965, respectively, reported as MDSU grants in the 2006 Grants of Plan-Based Awards table.

(3)	The amount reported in this column for each officer reflects dividends on deferred stock units, interest credited on interest account holdings and change in value of other investment holdings.

(4)	The amount reported in this column includes stock unit values based on the closing price of Boeing stock on December 29, 2006 of $88.84.

(5)	The amounts reported for Mr. McNerney include earnings of $14,124 and a balance of $1,055,272 in the Deferred Compensation Plan for Directors resulting from deferrals made when Mr. McNerney served as a nonemployee director of the Company from 2001 through July 1, 2005.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Table I below, captioned “Estimated Potential Incremental Payments Upon Termination or Change in Control,” reflects the estimated amount of incremental compensation payable to each of the Company’s Named Executive Officers upon termination of the officer’s employment in the event of (i) a termination by the Company without cause or by the officer for good reason that is not in connection with a change in control; (ii) a termination by the Company without cause or by the officer for good reason in connection with a change in control; (iii) layoff; (iv) retirement; (v) disability; or (vi) death. The amounts shown assume that the termination was effective as of the last business day of fiscal year 2006 (i.e., December 29, 2006) and that the price of Boeing stock upon which certain of the calculations are made was the closing price of $88.84 on that date. These amounts are estimates of the incremental amounts that would be paid out to the officer upon such terminations. The actual amounts to be paid out can only be determined at the time of the officer’s termination of employment or at the end of the incentive plan performance period.

Payments Made Upon Termination

Regardless of the manner in which a Named Executive Officer’s employment terminates, the officer is entitled to receive amounts earned during the term of employment. These amounts, which are not included in Table I, include:

•	Amounts contributed under the Company’s qualified and non-qualified deferred compensation plans; and

•	Amounts accrued and vested through the Company’s Pension Value Plan and the SERP.

Payments Made Upon Retirement

In the event of the retirement of the Named Executive Officers who are retirement-eligible (Messrs. Bell and Albaugh), in addition to the items identified above, the officer will receive the estimated incremental benefits reflected in Table I as a result of the following:

•	For stock options granted prior to 2006, accelerated vesting of unvested options;

•	Vesting and payment of Career Shares;

•	Vesting and payment of MDSUs;

•	Accelerated vesting of unvested BSUs;

•

Continued eligibility for Performance Awards, which will continue to remain outstanding until the end of the three-year performance period and will be paid prorata to the extent earned after the end of the performance period based on the number of full calendar quarters worked during the performance period;

•

Continued eligibility for Performance Shares, which will continue to remain outstanding until the end of the five-year cycle and will be paid to the extent earned in the same amount and at the same time as payment would have been made if the officer had not terminated employment; and

•

Prorata payment of annual incentive awards, which will be paid in the year following retirement to the extent earned based on the number of days worked during the year. The Annual Incentive Awards earned and paid for 2006 performance, which are reported in the Summary Compensation Table on page 35, are not included in Table I.

Payments Made Upon Disability or Death

In the event of the disability or death of a Named Executive Officer, in addition to the benefits listed under the above two headings, the officer will receive benefits under the Company’s disability plan available generally to all salaried employees or the Company’s executive life insurance plan. The disability insurance amounts are not reflected in Table I. The Company’s executive officers, including the Named Executive Officers, receive a life insurance benefit that is equal to three times annualized salary. This life insurance benefit is reflected in Table I.

Payments Made Upon Layoff

Executive Layoff Benefit Plan. The Company’s Named Executive Officers participate in the Boeing Executive Layoff Benefit Plan (the “Plan”), which is an ongoing layoff benefits program for all executives who are involuntarily laid off from the Company. Benefits under the Plan are provided when an executive-level position is eliminated by the Company, the executive does not become employed elsewhere within the Company, and the executive is involuntarily laid off. If a layoff occurs because of a merger, sale, spin-off, reorganization or similar transfer of assets or stock, or because of a change in the operator of a facility or a party to a contract or an outsourcing of work, the executive is eligible for benefits under the Plan unless the executive either (i) continues in equivalent employment in the case of a stock sale or similar transaction or (ii) rejects an offer of equivalent employment with the new employer. “Equivalent employment” means employment that is at no less than 90% of the executive’s pre-layoff salary and target incentive compensation and is located within 70 miles of the executive’s pre-layoff work location.

Eligible participants under the Plan receive a layoff benefit equal to one year of base salary at the time of layoff, plus the employee’s annual target incentive compensation, multiplied by the Company’s actual performance score (which was 1.2 for 2006) for the year during which the layoff event occurs, minus, if applicable, the total of all payments made, or to be made, pursuant to any individual employment, separation or severance agreement. Amounts payable under the Plan are included in Table I, except that Mr. McNerney will not receive benefits under the Plan because of the benefits he will receive under his employment agreement described below.

The Plan does not provide enhanced change–in-control benefits or tax gross-ups.

Other Layoff Benefits. Certain other compensation programs and awards provide additional layoff benefits, which are included in Table I, as follows:

•	Accelerated vesting of certain service-based equity awards, including BSUs, Career Shares, restricted stock units and MDSUs;

•	Accelerated vesting of stock options granted prior to 2006;

•

Continued eligibility for annual incentive compensation prorata based on the number of days employed during the year (an amount for this benefit is not included in Table I because as of December 31, 2006, the amount had been earned);

•	Continued eligibility to participate in vesting of Performance Shares (if the specified price goals are achieved);

•	Continued eligibility to participate prorata in Performance Awards based on the number of full calendar quarters employed; and

•	Continued eligibility for certain health and welfare benefits and tax preparation and financial planning services, as well as eligibility for outplacement services.

Payments Made Pursuant to Mr. McNerney’s Employment Agreement. Mr. McNerney’s employment agreement provides for the following benefits, which are included in Table I.

Upon termination by the Company without cause or by Mr. McNerney for good reason, Mr. McNerney will receive severance benefits as follows:

•	(i) full vesting of restricted stock awards granted pursuant to Mr. McNerney’s employment agreement;

•	(ii) supplemental retirement benefit accrued to date, with additional credit for supplemental retirement benefit service for the severance period; and

•

(iii) severance and any welfare benefit continuation provided in accordance with any Company plan, but no less than (a) two times the sum of Mr. McNerney’s base salary plus his then-current target bonus amount; (b) continued participation for two years in all health and welfare plans or, if not available, the value thereof, reduced by comparable subsequent employer benefits; and (c) a prorata bonus for the termination year based on actual performance for the year. An amount for the benefit specified in subclause (c) is not included in Table I because as of December 31, 2006, the amount had been earned. The benefits specified in this clause (iii) do not apply in the case of any termination of Mr. McNerney’s employment at or after he reaches age 62.

Upon a termination of employment in contemplation of or within two years after a change in control in which severance would be payable as described above, Mr. McNerney will receive change-in-control benefits as described above regarding severance, except that:

•	“Three” will be substituted for “two” in subclauses (iii)(a) and (b) above; and

•	Mr. McNerney will receive additional credit for supplemental retirement benefit service for the severance period.

The agreement does not provide for tax gross-ups.

Upon completion of five years of continuous employment with the Company, Mr. McNerney will be deemed “retiree eligible” under all welfare benefit, equity and other incentive plans and programs applicable to the Company’s senior executives. During the term of the employment agreement, the Company will provide Mr. McNerney with universal life insurance with a death benefit of at least $16,400,000, at a premium level not to exceed $262,937 annually.

Under Mr. McNerney’s employment agreement, a “change in control” is the first to occur of any of the following events: (i) any person becomes the beneficial owner of more than 30% of the outstanding securities of Boeing, (ii) the incumbent directors (including those nominees subsequently nominated or elected by incumbent directors) cease for any reason to constitute at least a majority of the Board of Directors, (iii) consummation of a reorganization, merger, consolidation, sale or other disposition of at least 80% of the assets of the Company, unless the beneficial shareholders of the Company immediately prior to the transaction retain at least 50% of the combined voting power of the outstanding shares entitled to vote on director elections, or (iv) approval by shareholders of a complete liquidation or dissolution of the Company.

“Good reason” is defined in the agreement to include: (i) any material adverse change in Mr. McNerney’s status, responsibilities or perquisites; (ii) any diminution in his titles; (iii) any failure to nominate or elect him as Chief Executive Officer, Chairman of the Board or a director; (iv) causing or requiring him to report to anyone other than the Board; (v) assigning to him duties materially inconsistent with his positions and duties described in the agreement or the Company’s giving a notice terminating the renewal feature of the agreement; (vi) the Company’s failure to assign the agreement to a successor to the Company or failure of a successor to the Company to explicitly assume and agree to be bound by the agreement; or (vii) requiring him to be principally based at any office or location more than 30 miles from the current corporate offices of the Company in Chicago, Illinois.

“Cause” is defined in the agreement to include: (i) conviction of a felony, or a misdemeanor excluding a petty offense involving fraud, dishonesty or moral turpitude; (ii) a material breach of the agreement that is not cured within ten days after receiving notice from the Board; (iii) willful or intentional material misconduct in the performance of the duties under the agreement, including a material breach of the Company’s Code of Conduct which is willful or intentional material misconduct; or (iv) willful or intentional failure to materially comply with a specific, written direction of the Board that is consistent with normal business practice, not inconsistent with the agreement and not unlawful or unethical. Cause does not include bad judgment, negligence or any act or omission believed to be in good faith or to have been in or not opposed to the interest of the Company.

As described under 2006 Pension Benefits, Mr. McNerney’s employment agreement provides Mr. McNerney with certain supplemental retirement benefits if his employment terminates for any reason other than if he voluntarily terminates without good reason and accepts a position with substantially comparable compensation within one year of such termination of employment. If Mr. McNerney’s employment had so terminated on December 31, 2006 entitling him to a supplemental retirement benefit, he (or his beneficiary) would have been entitled to a lump sum payment (calculated based on Pension Benefit Guaranty Corporation interest and mortality rates rather than the rates used for purposes of the 2006 Pension Benefit table) of $19,201,566. Table I sets forth an estimate of the additional payment available under his supplemental retirement benefit if Mr. McNerney’s employment had been terminated by the Company without cause or by Mr. McNerney for good reason.

Table I below presents estimated incremental compensation payable to each of the Company’s Named Executive Officers as described above. The estimated incremental compensation is presented in the following benefit categories:

•

Cash severance: multiple of salary and target annual incentive (for Named Executive Officers other than Mr. McNerney, multiplied by the 2006 Company performance score of 1.2); does not reflect salary paid or annual incentive compensation earned and paid for 2006 performance;

•	Service-based equity awards: market value, as of December 29, 2006, of unvested equity awards that would vest; includes BSUs, Career Shares, restricted stock, RSUs and MDSUs;

•

Performance Shares: market value, as of December 29, 2006, of unvested Performance Shares that would continue to be eligible to vest (if specified price goals were achieved resulting in the target number of shares being earned) following the termination; actual amount earned, if any, is not determinable until vesting occurs;

•	Stock options: in-the-money value, as of December 29, 2006, of unvested stock options granted prior to 2006 that would vest;

•

Performance Awards: prorated value (reflects one-third of the award assuming target performance) of the 2006 Performance Awards which is payable in early 2009, following the end of the 2006 to 2008 performance period;

•	Employment agreement retirement benefit: estimated actuarial value of Mr. McNerney’s additional retirement benefit payable pursuant to his employment agreement following the termination event;

•	Health and welfare benefits: estimated value of benefits that continue following the termination;

•

Life insurance benefits: continuation of premiums for Mr. McNerney pursuant to his employment agreement and, for all Named Executive Officers, the face value of executive life insurance payable following an executive’s death;

•	Tax preparation/financial planning: estimated value of continuation of this benefit; and

•	Outplacement services: estimated potential value of this service following the termination.

TABLE I

Estimated Potential Incremental Payments Upon Termination or Change in Control

Name and Benefits	Before Change in Control Termination w/o Cause or for Good Reason	After Change in Control Termination w/o Cause or for Good Reason	Layoff	Retirement	Disability	Death
W. James McNerney, Jr.
Cash Severance (salary and target annual incentive)	$9,450,000	$14,175,000	0	0	$0	$0
Service-Based Equity Awards (vesting accelerated)	27,439,744	27,439,744	0	0	27,439,744	27,439,744
Stock Options (vesting accelerated)	0	0	0	0	149,722	149,722
Performance Awards (continuation prorata)	1,895,833	1,895,833	0	0	1,895,833	1,895,833
Employment Agreement Retirement Benefit (additional credited years of service for severance period)	6,689,195	10,033,793	0	0	0	0
Health and Welfare Benefits (continuation)	40,000	60,000	0	0	0	0
Life Insurance	525,874	788,811	0	0	0	16,400,000
Tax Preparation/Financial Planning (continuation)	90,000	135,000	0	0	0	0
Outplacement Services	10,000	10,000	0	0	0	0

Total Estimated Incremental Value	$46,140,646	$54,538,181	0	0	$29,485,299	$45,885,299

James A. Bell
Cash Severance (salary and target annual incentive multiplied by Company score)	0	0	$1,414,000	$0	$0	$0
Service-Based Equity Awards (vesting accelerated)	0	0	4,133,548	4,133,548	4,133,548	4,133,548
Performance Shares (continuation)	0	0	3,155,597	3,155,597	3,155,597	3,155,597
Stock Options (vesting accelerated)	0	0	371,760	371,760	371,760	371,760
Performance Awards (continuation prorata)	0	0	422,500	422,500	422,500	422,500
Health and Welfare Benefits (continuation)	0	0	3,000	0	0	0
Life Insurance						2,100,000
Tax Preparation/Financial Planning (continuation)	0	0	10,000	0	0	0
Outplacement Services	0	0	10,000	0	0	0

Total Estimated Incremental Value	0	0	$9,520,405	$8,083,405	$8,083,405	$10,183,405

James F. Albaugh
Cash Severance (salary and target annual incentive multiplied by Company score)	0	0	$1,767,500	$0	$0	$0
Service-Based Equity Awards (vesting accelerated)	0	0	5,153,786	5,153,786	5,153,786	5,153,786
Performance Shares (continuation)	0	0	3,813,102	3,813,102	3,813,102	3,813,102
Stock Options (vesting accelerated)	0	0	371,760	371,760	371,760	371,760
Performance Awards (continuation prorata)	0	0	536,267	536,267	536,267	536,267
Health and Welfare Benefits (continuation)	0	0	3,000	0	0	0
Life Insurance						2,625,000
Tax Preparation/Financial Planning (continuation)	0	0	10,000	0	0	0
Outplacement Services	0	0	10,000	0	0	0

Total Estimated Incremental Value	0	0	$11,665,415	$9,874,915	$9,874,915	$12,499,915

Laurette T. Koellner
Cash Severance (salary and target annual incentive multiplied by Company score)	0	0	$1,242,300	0	$0	$0
Service-Based Equity Awards (vesting accelerated)	0	0	4,233,404	0	4,233,404	4,233,404
Performance Shares (continuation)	0	0	3,024,114	0	3,024,114	3,024,114
Stock Options (vesting accelerated)	0	0	0	0	0	0
Performance Awards (continuation prorata)	0	0	220,000	0	220,000	220,000
Health and Welfare Benefits (continuation)	0	0	3,000	0	0	0
Life Insurance						1,845,000
Tax Preparation/Financial Planning (continuation)	0	0	10,000	0	0	0
Outplacement Services	0	0	10,000	0	0	0

Total Estimated Incremental Value	0	0	$8,742,818	0	$7,477,518	$9,322,518

Richard D. Stephens
Cash Severance (salary and target annual incentive multiplied by Company score)	0	0	$931,000	0	$0	$0
Service-Based Equity Awards (vesting accelerated)	0	0	2,808,854	0	2,808,854	2,808,854
Performance Shares (continuation)	0	0	1,893,358	0	1,893,358	1,893,358
Stock Options (vesting accelerated)	0	0	0	0	0	0
Performance Awards (continuation prorata)	0	0	203,667	0	203,667	203,667
Health and Welfare Benefits (continuation)	0	0	3,000	0	0	0
Life Insurance						1,470,000
Tax Preparation/Financial Planning (continuation)	0	0	10,000	0	0	0
Outplacement Services	0	0	10,000	0	0	0

Total Estimated Incremental Value	0	0	$5,859,879	0	$4,905,879	$6,375,879

Table II below shows the SERP benefits payable for the employment termination reasons given in the corresponding columns for Named Executive Officers other than Mr. McNerney. Mr. McNerney was not vested in any SERP benefit as of December 31, 2006. He would, however, have received the supplemental retirement benefit under his employment agreement described above. Pension Value Plan payments which are generally available to all salaried employees are not set forth in the table below. There are no additional disability benefits provided under the Pension Value Plan or the SERP; employment termination because of disability is treated the same as any other non-layoff termination.

Table II shows the annual SERP annuity that could be received after termination of employment, on December 31, 2006, expressed as a life annuity, and the present value of such annuity benefit (based on the same factors used for the 2006 Pension Benefits table but calculated as of December 31, 2006).

TABLE II

Estimated Potential Annual Supplemental Executive Retirement Plan (SERP) Payments Upon Termination

	Layoff Payable at Age 55	Retirement	Death Payable Immediately to Spouse
Name and Benefits	Annuity /Present Value	Annuity /Present Value	Annuity /Present Value
James A. Bell	Same as Retirement	$371,703 / $4,690,882	$315,948 / $4,095,998	(2)
James F. Albaugh	Same as Retirement	$395,599 / $5,154,972	$336,259 / $4,458,091	(2)
Laurette T. Koellner	$321,541 / $3,715,497	Not eligible (1)	$44,227 / $ 614,964	(2)
Richard D. Stephens	$159,646 / $2,049,408	Not eligible (1)	$32,774 / $ 463,319	(2)

(1)	Ms. Koellner could receive a deferred benefit payable at age 65 of $415,618 per year with a present value benefit of $2,262,045. Mr. Stephens could receive a deferred benefit payable at age 65 of $190,735 per year with a present value benefit of $1,126,851. However, actuarially reduced benefits could be available to Ms. Koellner and Mr. Stephens as early as age 55 as described above in 2006 Pension Benefits on page 42.

(2)	If the participant dies while an active employee and eligible for retirement, the death benefit paid is a 100% surviving spouse annuity. If the participant is an active employee and not eligible for retirement, the death benefit is a 50% surviving spouse annuity.

TRANSACTIONS WITH RELATED PERSONS

The Company’s policies and procedures for review and approval of related-person transactions appear in the Company’s Conflict of Interest Procedure, Employment of Relatives Procedure and its Related Party Disclosures Procedure, which are internally distributed, and in the Company’s Code of Ethical Business Conduct for Directors, its Corporate Governance Principles, and the Governance, Organization and Nominating Committee Charter, each of which is posted on the Company’s website.

For all employees, these policies and procedures require the employee to disclose and the Company to make a conflict of interest review and determination for specified transactions, which include certain financial interests in or relationships with any supplier, customer, partner, subcontractor or competitor, serving on the board of non-profit organizations and engaging in any activity that could create the appearance of a conflict of interest, including financial involvement or dealings with employees or representatives of the entities listed above. For executive officers, the Company’s Vice President of Ethics and Business Conduct and the Governance, Organization and Nominating Committee oversee this review and determination.

Members of the Board of Directors are required to disclose to the Chairman of the Board or the Chair of the Governance, Organization and Nominating Committee any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company, including engaging in any conduct or activities that would impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

The Company’s human resources department determines whether employment of an employee’s relative is appropriate. The Company’s management, in consultation with the human resources department, is required to resolve any conflict regarding employment of an employee’s relative.

The Company’s legal department, financial accounting department, technology department, treasury department and corporate development department periodically review and update the Company’s listing of related parties for an evaluation and determination of potential related person transactions that would be disclosable in the Company’s periodic reports or proxy materials under generally accepted accounting principles and the SEC’s rules.

The Governance, Organization and Nominating Committee is required to consider all questions of possible conflicts of interest of Board members and executive officers, including review and approval of transactions of the Company in excess of $120,000 in which a director, executive officer or an immediate family member of a director or executive officer has an interest.

ITEM 2.    ADVISORY VOTE ON APPOINTMENT OF

DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS

Deloitte & Touche LLP currently serves as the Company’s independent auditors, and that firm conducted the audit of the Company’s accounts for fiscal year 2006. The Audit Committee has appointed Deloitte & Touche LLP to serve as independent auditors to conduct an audit of the Company’s accounts for fiscal year 2007.

Selection of the Company’s independent auditors is not required to be submitted to a vote of the shareholders of the Company for ratification. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. However, the Board of Directors is submitting this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP, and may retain that firm or another without re-submitting the matter to the Company’s shareholders. Even if shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the shareholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR THIS PROPOSAL.

SHAREHOLDER PROPOSALS

We expect the following proposals (Items 3 through 11 on the proxy card) to be presented by the respective shareholder proponent (or the shareholder’s designated proxy or representative) at the Annual Meeting. The name of the shareholder proponent (and, where applicable, the shareholder’s designated proxy or representative), the address of the shareholder proponent (and, where applicable, the shareholder’s designated proxy or representative) and the number of shares held by each shareholder proponent are indicated. Some of the shareholder proposals set forth below contain assertions about the Company and other matters that we believe are incorrect. We have not attempted to refute all these inaccuracies. The Board of Directors has recommended a vote against these proposals for the broader policy reasons set forth following each proposal. For the reasons stated, the Board of Directors does not support these proposals.

ITEM 3.    SHAREHOLDER PROPOSAL ON DISCLOSURE OF FOREIGN MILITARY SALES

The School Sisters of Notre Dame of St. Louis, 320 East Ripa Avenue, St. Louis, MO 63125-2897, owners of 200 shares of common stock, and the Sisters of Charity, BVM, 205 West Monroe, Suite 500, Chicago, IL 60606- 5061, owners of at least 100 shares of common stock, along with additional co-sponsors, have advised the Company that they intend to present the following resolution at the Annual Meeting. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Foreign Military Sales

WHEREAS the United States exports weapons and related military services through foreign military sales (government-to-government), direct commercial weapons sales (U.S. companies to foreign buyers), equipment leases, transfers of excess defense materiel and emergency drawdowns of weaponry.

The U.S. ranked first in arms transfer deliveries with developing nations, including those in the Near East and Asia, with $7.746 billion for 2005. The weapons sold range from ammunition to tanks, combat aircraft, missiles and submarines. These figures were taken from The Department of Defense Security Assistance Agency’s “Facts Book” release at the end of fiscal year 2005, September 30, 2005. A listing of countries located in the regions defined for the purpose of this analysis—Asia, Near East, Latin America, and Africa—is provided at the end of the report “Conventional Arms Transfers to Developing Nations, 1997-2004,” Congressional Research Service, 8-29-05. http://www.fas.org/sgp/crs/natsec/RL33051.pdf

In a number of recent U.S. combat engagements (e.g., the first Gulf War, Somalia, Afghanistan and Iraq), our troops faced adversaries who had previously received U.S. weapons or military technology.

In Fiscal Year 2005, Boeing was ranked as 2nd largest Department of Defense contractor with $18.8 billion in contracts. (100 Companies Receiving the Largest Dollar Volume of Prime Contract Awards—Fiscal Year 2005, Government Executive, 8-15-06)

RESOLVED: Shareholders request that, within six months of the annual meeting, the Board of Directors provide a comprehensive report, at reasonable cost and omitting proprietary and classified information, of Boeing’s foreign sales of weapons-related products and services.

Supporting Statement

We believe it is reasonable that the report include:

1.	Processes used to determine and promote foreign sales e.g. Israel, Saudi Arabia, Egypt and other Middle East countries;

2.	Criteria for choosing countries with which to do business, including selling weapon components and technology and subcontracting arms manufacturing and assembly overseas; (Arms without Borders, Amnesty International USA)

3.	Procedures used to negotiate foreign arms sales, government-to-government and direct commercial sales and the percentage of sales for each category;

4.	Categories of military equipment or components, including dual use items exported for the past three years, with as much statistical information as permissible; contracts for servicing/maintaining equipment; offset agreements; and licensing and/or co-production with foreign governments.

We believe with the American Red Cross that “the greater the availability of arms, the greater the violations of human rights and international humanitarian law.” Global security is the security of all people. Several times in our recent history, we’ve seen weapons sold to one country result in a threat to our own security. We know, too, that there is an increase in human rights abuses inflicted on women and children, people of minority ethnicities, NGOs offering medical services and, now, injuries, torture and death of employees of private military corporations contracted to the DOD (e.g. Iraq).

Board of Directors’ Response

The U.S. government relies on the technological and manufacturing capability of the private sector to develop the expertise and produce the equipment it has determined will be needed to achieve a sound defense posture as the nation faces new and varied threats. The Company, with its technological capabilities and expertise, participates in the nation’s defense activities in the belief that it is appropriate to support government decisions made in the interest of peace and national security.

The Company sells military products only in strict compliance with all U.S. laws, regulations and governmental policies/procedures that control the export, sale and transfer of military products and technologies to foreign entities. The Board of Directors believes that disclosure of the information requested by this proposal—such as the processes used to determine and promote foreign military sales, the criteria for choosing countries with which to do business and the procedures used to negotiate foreign arms sales—involves policies/procedures that are properly made by national legislative and executive governmental officials, and is properly within the purview of these government policymakers and regulators.

The Board of Directors also believes that producing the report requested by this proposal is unnecessary because sufficient information is publicly available. The Company’s foreign military sales are made under contracts with the U.S. government, which then are accepted and delivered by the U.S. government to the foreign government. These sales are a matter of public record through U.S. government-provided information or the news media. The Department of Defense (foreign military sales) and Department of State (direct commercial sales) provide notification of such sales to Congress and the media. In addition, the Company’s Annual Report, periodic reports on Forms 10-K and 10-Q, and website provide extensive information concerning the Company’s military products and services. The “Selected Programs, Products and Services” section of the Company’s 2006 Annual Report (pages 85-90) contains detailed information about the Company’s Integrated Defense Systems (“IDS”) business products, including the sale of products to foreign governments. Note 24 to the Consolidated Statements of Operations in the Company’s 2006 Form 10-K breaks down IDS’s sales to Europe, Asia and the U.S. government. Finally, the Company’s website at www.boeing.com/ids/index.html contains extensive information regarding the IDS business segments, including a full list of IDS’s products and a chart detailing IDS’s monthly major deliveries (www.boeing.com/ids/ids-back/deliveries.html). The Board believes this disclosure provides the Company’s shareholders with adequate information concerning the Company’s IDS business.

Accordingly, the Board of Directors does not believe that the report requested by this proposal is warranted or that the report would provide meaningful additional information to shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 3.

ITEM 4.    SHAREHOLDER PROPOSAL ON HUMAN RIGHTS POLICIES

The Province of Saint Joseph of the Capuchin Order, 1015 North Ninth Street, Milwaukee, WI 53233, owner of at least 200 shares of common stock, along with additional co-sponsors, has advised the Company that it intends to present the following resolution at the Annual Meeting. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Develop & Adopt Human Rights Policies

WHEREAS, for at least a decade, Boeing has received a shareholder resolution asking it to develop a comprehensive human rights policy governing its operations abroad, especially China. As yet no such policy has been enacted; nor has the company evidenced any significant movement on resolving its shareholders’ concern. Meanwhile the United States Government and human rights groups continually list China as one of the world’s most egregious violators of human rights.

On its website discussing China, Boeing features at length the history of its operations in that now-Communist state. However, as of the writing of this resolution not one word therein refers to any effort to ensure its China employees can organize, speak freely and be free of harassment by Government/Party officials in its plants—rights assumed in all free societies. On the contrary, Boeing has been called “China’s most valuable lobbyist.” It has lobbied the U.S. government to grant China Most Favored Nation status. Meanwhile its patriotic union members in the U.S.A. find their jobs being sent there.

At last year’s annual meeting a similar shareholder resolution received over 20% of the vote. In stating its opposition, management assured shareholders it is serious about the issue. It agreed to discuss these concerns with the proponents. Yet, since that 2006 annual meeting not one member of the Board nor management have contacted the proponents to discuss this critical issue. A follow-up letter to Mr. McNerney on May 22, 2006 by the resolution’s main proponent asked “your staff to move on this issue in a way that would be so constructive” that no further resolution would need to be filed again. The letter received no response. Thus, as last year, despite its professed concerns, Boeing has not acted on them as requested by the resolution.

We believe transnational corporations operating in countries with repressive governments, ethnic conflict, weak rule of law, endemic corruption, or poor labor and environmental standards face serious reputational risks and diminished share value if they are perceived to be responsible for, or complicit in, human rights violations;

While other companies have adopted comprehensive human rights policies, including Ford for its China operations, Boeing has no comprehensive human rights policy enabling it to effectively manage and avoid allegations of aiding and abetting such abuses;

We believe significant commercial advantages may accrue to Boeing by adopting such a policy including: enhanced corporate reputation, improved employee recruitment and retention, improved community and stakeholder relations, and reduced risk of adverse publicity, divestment campaigns, and law suits;

RESOLVED: shareholders request the Board to develop and adopt a comprehensive human rights policy to include an explicit commitment to support and uphold the principles and values contained in the Universal Declaration of Human Rights no later than November 5, 2007. We suggest the Board adopt such a policy at the earliest possible time and that it issue a report on the progress made in this regard, especially in countries like China who consistently violate basic human rights.

Board of Directors’ Response

The Company agrees with the principles on which this proposal is based and already addresses the concerns it raises, making this proposal unnecessary. The Company already has in place policies that promote improvement of working conditions, protection of the environment and achievement of diversity. The Company’s related policies and procedures are also designed to ensure that its operations worldwide are conducted using the highest standards of integrity and ethical business conduct applied uniformly and consistently.

The Company undertook a thorough review of its policies and procedures, as well as an evaluation of human rights principles and codes, advanced by various international organizations such as the Global Sullivan Principles of Social Responsibility, the Universal Declaration of Human Rights and standards issued by the International Labor Organization. That review included an assessment of the impact on the Company’s foreign subsidiaries, consultation with other companies about their own experience in these matters, and an evaluation of the practicalities associated with adopting the concepts in these various third-party codes. As a result of this review, the Company adopted a Boeing-specific set of human rights principles, “The Boeing Company Code of Basic Working Conditions and Human Rights,” which represents the Company’s commitment to fundamental standards in the following important areas: Non-Discrimination and Harassment; Freedom of Association; Safety, Health and Environmental Affairs; Work Environment and Compensation; Hours of Work and Work Scheduling; Expectations for our Suppliers; and Forced Labor and Child Labor.

In accordance with its definition of Good Corporate Citizenship, the Company invests in the communities where its employees work and live, both in the United States and abroad. The Company’s Learning Together program provides every employee with Company-funded opportunities to realize their full potential through continuing education. In China, the Company’s philanthropic activities include support of the China Charity Federation (a nationwide nongovernmental charity organization delivering assistance and services to the poor and disaster victims), the Golden Key Research Center of Education for Visually Impaired (providing education for blind children in China to enable them to support themselves as adults), Junior Achievement International China, Inc. (providing market-driven economics education for the youth of China), and the Philip Hayden Foundation (helping China’s orphaned and special needs children). These initiatives help build a framework for local development that is fundamental to the furtherance of human rights.

The Company’s policies in other important functional areas also demonstrate its commitment to human rights and responsible corporate citizenship. For example, the policy on Safety, Health and Environmental Affairs states the Company’s commitment to provide employees with a safe and healthful workplace, protect the environment wherever the Company conducts business, and strive for excellence in safety, health and environmental stewardship. The policy on People states the Company’s commitment to promote a work environment that fosters communication, productivity, creativity, teamwork and employee satisfaction, and to provide fair and equitable compensation and benefits.

For the reasons set forth above, the Board of Directors believes that adoption of the policy called for by this proposal is unnecessary.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 4.

ITEM 5.    SHAREHOLDER PROPOSAL ON DISCLOSURE OF CHARITABLE CONTRIBUTIONS

The National Legal and Policy Center, 107 Park Washington Court, Falls Church, VA 22046, owner of 58 shares of common stock, has advised the Company that it intends to present the following resolution at the Annual Meeting. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Charitable Contributions Report

Resolved: The shareholders request that Boeing provide a report updated semi-annually, omitting proprietary information and at reasonable cost, disclosing the Company’s:

1.	Policies and procedures for charitable contributions (both direct and indirect) made with corporate assets;

2.	Monetary and non-monetary contributions made to non-profit organizations operating under Section 501(c)(3) and 501(c)(4) of the Internal Revenue Code, and any other public or private charitable organizations;

3.	Rationale for each of the charitable contributions.

This report may be posted on the company’s website to reduce costs to shareholders.

Supporting Statement:

Boeing’s assets belong to its shareholders. The expenditure or distribution of corporate assets, including charitable contributions, should be consistent with shareholder interests. Accordingly, the Company’s rationale for charitable contributions should be disclosed to shareholders.

Company executives exercise wide discretion over the use of corporate assets for charitable purposes. Absent a system of transparency and accountability for charitable contributions, Company executives may use Company assets for objectives that are not shared by and may be inimical to the interests of the Company and its shareholders.

Current disclosure is insufficient to allow the Company’s Board and its shareholders to fully evaluate the charitable use of corporate assets, especially for controversial causes.

There is currently no single source providing shareholders the information sought by this resolution.

Details of contributions only sometimes become known when publicized by recipients. Company contributions to the Rainbow/PUSH coalition, in 2004, 2005, and 2006 were disclosed in Rainbow/PUSH conference programs.

Board of Directors’ Response

The Board of Directors believes that sufficient information about the Company’s charitable contributions already is publicly available, and that this proposal would not result in any meaningful additional information to the Company’s shareholders.

The Company has prepared a Corporate Philanthropy Report on its 2006 corporate citizenship activities in the United States and internationally. This report is available in print and through the Company’s website on the “About Us—Global Corporate Citizenship” page at www.boeing.com. Additional detailed information concerning the Company’s charitable contribution programs, such as that requested by this proposal, can be found on the “Global Corporate Citizenship” page of the Company’s website. This disclosure includes the total amount of contributions, the types of organizations or services eligible for grants and grant application procedures.

As disclosed in the Company’s Corporate Philanthropy Report and on the Global Corporate Citizenship page of its website, Boeing focuses its charitable giving domestically in five main areas: education, health and human services, culture and the arts, civic and environmental issues. Internationally the focus is on primary and secondary education, health and human services and disaster relief. While most contributions are made in the communities where Boeing people work and live, on some occasions Boeing makes contributions to organizations that operate across a nation or around the globe. In 2006, Boeing corporate charitable contributions totaled $48.3 million. This figure consists of $40 million in corporate charitable grants and $8.3 million in gift matching contributions. Employee contributions totaled $41 million dollars, which includes nearly $31.3 million in payroll deductions through the Employees Community Fund and $9.7 million dollars through the Company’s gift matching programs.

Good corporate citizenship is a core value at Boeing, and includes strategic philanthropy (including cash grants, in-kind and surplus donations, and contributions of intellectual capital); volunteerism; employee drives; gift matching programs; the Employees Community Fund of The Boeing Company; and philanthropy-related sponsorships, business contributions and business sponsorships. The Company’s corporate citizenship activities are site-based and extend to 27 states in the United States, 14 other countries and four international regions where the Company has a presence. The Company identifies and partners with organizations that will transform these communities for the better. In general, the Company makes charitable contribution decisions with the goal of providing the maximum benefit for employees’ communities, meeting real needs in the short run while providing broader positive effects beyond the period of the Company’s involvement.

The Company also recognizes the need for accountability and risk management in connection with its philanthropic contributions program, and has well-established practices for the review, analysis and recommendation of contributions that are managed by the Company’s Global Corporate Citizenship (GCC) function, which is overseen by the Senior Vice President of Human Resources and Administration. This senior executive chairs the Global Corporate Citizenship Committee, which is composed of the CEO and several of the members of the Executive Council. The committee meets quarterly to review and approve the Company’s philanthropic philosophy, both domestically and internationally.

In order to minimize risk to the Company, Boeing GCC representatives conduct thorough diligence before grants are approved and funded. International grant applications also include a legal review. The Company follows a detailed process to ensure compliance with Executive Order 13224, the USA Patriot Act, the Treasury Department’s anti-terrorism voluntary guidelines, and applicable U.S. and local laws. The process includes:

•	World Tracker. Checks applicants against government watch lists. This process is incorporated into the online grant management system.

•

Foreign Corrupt Practices Act (FCPA) Review. A Boeing attorney is assigned to review international grant applications for compliance with the FCPA, which prohibits improper payments to foreign government officials and customers. This includes reviewing the affiliations of an organization’s governing body members.

Employee contributions related to the Company’s gift-matching programs are vetted through this same process as are grants made through the Employees Community Fund of The Boeing Company.

The Board of Directors does not believe that the further disclosure sought by this proposal would provide any additional meaningful information or in any way serve the interests of the Company’s shareholders. The report sought by the proponent would duplicate much of what the Company already reports. Further, the Board believes that describing the Company’s guiding principles and examples of the programs it supports, as disclosed in the Corporate Philanthropy Report and on the Company’s website, provides more context and is more instructive than a list of donations. Such detailed descriptions of every individual donation would involve an unnecessary expenditure of administrative cost and effort, which would produce no corresponding meaningful information or benefit to the Company’s shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 5.

ITEM 6.    SHAREHOLDER PROPOSAL ON DISCLOSURE

OF POLITICAL CONTRIBUTIONS

Newground Social Investment, 2206 Queen Anne Ave. N., Suite 402, Seattle, WA 98109, as proxy for Mr. Dyke Richard Turner, owner of more than 560 shares, has advised the Company that it intends to present the following resolution at the Annual Meeting. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Corporate Political Contributions and Trade Association Payments

Resolved, that the shareholders of the Boeing Company (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

Stockholder Supporting Statement

As long-term shareholders of Boeing, we support policies that apply transparency and accountability to corporate spending on political activities. Such disclosure is consistent with public policy and in the best interest of the Company’s shareholders.

Company executives exercise wide discretion over the use of corporate resources for political activities. These decisions involve political contributions, called “soft money,” and payments to trade associations and related groups that are used for political activities. Most of these expenditures are not disclosed. In 2003-04, the last fully reported election cycle, the Company contributed at least $245,000 in soft money (Center for Political Accountability: http://www.politicalaccountability.net/files/TABoeing05-06.pdf). However, its payments to trade associations used for political activities are undisclosed and unknown. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate. The result: shareholders and, in many cases, management do not know how trade associations use their company’s money politically. The proposal asks the Company to disclose its political contributions and payments to trade associations and other tax exempt organizations.

Absent a system of accountability, company assets can be used for political objectives that are not shared by and may be inimical to the interests of the Company and its shareholders. Relying on publicly available data does not provide a complete picture of the Company’s political expenditures. The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

Board of Directors’ Response

The Board of Directors opposes this proposal as unnecessary because a comprehensive system of reporting and accountability for political contributions in the United States already exists. Current law limits the amount of contributions and the uses of corporate funds, and it also provides for appropriate public disclosure and accountability for compliance. The Board notes that the Company’s Political Action Committee (“PAC”) contributions are generally reported and publicly available at the appropriate governmental agencies, including the Federal Election Commission, whose website is www.fec.gov. Similarly, Company political contributions at the state and local level are recorded and disclosed by the respective states, for example, in Washington at www.pdc.wa.gov and in California at www.ss.ca.gov.

The Board of Directors believes that all political contributions made by the Company help support the Company’s businesses and are in the best interests of the Company and its shareholders. The Company is committed to adhering to the highest standards of ethics and accountability in engaging in political activities. The Board authorizes annually the maximum aggregate contributions that the Company can make on the state and local level, as permitted by, and in strict compliance with, applicable law. The Company’s policy regarding political contributions, a description of which is available in the Company’s Ethical Business Conduct Guidelines, sets forth an oversight process that is designed to ensure compliance with current laws and our ethical business conduct principles. Those Guidelines are available on our website at www.boeing.com/companyoffices/aboutus/ethics/ethics_booklet.pdf.

Political contributions to federal candidates and political party committees are made by the PAC, which is administered by a committee comprised of four senior management employees, including one executive officer. The PAC is not funded by corporate funds, but from voluntary contributions by management-level employees.

The Board of Directors recommends that you vote against this proposal because the Company’s policy on political contributions aligns with shareholder interests, and adopting this proposal would result in the unnecessary reporting of information that is already publicly available to the Company’s shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 6.

ITEM 7.    SHAREHOLDER PROPOSAL ON SEPARATING THE ROLES OF CEO AND CHAIRMAN

John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, as proxy for Thomas Finnegan, 8152 S.E. Ketchum Road, Olalla, WA 98359, owner of 74 shares, has advised the Company that he intends to present the following resolution at the Annual Meeting. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Separate the Roles of CEO and Chairman

RESOLVED: Shareholders request that our Board establish a rule (firmly specified in our charter or bylaws if feasible) of separating the roles of our CEO and Board Chairman, so that an independent director who has not served as an executive officer of our Company, serve as our Chairman whenever possible.

This proposal gives our company an opportunity to follow SEC Staff Legal Bulletin 14C to cure a Chairman’s non-independence. This proposal shall not apply to the extent that compliance would necessarily breach any contractual obligations in effect at the time of the 2007 shareholder meeting.

The primary purpose of our Chairman and Board of Directors is to protect shareholders’ interests by providing independent oversight of management, including our Chief Executive Officer. Separating the roles of CEO and Chairman can promote greater management accountability to shareholders and lead to a more objective evaluation of our CEO.

It is important to take a step forward and support this one proposal to improve our corporate governance since our 2006 governance standards were not impeccable. For instance in 2006 it was reported (and certain concerns are noted):

•	The Corporate Library (TCL) http://www.thecorporatelibrary.com/ an independent investment research firm rated our company:

“D” in Overall Board Effectiveness.

“Very High Concern” in CEO Compensation.

“High” in Overall Governance Risk Assessment.

•	We had no Independent Board Chairman—Independent oversight concern.

•	Plus our Lead Director, Mr. Duberstein, was a director for scandal-ridden Fannie Mae (FNM) and worked as a lobbyist.

•	The Chair of our Governance Committee, Ms. Ridgway had a history of serving on boards rated “D” or “F” by The Corporate Library.

•	Mr. Duberstein and Ms. Ridgway each held 5 board seats—Over-extension concern.

•	Our CEO came from 3M with a board rated “F” overall by The Corporate Library during his tenure.

•

Mr. Biggs was designated as an “Accelerated Vesting” director by The Corporate Library due to his involvement with a board that accelerated the vesting of stock options just prior to implementation of FAS 123R policies in order to avoid recognizing the related expense—which is now required.

•	There are too many active CEOs on our board with 4—Independence and over-commitment concern.

•	Cumulative voting was not allowed.

•	Our directors could be elected with one-vote from our 800-plus million voting shares.

•

Furthermore, our management attempted and failed 2-times to exclude this topic from even a shareholder vote. This is in correspondence to the Securities and Exchange Commission. Further details are in The Boeing Company (Jan. 27, 2005) and The Boeing Company (March 10, 2005 Reconsideration) available through SECnet at http://www.wsb.com/.

The above status shows there is room for improvement and reinforces the reason to take one step forward now and vote yes to:

Separate the Roles of CEO and Chairman

Yes on 7

Board of Directors’ Response

The Board of Directors believes that it is in the best interests of the Company and its shareholders for the Board to have the flexibility to determine who should serve as Chairman of the Board at any particular point depending on the circumstances, including whether such director is an independent director or the Chief Executive Officer. At the present time, the Board believes that the Company and its shareholders are best served by having the Chief Executive Officer also serve as Chairman of the Board. While the Board may separate these positions in the future should circumstances change, it believes that implementing this proposal would deprive the Board of its ability to organize its functions and conduct its business in the most efficient and effective manner.

The Company’s Corporate Governance Principles, which are set forth on the Company’s website at www.boeing.com/corp_gov/corp_gov_principles.html, provide that if the Chief Executive Officer currently holds the position of Chairman, an independent Lead Director will be elected annually by a majority of the independent directors upon a recommendation from the Governance, Organization and Nominating Committee. Pursuant to these guidelines, Mr. Duberstein, an independent director, has served as Lead Director of the Board of Directors since his election to this position on December 12, 2005.

The Board of Directors has been, and continues to be, a strong proponent of Board independence. As a result, the Company’s corporate governance structures and practices include several additional independent oversight mechanisms. Currently, all of our directors other than the Chairman and Chief Executive Officer, including each member of the Board’s Audit, Compensation, Finance and Governance, Organization and Nominating Committees, are independent directors under the New York Stock Exchange’s independence standards. The Board believes that the Company’s Corporate Governance Principles ensure that strong and independent directors will continue to effectively oversee the Company’s management and key issues related to long-range business plans, long-range strategic issues and risks, and integrity. Under these governance principles, the Lead Director presides over executive sessions of the Board that are held at each regularly scheduled Board meeting and facilitates communication between independent directors and management. The Lead Director also provides input with respect to the agendas for Board and committee meetings that are prepared by the Chief Executive Officer and the committee chairpersons. Furthermore, each director is free to suggest items for the Board agenda, and to raise at any Board meeting subjects that are not on the agenda for that meeting. Finally, the governance principles provide that all Board committees, including those whose members are exclusively independent directors, may seek legal, financial or other expert advice from a source independent of management.

The Board of Directors believes that this proposal imposes an unnecessary restriction that does not strengthen the Board’s independence or oversight functions and is therefore not in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 7.

ITEM 8.    SHAREHOLDER PROPOSAL ON SHAREHOLDER RIGHTS PLANS

John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, owner of at least 100 shares of common stock, has advised the Company that he intends to present the following resolution at the Annual Meeting. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Subject Any Future Poison Pill to a Shareholder Vote

RESOLVED, Shareholders request that our Board adopt a bylaw or charter amendment that any future or current poison pill be subject to a shareholder vote as a separate ballot item, to be held as soon as possible. A poison pill is such a drastic step that a required shareholder vote on a poison pill is important enough to be a permanent part of our bylaws or charter—rather than a fleeting short-lived policy.

It is essential that a sunset provision not be used as an escape clause from a shareholder vote. Since a vote would be as soon as possible, it could take place within 4-months of the adoption of a new poison pill. Since a poison pill is such a drastic measure that deserves shareholder input, a shareholder vote would be required even if a pill had been terminated.

John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, Calif. 90278 sponsors this proposal.

“Poison pills … prevent shareholders and the overall market, from exercising their right to discipline management by turning it out. They entrench the current management, even when it’s doing a poor job. They water down shareholders’ votes and deprive them of a meaningful voice in corporate affairs.”

    “Take on the Street” by Arthur Levitt, SEC Chairman, 1993-2001

“[Poison pill] That’s akin to the argument of a benevolent dictator, who says, ’Give up more of your freedom and I’ll take care of you.’”

    T.J. Dermot Dunphy, CEO of Sealed Air (NYSE) for 25 years

“That’s the key negative of poison pills—instead of protecting investors, they can also preserve the interests of management deadwood as well.”

    Morningstar.com, Aug. 15, 2003

According to the book Power and Accountability by Nell Minow and Robert Monks: “All poison pills raise question of shareholder democracy and the robustness of the corporate governance process. They amount to major de facto shifts of voting rights away from shareholders to management, on matters pertaining to the sale of the corporation. They give target boards of directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the shareholders…”

Subject Any Future Poison Pill to a Shareholder Vote

Yes on 8

Board of Directors’ Response

This proposal asks the Company to adopt a By-Law or charter amendment that any future or current shareholder rights plan (sometimes called a “poison pill”) be subject to shareholder vote, to be held as soon as possible. The Board of Directors recommends a vote against this proposal because it is unnecessary and duplicative. The Company does not have a shareholder rights plan, has no present intention to adopt one, and has already adopted a policy that is responsive to shareholder interests. We do not believe that there are any meaningful differences between the current proposal and the policy that the Board has already adopted.

The Board of Directors adopted its current policy on shareholder rights plans in February 2006 as part of its Corporate Governance Principles. The policy is as follows:

Boeing does not have a shareholder rights plan and has no present intention to adopt one. Subject to its continuing fiduciary duties, which may dictate otherwise depending on the circumstances, the Board shall submit the adoption of any future rights plan to a vote of the shareholders. Any shareholder rights plan adopted without shareholder approval shall be approved by a majority of the independent members of the Board. If the Board adopts a rights plan without prior shareholder approval, the Board shall, within one year, either submit the plan to a vote of the shareholders or redeem the plan or cause it to expire. If the rights plan is not approved by a majority of the votes cast on this issue, the plan will immediately terminate.

The Board of Directors believes this policy protects shareholders and helps maximize shareholder value by enabling the Board to adopt such a rights plan, subject to subsequent shareholder vote or expiration, in the event of unfair and abusive takeover tactics. A major function of a shareholder rights plan is to give a board of directors a greater period of time within which to properly evaluate an acquisition offer to determine whether an offer reflects the full value of the company and is fair to all shareholders and, if not, to reject the offer or to seek an alternative that meets these criteria. A second major function of the rights plan is to induce a bidder for the company to negotiate with a board and thus strengthen a board’s bargaining position vis-à-vis the bidder. The rights plan thus enables a board, as elected representatives of the shareholders, to better protect and further the interests of shareholders in the event of an acquisition proposal.

The Company is committed to good corporate governance. Upon adoption of any shareholder rights plan without prior approval, this policy requires the rights to be redeemed, caused to expire or submitted to a vote of the shareholders within one year. This one-year period provides the Board of Directors a reasonable amount of time to seek a shareholder vote on any new shareholder rights plan if it decides that such a plan is in the best interests of shareholders. Any shorter period of time may be insufficient to prepare, conduct and process a shareholder vote.

In addition, the distinction made in this proposal between a By-Law and a policy is irrelevant. The Board of Directors, in the exercise of its fiduciary duties to the Company and its shareholders, has equal discretion to amend a By-Law or policy addressing this issue.

The Board of Directors believes its policy on shareholder rights plans, as provided in the Corporate Governance Principles, sufficiently protects shareholder interests, and recommends a vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 8.

ITEM 9.    SHAREHOLDER PROPOSAL ON ADVISORY VOTE ON COMPENSATION DISCUSSION AND ANALYSIS

John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, as proxy for Ray T. Chevedden and the Ray T. Chevedden and Veronica G. Chevedden Residual Trust 051401, owner of approximately 4,024 shares of common stock, has advised the Company that he intends to present the following resolution at the Annual Meeting. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Shareholder Vote on Executive Pay

RESOLVED, shareholders ask our board of directors to adopt a policy that shareholders be given the opportunity to vote on an advisory management resolution at each annual meeting to approve the Compensation Discussion and Analysis report in the proxy statement.

The policy should provide that appropriate disclosures will be made to ensure that stockholders fully understand that the vote is advisory, will not affect any person’s compensation and will not affect the approval of any compensation-related proposal submitted for a vote of stockholders at the same or any other meeting of stockholders.

Ray T. Chevedden, 5965 S. Citrus Ave., Los Angeles, Calif. 90043 sponsors this proposal.

The current rules governing senior executive compensation do not give stockholders enough influence over pay practices. In the United Kingdom, public companies allow stockholders to cast an advisory vote on the “directors remuneration report.” Such a vote isn’t binding, but allows stockholders a clear voice which could help reduce excessive pay. Stockholders do not have any mechanism for providing ongoing input. See “Pay Without Performance” by Lucian Bebchuk and Jesse Fried.

Accordingly, we ask our board to allow stockholders to express their view about senior executive compensation practices by establishing an annual referendum process. The results of such a vote would provide our management with useful information about whether stockholders view the company’s compensation practices, as reported each year in the Compensation Committee Report, to be in shareholders’ best interests.

Important Because Our Board Has a Record of Overcompensation

The Corporate Library (TCL) http://www.thecorporatelibrary.com/ an independent investment firm rated our company “Very High Concern” in CEO Compensation—$28 million. The Corporate Library said:

•	The amount of the CEO’s “Other Annual Compensation” questions the board’s ability to ensure that the executive compensation process is sufficiently performance-related.

•	The amount of the CEO’s “All Other Compensation” questions the board’s ability to ensure that the executive compensation process is sufficiently performance-related.

•	The CEO’s total annual compensation exceeds the median for a company of this size by more than 20%.

•	The CEO’s total compensation for the reported period, including realized options, exceeds the median for a company of this size by more than 20%.

Also the Chairman of our Compensation Committee, Mr. Duberstein, was a CEO. CEOs seem to have a hard time saying no to one another according to The Corporate Library. Mr. Duberstein was also on the Fannie Mae (FNM) board rated D by The Corporate Library.

Thus we ask our board to allow stockholders to express their view about senior executive pay.

Shareholder Vote on Executive Pay

Yes on 9

Board of Directors’ Response

The Board of Directors does not believe this proposal is in the best interests of the Company or its shareholders for the following reasons: (i) this proposal fails to recognize that the Compensation Committee has already implemented a comprehensive, thoughtfully designed executive compensation program focused on performance-based compensation that aligns the interests of executives with those of the Company’s shareholders; (ii) the Securities and Exchange Commission recently adopted an extensive overhaul of its executive compensation disclosure rules that requires more detailed proxy statement disclosure of executive compensation; (iii) the requested advisory vote is not an efficient or adequate means for shareholders to communicate their concerns to the Board or the Compensation Committee; and (iv) the Company’s shareholders already have an efficient way of communicating their concerns about executive compensation to the Board and the Compensation Committee.

As discussed in the Compensation Discussion and Analysis, the Company already has a thoughtful and comprehensive executive compensation program that rewards executives for their performance and aligns their interests with those of the Company’s shareholders. This program is designed and administered by the Compensation Committee, which is comprised solely of independent, nonemployee directors. In addition, the Compensation Committee directly engages an independent executive compensation consultant for advice regarding trends and recommendations on various issues associated with the Company’s program and practices.

The proponent urges adoption of this proposal based on the fact that the practice is required for all U.K. companies. The SEC did not adopt the British practice of requiring an advisory vote on executive compensation. The Board of Directors believes the new SEC proxy statement disclosure requirements, which are applicable to all U.S. public companies, are the proper means of addressing the proponent’s concerns.

Further, the advisory vote advocated by this proposal would not provide the Board of Directors or the Compensation Committee with any meaningful insight into specific shareholder concerns regarding executive compensation that the Board could address when considering the Company’s compensation policies. It is simply a vote to approve or disapprove the Compensation Discussion and Analysis contained in the proxy statement. Such an advisory vote will not provide the Board with the context necessary to interpret the shareholder views behind it, and will force the Board to speculate about whether the vote signifies shareholder views on a portion or all of the substantive content of the Compensation Discussion and Analysis, the adequacy of the disclosure in the Compensation Discussion and Analysis, or both. The advisory vote will therefore not provide any benefit to the shareholders, nor will it provide any useful information to the Board or the Compensation Committee.

The Company’s shareholders can communicate with the Board of Directors, and the independent Lead Director or the independent directors through the process outlined on page 73 and on the Company’s website, at www.boeing.com/corp_gov/email_the_board.html. By contacting the Board or members of the Compensation Committee directly, shareholders can more specifically express their support or criticism of the Company’s pay practices directly to those charged with designing those practices.

For these reasons, the Board of Directors believes that the advisory vote called for by this proposal is unnecessary and not in the best interests of the Company or its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 9.

ITEM 10.    SHAREHOLDER PROPOSAL ON PERFORMANCE-BASED STOCK OPTIONS

John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, as proxy for David Watt, 23401 N.E. Union Hill Road, Redmond, WA 98053, owner of over 200 shares of common stock, has advised the Company that he intends to present the following resolution at the Annual Meeting. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Performance Based Stock Options

Resolved, Shareholders request that our Board of Directors adopt a policy whereby at least 75% of future equity compensation (stock options and restricted stock) awarded to senior executives shall be performance-based, and the performance criteria adopted by the Board disclosed to shareowners.

“Performance-based” equity compensation is defined here as:

(a)	Indexed stock options, the exercise price of which is linked to an industry index;

(b)	Premium-priced stock options, the exercise price of which is substantially above the market price on the grant date; or

(c)	Performance-vesting options or restricted stock, which vest only when the market price of the stock exceeds a specific target for a substantial period.

This is not intended to unlawfully interfere with existing employment contracts. However, if there is a conflict with any existing employment contract, our Compensation Committee is urged for the good of our company to negotiate revised contracts consistent with this proposal.

As a long-term shareholder, I support pay policies for senior executives that provide challenging performance objectives that motivate executives to achieve long-term shareowner value.

Warren Buffett criticized standard stock options as “a royalty on the passage of time” and favors indexed options. In contrast, peer-indexed options reward executives for outperforming their direct competitors and discourage re-pricing. Premium-priced options reward executives who enhance overall shareholder value. Performance-vesting equity grants tie compensation more closely to key measures of shareholder value, such as share appreciation and net operating income, thereby encouraging executives to set and meet performance targets.

It is also important to take a step forward and support this one proposal since our 2006 executive pay practices were not impeccable. For instance in late 2006 The Corporate Library http://www.thecorporatelibrary.com/, an independent investment research firm, reaffirmed its overall rating of D for the Boeing Company. The main concern related to our CEO pay practices. The golden hello awarded to CEO James McNerney merely served as a reminder that awarding long-term pay to executives to make up for long-term pay allegedly foregone elsewhere completely undermines the entire point of such pay. In no case is any of this pay dependent on performance.

In “making whole” McNerney’s supplemental retirement benefits, his eventual annual pension will be based on a calculation of “50% of his highest three-consecutive-year average compensation over the prior ten-year period of employment at the Company, 3M and General Electric, another prior employer.” So Boeing shareholders are being asked to fund a pension potentially based on what 3M and GE paid McNerney, rather than what they themselves paid him. Such an arrangement would seem to take inappropriate to a new level. Source: The Corporate Library.

The above executive pay practice reinforces the reason to take one step forward now regarding executive pay and vote yes for:

Performance Based Stock Options

Yes on 10

Board of Directors’ Response

The Board of Directors believes this proposal is unnecessary because as discussed in the Compensation Discussion and Analysis, the Company already has a thoughtful and comprehensive executive compensation program that rewards executives for their performance and aligns their interests with those of the Company’s shareholders.

The Compensation Committee, which is comprised solely of independent, nonemployee directors, administers and oversees the Company’s compensation programs, including the compensation of senior executives. In addition, the Company retains an independent compensation consultant to evaluate and assess the Company’s compensation programs. As described in the Compensation Discussion and Analysis on page 27, the Company links pay to Company and individual performance by targeting a significant portion of an executive’s total pay as variable, at-risk compensation that is dependent on the successful achievement of specified annual and long-term performance goals. The Company’s executive compensation program is heavily performance-based, using a combination of annual incentives, performance awards and stock options to motivate senior executives to meet both short-term and long-term goals relating to the Company’s financial performance and stock price appreciation.

For example, as described in the Compensation Discussion and Analysis on page 28, annual incentives are based on corporate economic profit results for the year versus the plan/budget, as well as individual performance based on executive-specific contributions, including leadership and business results. Long-term performance awards are based on corporate economic profit results aggregated over a three-year period relative to the Company’s long-range business plan. For both the annual incentive and performance awards, a threshold economic profit performance must be met in order for executives to receive any payment. Furthermore, stock options awarded to senior executives are inherently performance-based, as they are granted at fair market value on the day of grant and provide no value to the executive until they vest and only when the trading price for the stock exceeds the price at which the options were granted. If the price of the stock has not appreciated, the option is worthless. These forms of compensation are directly linked to performance, benefiting not only the executives, but the Company’s shareholders in general.

The Board of Directors also believes that this proposal could adversely affect the Company’s flexibility in determining compensation and its ability to attract and retain the most qualified senior executives. The Company should maintain the flexibility to determine the form of stock options that may be granted to executives in the future, and not be limited to the categories of options that the proponent characterizes as performance-based. The Compensation Committee, comprised of independent directors, is the governing body best suited to implement the compensation principles and practices that are in the best interests of shareholders, given the needs of the Company’s business. This proposal may impede the Compensation Committee’s ability to respond to other complex factors in determining compensation, such as changes in strategic goals, economic and industry conditions, accounting requirements and tax laws, evolving governance trends and the competitive compensation practices of other companies.

The Board of Directors believes the current equity incentive compensation program is already performance-based, is properly designed and aligns the interests of executives with shareholders. The Board also believes that the Company must be permitted to retain the flexibility it needs to effectively manage its equity compensation programs in the future.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 10.

ITEM 11.    SHAREHOLDER PROPOSAL ON RECOUPING UNEARNED MANAGEMENT BONUSES

Edward P. Olson, 3729 Weston Place, Long Beach, CA 90807, owner of approximately 200 shares of common stock, has advised the Company that he intends to present the following resolution at the Annual Meeting. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Recoup Unearned Management Bonuses

RESOLVED: Shareholders request our board to adopt a bylaw for our board to recoup for the benefit of our company all unearned incentive bonuses or other incentive payments to senior executives to the extent that their corresponding performance targets were later reasonably determined to have not been achieved. If it is absolutely impossible for this to be adopted as a bylaw, then this would be adopted as a policy. The Securities and Exchange Commission said there is a substantive distinction between a policy and a bylaw.

This would include that all applicable employment agreements and incentive plans adopt enabling or consistent text as soon as feasibly possible. This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change in accordance with applicable laws and existing contracts and pay plans. Restatements are one means to determine unearned bonuses.

This proposal is similar to the proposal voted at the Computer Associates (CA) August 2004 annual meeting. In October 2003 Computer Associates announced that it had inflated income in the fiscal year ending March 31, 2000 by reporting income from contracts before they were signed.

Bonuses for senior executives that year were based on income exceeding goals. Sanjay Kumar, then CEO, received a $3 million bonus based on Computer Associates’ supposedly superior performance. Mr. Kumar did not offer to return his bonus based on discredited earnings. Mr. Kumar was later sentenced to 12-years in jail in regard to his employment at Computer Associates.

There is no excuse for over-compensation based on discredited earnings at any company. This proposal will give us as shareholders more options if we find ourselves in a situation similar to the Computer Associates scenario. If it appears that our Company reported erroneous results that must be negatively restated, then our board should have the power, by adoption of this proposal, to seek to recoup all incentive pay that was not earned or deserved.

Recoup Unearned Management Bonuses

Yes on 11

Board of Directors’ Response

The Board of Directors opposes this proposal because it believes the fundamental concerns the proposal raises are already addressed by a policy implemented by the Board and forfeiture provisions of the Sarbanes-Oxley Act, and because this proposal is vague and overreaching.

In 2006, the Board of Directors adopted an executive compensation clawback (“recoupment”) policy, which is now a part of the Company’s Corporate Governance Principles. Under the Company’s recoupment policy, the Board must, in all appropriate circumstances, require an executive officer to reimburse the Company for any annual incentive payment or long-term incentive payment to the executive officer where: (i) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the Securities and Exchange Commission; (ii) the Board determines the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (iii) a lower payment would have been made to the executive based on the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

Under the Sarbanes-Oxley Act, where a company is required to restate its financial statements as a result of misconduct leading to the company’s material noncompliance with any financial reporting requirement under the securities laws, the company’s chief executive officer and chief financial officer must reimburse the company for any bonus or other incentive-based or equity-based compensation and profits from the sale of the company’s securities received within the 12-month period following initial publication of the financial statements that had to be restated. In addition, the Sarbanes-Oxley Act requires both management and the company’s independent public accounting firm to annually report on the company’s internal controls for financial reporting. The current report can be found on pages 81-82 of the Company’s Annual Report.

The Board of Directors believes this proposal is fundamentally flawed because it is vague and overreaching. This proposal would require reimbursement for “all unearned incentive bonuses or other incentive payments to senior executives to the extent that their corresponding performance targets were later reasonably determined to have not been achieved.” This apparently would require reimbursement whether or not there was a restatement and whether or not there was misconduct. It would also apparently apply to all senior executives, even those not involved in any misconduct or having any role in the circumstances that led to the compensation being determined not to have been earned. Because this proposal could put a substantial portion of performance-based compensation at risk due to events over which an executive had no control where no misconduct was involved, and would prevent the Board from considering all relevant facts and circumstances, we believe that attempted implementation of this proposal would be overly mechanistic and inequitable, and would place the Company at a competitive disadvantage in attracting, retaining and motivating executive talent.

The Board of Directors believes its current policy, along with the Company’s obligations under the Sarbanes-Oxley Act, suitably addresses the concern raised by this proposal in a practicable and enforceable manner that is in the best interests of the Company and its shareholders and that renders unnecessary the by-law advocated by this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 11.

GENERAL INFORMATION

LIST OF SHAREHOLDERS OF RECORD

A list of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and will also be available for ten business days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:00 p.m., Central time, at the Office of the Corporate Secretary, Boeing Corporate Headquarters, 100 North Riverside Plaza, 311A1, MC 5003-1001, Chicago, Illinois 60606-1596. A shareholder may examine the list for any legally valid purpose related to the Annual Meeting.

DELIVERY OF PROXY MATERIALS AND ANNUAL REPORT

Electronic Delivery

The Notice of Annual Meeting and Proxy Statement and 2006 Annual Report are available on our Internet site at www.boeing.com. Instead of receiving paper copies of the Annual Report and Proxy Statement in the mail, registered shareholders can elect to receive these communications electronically via the Internet. For additional information and to sign up, you can access www.computershare.com/us/ecomms.

Many brokerage firms and banks are also offering electronic proxy materials to their clients. If you are a beneficial owner of Boeing stock, you may contact your broker or bank to find out whether this service is available to you. If your broker or bank uses ADP Investor Communications Services, you can sign up to receive electronic proxy materials at www.investordelivery.com.

Householding Information

As permitted by the SEC’s proxy statement rules, the Company will deliver only one annual report or proxy statement to multiple shareholders sharing the same address, unless the Company has received contrary instructions from one or more of the shareholders. The Company will, upon written or oral request, deliver a separate copy of the annual report or proxy statement to a shareholder at a shared address to which a single copy of the annual report or proxy statement was delivered and will include instructions as to how the shareholder can notify the Company that the shareholder wishes to receive a separate copy of the annual report or proxy statement. Registered shareholders wishing to receive a separate annual report or proxy statement in the future or registered shareholders sharing an address wishing to receive a single copy of the annual report or proxy statement in the future may contact the Company’s Transfer Agent:

Computershare Trust Company, N.A.

P.O. Box 43078

Providence, Rhode Island 02940-3078

888-777-0923 (toll-free for domestic U.S. callers)

781-575-3400 (non-U.S. callers may call collect)

ANNUAL REPORT ON FORM 10-K

The Company’s 2006 Annual Report was mailed to shareholders with this proxy statement. Upon request, the Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K, which has been filed with the SEC. Shareholders may receive a copy of the Form 10-K by:

(1)	Writing to Data Shipping Department, The Boeing Company, P.O. Box 3707, Mail Code 3T-33, Seattle, Washington 98124-2207;

(2)	Calling (425) 965-4408;

(3)	Accessing the Company’s website at www.boeing.com; or

(4)	Accessing the SEC’s website at www.sec.gov.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2008

Under Rule 14a-8(e) of the Securities Exchange Act of 1934, shareholder proposals intended for inclusion in the Company’s 2008 Proxy Statement must be submitted in writing to the Company to the Office of the Corporate Secretary, Boeing Corporate Headquarters, 100 North Riverside Plaza, 311A1, MC 5003-1001, Chicago, Illinois 60606-1596, and must be received by midnight Central time on Saturday, November 24, 2007.

Any shareholder proposal submitted for consideration at next year’s annual meeting but not submitted for inclusion in the proxy statement, including shareholder nominations for or suggestions of candidates for election as directors, that is received by the Company earlier than Tuesday, January 1, 2008, or later than Thursday, January 31, 2008, will not be considered filed on a timely basis with the Company under Rule 14a-4(c)(l). For such proposals that are not timely filed, the Company retains discretion to vote proxies it receives. For such proposals that are timely filed, the Company retains discretion to vote proxies it receives provided that (1) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

Shareholder nominations for or suggestions of candidates for election as directors must contain the following information:

•

the name and address of the shareholder (and of the beneficial owner, if applicable) and the number of shares that are owned beneficially and of record by the shareholder (and beneficial owner, if applicable);

•	a statement that the shareholder is proposing a candidate for consideration by the Governance, Organization and Nominating Committee;

•	the name and contact information of the candidate;

•	a statement of the candidate’s business and educational experience and other relevant biographical data;

•	a statement detailing any relationship between the candidate and the Company, including, among others, any customer, supplier, competitor, employee or shareholder of the Company;

•	a statement detailing any compensation and any relationship or understanding between the proposing shareholder and the candidate;

•	a signed statement from the candidate consenting (i) to be named in the proxy statement and proxy and (ii) to serve on the Board if elected;

•

a statement whether the nominee, if elected, intends to tender an irrevocable resignation promptly upon such person’s election or re-election, to be effective upon failure to be re-elected at the next meeting and acceptance by the Board of Directors of the resignation;

•	a completed and signed questionnaire, representation and agreement by the nominee as required by the Company’s By-Laws; and

•

any other information that would be required to be included in a proxy statement in a contested election, for the proposed nominee and the shareholder making the nomination (and beneficial owner, if applicable).

CONTACTING THE BOARD OF DIRECTORS

The Board of Directors has established a process whereby shareholders and other interested parties can send communications to the Lead Director or to the nonmanagement directors as a group. This process is described in detail on the Company’s website at www.boeing.com/corp_gov/email_the_board.html.

DIRECTIONS AND MAP

2007 Annual Meeting of Shareholders

The Field Museum

1400 South Lake Shore Drive

Chicago, Illinois

April 30, 2007 – 10:00 A.M.

General Directions

From O’Hare Airport (18 miles SE):

Use I-90 east to the Kennedy Expressway, I-90/94 east heading toward Chicago.

Take Roosevelt Road exit and turn left at the second light onto Roosevelt Road.

Turn right at second light (Columbus Drive) after crossing Michigan Avenue.

Columbus Drive becomes Lake Shore Drive (US-41).

Turn left on 18th Street which becomes Museum Campus Drive.

Entrance to parking garage will be on your left.

From Midway Airport:

Go North on Cicero Ave. to I-55.

Take I-55 North to N. Lake Shore Drive.

The first traffic light on N. Lake Shore Drive will be McFetridge.

Turn right on McFetridge (East).

Field Museum will be on your left, and Soldier Field parking on your right.

•	The doors will open at 8:30 a.m. The meeting will begin at 10:00 a.m.

•	If you are an individual with a disability who requires a reasonable accommodation, please send an e-mail to shareholderservices@boeing.com or call (312) 544-2835 at least two weeks in advance of the meeting.

•	Self-parking is available at Soldier Field’s North Garage, which is across the street from The Field Museum. The parking fee is $15.00.

•	You are encouraged to tour The Field Museum, at no charge to you, following adjournment of the meeting. You will not be required to purchase a ticket for entry to the museum.

•	Information on public transportation to the meeting may be obtained from RTA by calling (312) 836-7000. Please be prepared to give them the full street address shown at the top of this page.

Admission Ticket

MR A SAMPLE DESIGNATION (IF ANY) ADD 1

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 10:00 a.m. Central time on April 30, 2007.

ADD 2 ADD 3 ADD 4 ADD 5 ADD 6		Vote by telephone
• Call toll free 1 -800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Vote by Internet
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Ú	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	Ú

Annual Meeting Proxy Card	123456	C0123456789	12345

IMPORTANT: UNLESS VOTING ELECTRONICALLY OR BY PHONE, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD, AND SIGN AND DATE ON REVERSE.	+

A Company Proposals								B Shareholder Proposals

The Board of Directors recommends a vote FOR the listed nominees and FOR Proposals 2.								The Board of Directors recommends a vote AGAINST Proposals 3 – 11.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

01 - John H. Biggs	☐	☐	☐	06 -Kenneth M. Duberstein	☐	☐	☐	3. Prepare a report on foreign military sales.	☐	☐	☐

02 - John E. Bryson	☐	☐	☐	07 -John F. McDonnell	☐	☐	☐	4. Develop and adopt human rights policies.	☐	☐	☐

03 - Arthur D. Collins, Jr.	☐	☐	☐	08 -W. James McNerney, Jr.	☐	☐	☐	5. Prepare a report on charitable contributions.	☐	☐	☐

04 - Linda Z. Cook	☐	☐	☐	09 -Richard D. Nanula	☐	☐	☐	6. Prepare a report on political contributions.	☐	☐	☐

05 - William M. Daley	☐	☐	☐	10 -Rozanne L. Ridgway	☐	☐	☐	7. Separate the roles of CEO and Chairman.	☐	☐	☐

				11 -Mike S. Zafirovski	☐	☐	☐	8. Subject rights plans to shareholder vote.	☐	☐	☐

								9. Advisory vote on Compensation Discussion and Analysis.	☐	☐	☐

					For	Against	Abstain	10. Adopt a policy on performance-based stock options.	☐	☐	☐

2. Advisory vote on appointment of Deloitte & Touche LLPas Independent Auditors.					☐	☐	☐	11. Recoup unearned management bonuses.	☐	☐	☐

Admission Ticket

INFORMATION ABOUT THE BOEING COMPANY 2007 ANNUAL MEETING OF SHAREHOLDERS

Directions to The Field Museum, Chicago, Illinois are available by telephone at 312-922-9410 or by The Field Museum’s Internet website at www.fieldmuseum.org

PLEASE BRING ADMISSION TICKET WITH VALID PHOTO IDENTIFICATION TO PRESENT FOR ADMISSION TO THE MEETING. THIS TICKET WILL ADMIT SHAREHOLDER AND ONE GUEST.

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

TIME:	PLACE:	WHO MAY VOTE:
10:00 a.m. Central Time on Monday, April 30, 2007	The Field Museum 1400 South Lake Shore Drive Chicago, Illinois	You may vote if you were a shareholder of record on March 1, 2007.

By Order of the Board of Directors

James C. Johnson, Corporate Secretary

Attention Internet Users! You can now access your shareholder information online. Also, if you wish to receive future meeting materials and shareholder communications electronically, you may elect to do so. You may perform each of these activities at the following secure Internet site: www.computershare.com/investor.

Ú	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	Ú

PROXY / VOTING INSTRUCTION

SOLICITED BY THE BOARD OF DIRECTORS

THE BOEING COMPANY

ANNUAL MEETING OF SHAREHOLDERS

APRIL 30, 2007

The undersigned hereby appoints John H. Biggs, John E. Bryson, and Kenneth M. Duberstein (the “Proxy Committee”), and each of them, with the power of substitution, proxies for the undersigned and authorizes them to represent and vote all of the shares of stock of The Boeing Company which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on Monday, April 30, 2007 (the “Meeting”), and at any adjournment thereof, with respect to all of the proposals indicated on the reverse side of this card, and with discretionary authority as to any other matters that may properly come before the Meeting, in accordance with and as described in the Notice and Proxy Statement for the Meeting.

If there are shares of stock allocated to the undersigned in any of the retirement, savings and employee stock ownership plans listed in the Proxy Statement under the heading “Proxies and Voting at the Meeting,” the undersigned hereby instructs the trustee of each such plan to vote all of such shares at the Meeting and any adjournment thereof, with respect to all of the proposals indicated on the reverse side of this card, and authorizes the trustee to vote in its judgment or to empower the Proxy Committee to vote in the Proxy Committee’s judgment, on such other business as may properly come before the Meeting and any adjournment thereof.

If no direction is given, this proxy will be voted in accordance with the recommendations of the Board of Directors on all the proposals referred to on the reverse side.

C    Non-Voting Items

Change of Address	Comments

Please print new address below.	Please print your comments below.

D    Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below

NOTE: Please sign exactly as name appears on your account. If the shares are registered in the names of two or more persons, each should sign. If acting as attorney, executor, trustee, or in another representative capacity, sign name and title.

Date (mm/dd/yyyy) - Please print data below.	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box
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